As filed with the Securities and Exchange Commission on August 13, 2007

Registration No. 333-144527

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

mPHASE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	7385	22-2287503
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 831-2242
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin S. Smiley
Chief Financial Officer

mPHASE TECHNOLOGIES, INC.

587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 831-2242
Telecopy: (203) 853-3304
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of each class of	Amount to be	price per	offering	Registration
securities to be registered	Registered	share(1)	price(1)	fee

Common Stock,$.01 par value	185,914,911	$ .095	17,661,916	$ 542.23
Common Stock $.01 par value issuable upon exercise of warrants	33,010,306	$ .095	$ 3,135,979	$ 96.27
Common Stock $.01 par value issuable upon exercise of options	42,535,500	$ .095	$ 4,040,872	$ 124.05
			Total	$ 762.55

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on June 29, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

August 13, 2007

PROSPECTUS

mPHASE TECHNOLOGIES, INC.

 Shares of Common Stock

This prospectus relates to the resale of up to 261,460,717 shares of common stock, of which 185,914,911 shares are issued and outstanding, and up to 75,545,806 shares that may be issued upon the exercise of warrants and options held by the selling stockholders. The selling stockholders listed on pages 51-56 may sell the shares from time to time.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “XDSL.OB” The last reported sales price of our common stock on June 29, 2007 was $.095 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 10.

Our principal executive offices are located at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711. Our phone number is (203) 838-2741.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 13, 2007.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THOSE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY THAT: (1) THERE HAVE BEEN NO CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS; OR (2) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.

From inception (October 2, 1996), through March 31, 2007 the Company had incurred (unaudited) development stage losses of $162,520,429 and a stockholders’ deficit of approximately $2,634,400. Cumulatively, through June 30, 2006 and March 31, 2007, (unaudited) the Company had negative cash flows from operations of approximately $67,257,660 and $73,398,128 respectively. The auditors report for the fiscal year ended June 30, 2006 is qualified as to the Company’s ability to continue as a going concern. Management estimates the Company either directly or through its newly formed operating subsidiaries (see page 5) needs to raise between $5 million and $10 million during the next 12 months to sustain its current level of operations.

mPHASE TECHNOLOGIES, INC.

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 17 thousand shareholders and approximately 388,000,000 million shares of common stock outstanding as of  June 29, 2007. The Company’s common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL. We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and New York, N.Y. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase sells radio frequency and filtering technologies to the defense and telecommunications industry. Microphase has been in operation for over 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

mPhase is a developer and seller of broadband communications products for telephone service providers.  The Company’s TV+ solution is the middleware/software necessary for the delivery by telephone service providers of broadcast quality television, video on demand, high speed internet and voice utilizing internet protocol (IPTV). mPhase believes that its IPTV solution  is the most cost-effective, standards based, scalable solution with carrier class quality and security available for telecommunications service providers around the world. mPhase believes that telecommunication service providers will find the cost-effective, scalable architecture of the TV+ middleware will result in significant cost savings in the number of servers and routers necessary  to deploy IPTV to its customers on a significant scale. This is especially true for telephone service providers outside of the United States that face substantial hardware costs to upgrade their existing backbone and infrastructure necessary for the delivery of broadcast television.  Since such hardware costs constitute up to 95% of the capital expenditures in deploying IPTV, the savings are often a key financial ingredient enabling a telecommunications service provider to deploy IPTV. Thus the Company believes its software can be a compelling solution for such deployments. The deployment of a full range of converged broadband services is critical for many telecommunications service providers to retain traditional telephone customers by offering a full package of services.  Our TV+ solution enables a telephone service provider to provided a “triple play” of voice, broadcast television and high speed internet over any existing infrastructure including copper, fiber or coax. Our current release of the TV+ solution is a culmination of years of development of a world-class television delivery solution for telecommunication service providers.

Our TV+ solution is currently part of a test deployment of IPTV by Comstar/Odessa, a major telecommunications service provider in the Ukraine. The Company faces significant technical and financial challenges in order to achieve the successful completion of acceptance testing criteria. However, upon  the TV+ solution successfully meeting the technical and features criteria of the acceptance test  Comstar/Odessa has indicated that it will  commence deployment of IPTV to 6,000 customers. Such a deployment would, constitute the first major deployment of its TV+solution and could constitute a significant breakthrough for additional deployments of its IPTV solution in the Ukraine and Russia. The Company has also recently established a significant reseller relationship with Net Dialogue, a major integrator and reseller of telecommunications products and services for several large telephone service providers in Russia.

Since our inception in 1996 we have been a development-stage company. During the past three years, mPhase has transformed itself from a developer of closed end proprietary technology for the delivery of broadcast television over DSL to a Company that has developed a carrier class middleware/software solution for the delivery of IPTV. mPhase’s IPTV solution is designed for operation with any transport mechanism using IP protocol including multicast routers, digital subscriber line access multiplexers and set top boxes of all major vendors.

In February of 2004, the Company entered into the field of nanotechnology research and development of micro power cell batteries of various voltages. The purpose of this initiative is consistent with the Company’s strategy of establishing a product portfolio of cutting edge, innovative high technology products for new and emerging areas of high growth. The initial goal is to develop batteries for military applications having significantly longer shelf life prior to activation. The batteries would have instant on capabilities due to their extremely small internal size, and power management capabilities to significantly extend their duty cycle periods than are currently available in the market. The Company believes that such development is consistent with its strategy of being a pioneer in areas of high growth technology and potentially diversifies its mix of products. In March of 2005, the Company announced that it had expanded its nanotechnology research and efforts to develop extremely sensitive uncooled magnetic sensors, commonly known as a magnetometer, as a new product line.

On April 17, 2007, the Company announced that it had formed AlwaysReady, Inc., a New Jersey Corporation, as a new wholly-owned subsidiary. The Company plans to transfer all of its nanotechnology assets and appropriate liabilities to such company as a first step in the separation of its nanotechnology product line from its IPTV product. The Company plans to staff AlwaysReady, Inc with a new management team experienced in the nanotechnology area in order to unlock and maximize overall shareholder value. On May 29, 2007, AlwaysReady, Inc announced the hiring of Source Capital Group, an investment banking firm specializing in the raising of private equity, to raise a minimum of $1.5 million in a Private Placement in which the Company would sell up to a 10% interest in AlwaysReady, Inc to institutional and accredited investors. In addition the Company announced that it planned to eventually transform AlwaysReady, Inc. into a publicly traded company. mPhase plans to retain a 90% interest in Always Ready, Inc. and the shares of common stock of Always Ready, Inc. will be registered on appropriate filings with the SEC under the Securities Act of 1933, as amended, as well as the Securities Exchange Act of 1934, as amended, and listed for trading on the over the counter bulletin board.

On June 20, 2007, the Company announced that it is forming a new subsidiary, Granita Media, Inc (“Granita”), a Delaware corporation, that will provide targeted advertising to users of the TV+ middleware solution. Through the use of specific viewer demographics such as age, gender and defined consumer preferences, the Company believes that a new form of broadcast television advertising could develop that is more powerful and focused than is currently being used by broadcasters. It is believed that targeted  advertising software to be developed by Granita will enhance mPhase’s middleware by offering a source of additional revenues for a telephone service provider deploying IPTV. mPhase plans to fund the new company initially through up to $500,000 of equity to be provided by employees and additional outside institutional financing which will involve the sale of up to 10% of the common stock of Granita with mPhase retaining 90% of the stock of Granita.

THE OFFERING

Common stock offered:  Up to 261,460,717 shares of common stock, of which 185,914,911 shares are issued and outstanding and up to 75,545,806 shares may be issued upon exercise of warrants and options held by the selling stockholders.

Common Stock to be outstanding after this offering: Approximately 391 million shares of common stock. This does not include an aggregate of approximately 209 million shares that are reserved for issuance pursuant to outstanding employee stock options, non-employee stock options and warrants.

Use of proceeds: We will not receive any proceeds from the sale and issuance of the common stock included in this offering. However, we will receive approximately $47 million upon the exercise of all of the warrants and options by the selling stockholders.

Risk Factors: An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend policy: We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

Plan of Distribution: The shares of common stock (OTC Bulletin Board symbol: XDSL.OB) offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under “Plan of Distribution.”

We have applied for trademarks on certain marks which relate to our products. This prospectus also contains product names, trade names and trademarks of ours as well as those of other organizations. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

 FORWARD-LOOKING STATEMENTS

In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus in evaluating an investment in our common stock. This prospectus includes “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

SUMMARY FINANCIAL DATA

 The selected financial data set forth below is derived from and should be read in conjunction with historical financial statements and notes included in this prospectus. Financial information for the years ended June 30, 1999, 2000 and 2001, are derived from financial statements that have been audited by Arthur Andersen LLP. Financial information relating to years ended June 30, 2002, 2003 and 2004, 2005 and 2006 are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company, independent auditors, and are included in this prospectus.  Quarterly information and balances as of March 31, 2007 includes all adjustments and material disclosures that management considers necessary for a fair presentation. Such information has not been audited are not necessarily indicative of the operating results to be expected in the future.

SUMMARY OPERATING DATA
Year Ended June 30,
(in thousands except per share data)

	2002	2003	2004	2005	2006	Cumulative from inception October 2, 1996 to June 30, 2006
Total revenues	$2,582	$1,582	$4,641	$1,711	$975	$22,296
Cost of sales	2,415	1,493	4,068	1,446	974	16,335
Research and development	3,820	3,538	4,070	5,127	8,035	51,579
General and administrative	7,039	2,684	4,178	6,580	11,121	96,756
Depreciation and amortization	670	515	123	63	79	3,031
Operating loss	(11,361)	(6,649)	(7,798)	(11,505)	(19,234)	(145,405)
Other income (expense), net	142	50	150	382	(5,182)	(5,905)
Interest income (expense)	(26)	(51)	(111)	(111)	(35)	(150)
Net loss	($11,245)	($6,650)	($7,759)	($11,234)	($24,451)	($151,460)
Basic and diluted net loss per share	($.23)	($.10)	($.10)	($.10)	($.12)
Shares used in basic and diluted net loss per share	49,617,280	65,217,088	77,677,120	108,657,578	199,610,372

BALANCE SHEET DATA
As of June 30
(in thousands)

	2002	2003	2004	2005	2006	March 31, 2007

Cash and cash equivalents	$47	$397	$90	$351	$1,360	$315
Working capital (deficit)	(94)	(1,405)	(2,112)	(1,674)	(1,093)	(3,011)
Total assets	6,942	3,782	2,591	2,232	2,182	1,666
Long-term obligations, net of current portion	2,891	2,608	1,038	315	0	0
Total stockholders’ (deficit)	$ (42)	$ (3,229)	$ (2,918)	$ (1,618)	$ (606)	$(2,634)

mPHASE TECHNOLOGIES, INC.
 (A Development Stage Company)
 Consolidated Statements of Operations
 (Unaudited)

			(Date of
	Nine Months Ended		Inception) to
	March 31,		March 31,
	2006	2007	2007

REVENUES	$832,999	$135,743	$22,431,350

COSTS AND EXPENSES
Cost of Sales	729,475	88,207	16,422,148
Research and Development ( including non-cash stock related charges of $200,850, $0 and $2,318,519, for 2006, 2007 and inception to date respectively)	6,120,253	4,964,404	56,543,605
General and Administrative (including non-cash stock related charges of, $4,510,350, $1,124,647 and $58,319,301 for 2006, 2007 and inception to date respectively)	8,002,079	5,012,073	101,768,166
Depreciation and Amortization	57,644	66,314	3,097,316

TOTAL COSTS AND EXPENSES	$14,909,451	$10,130,998	$177,831,235

LOSS FROM OPERATIONS	($14,076,452)	($9,995,255)	($155,399,885)

OTHER INCOME
Interest Income (Expense), net	(25,498)	(10,930)	(161,071)
Other Income (Expense) net	(4,902,302)	(1,054,187)	(6,959,473)

TOTAL OTHER INCOME (EXPENSE)	($4,927,800)	($1,065,117)	($7,120,544)

NET LOSS	($19,004,252)	($11,060,372)	($162,520,429)

LOSS PER COMMON SHARE, basic and diluted	($0.09)	($0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	211,186,500	309,018,261

RISK FACTORS

An investment in the common stock offered by this prospectus involves a high degree of risk. In addition to the other information in this prospectus and any supplements to this prospectus, you should carefully consider the following risks before making an investment decision.

CAUTIONARY STATEMENT

In addition to the Risk Factors set forth below it is important for you to consider the following:

mPhase was advised in April 2002 that following an investigation by the staff of the Securities and Exchange Commission, the staff intended to recommend that the Commission file a civil injunctive action against Packetport.com, Inc. (“Packetport”) and its Officer’s and Directors. Such recommendation related to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a) of the Securities Act of 1933 and Sections 10(b) and 13(d) of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the Chief Executive Officer and Chief Operating Officer of mPhase also serve as Directors and Officers of Packetport. At that time these persons advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation or action, if any.

On November 15, 2005, the Commission filed a civil enforcement action against 6 individuals and 4 companies as a result of its investigation in federal district court in the State of Connecticut alleging various violations of the Securities Act of 1933 including Sections 5, Section 17(a) and the Securities Exchange Act of 1934 including Sections 10b, Rule 10b-5, Sections, 12,Section 13, Section 16 in connection with the purchase and sale of stock of Packetport in the period on or about December 14, 1999 into February of 2000. The defendants include the Chief Executive Officer and Chief Operating Officer of mPase as well as Microphase Corporation, a privately held Connecticut corporation that shares common management with mPhase. mPhase Technologies, Inc. is not named as a party in the enforcement action. The Chief Executive Officer and Chief Operating Officer of mPhase, and Microphase Corporation, each deny any violation of the law by each or any of them and intend to vigorously contest all charges set forth in such enforcement action by the Commission.

The Commission alleges that Mr. Durando and Mr. Dotoli and others were part of a fraudulent scheme to, through the use of misleading publicity to inflate the price of the stock of Packeport.com, Inc. , as well as failing to make disclosures and selling shares of stock of Packeport.com, Inc through nominees. Complete details of the allegations are summarized in SEC Litigation Release No. 19465 dated November 16, 2005.

Messrs. Durando, Dotoli and Microphase as well as certain Affiliates of each are listed as Selling Shareholders on the Selling Shareholders list contained in this prospectus. Such persons and entities are registering for sale the following:

1. Mr. Durando:  14,597,017 Shares of Common Stock
                              Options convertible into 15,375,000 Shares of Common Stock
                              Warrants convertible into 581,667 Shares of Common Stock

2. Affiliates of Mr. Durando include the following:
                              Durando Investments LLC:  420,000 Shares of Common Stock
                              Janifast Ltd.  8,227,778 Shares of Common Stock
                                                     Warrants convertible into 1,950,000 Shares of Common Stock

3. Mr. Dotoli:  6,793,033 Shares of Common Stock
                         Options convertible into 7,650,000 Shares of Common Stock
                         Warrants convertible into 1,138,067 Shares of Common Stock

4. Affiliates of Mr. Dotoli include the following:
                         None

5. Microphase Corporation:  16,060,019 Shares of Common Stock
                                                   Warrants convertible into 6,522,222

6. Affiliates include Mr. Necdet F. Ergul
    (Chairman of the Board of the Company):  2,850,000 Shares of Common Stock
                                                                               Options convertible into 2,748,750
                                                                               Shares of Common Stock

7. Packeport.com Inc does not own any securities of the Company

Mr. Durando , Mr. Dotoli and Mr. Edward Suozzo, as Directors of Packetport.com, Inc.are Affililiates :

Mr. Suozzo is listed as a Selling shareholder for:

150,000 Shares of Common Stock
Options convertible into 350,000 Shares of Common Stock
Warrants convertible into 277,778

Schulater, Coughlin & Suozzo (Affiliate of Mr. Suozzo):

75,000 Shares of Common Stock
Options convertible into 345,000 Shares of Common Stock

In a ruling (3:05 CV 1747 (PCD)), dated March 21, 2007, the Honorable Peter C. Dorsey, Senior U.S. District Court Judge for the United States District Court  For The District Of Connecticut, granted a motion by defendants, Ronald A. Durando and Packetport Inc. joined by defendants Gustave T. Dotoli , Microphase Corporation and Packetport.com, Inc. to dismiss under Federal Rule 41(b) of the Federal Rules of Civil Procedure the civil lawsuit filed on November 15, 2005 by the Securities and Exchange Commission against Packetport.com, Inc. et. al for lack of prosecution.

On April 4, 2007, the Securities and Exchange Commission filed a motion with the United States District Court requesting a reconsideration of the motion to dismiss granted by the Court  in favor of the defendants.

In a ruling dated May 23, 2007, the Judge Peter C. Dorsey granted the motion for reconsideration filed by the Securities and Exchange Commission and reversed his earlier ruling of March 21, 2007 and reinstated the case on the judicial calendar to proceed to trial.

Risks Related to Financial Aspects of Our Business

The Company engages in the new and emerging business of developing products using the science of Nanotechnology which entails significant exploratory development and commercial risk.

The Company has expended over $3.6 million from February of 2004 through the date hereof pursuant to 12 month contracts with the Bell Labs division of Lucent Technologies, Inc. during such period to develop longer life battery cells for military applications as well as commercial applications such as RFID (Radio Fequency Identification) tags. The Company expects to continue exploratory research with Lucent Technologies, Inc. and is currently in negotiations for an extension of such contract for  an additional 12 months at the rate of $100,000 per month . Even though a feasibility prototype product has been successfully developed, pure research involves a high degree of risk with significant uncertainty as to whether a commercially viable product will result

From March 10, 2005 through the date hereof, the Company has spent over $2.4 million with the Bell Labs division of Lucent Technologies, Inc for new research and development of uncooled magnetic ultra sensors using the science of Nanotechnology.  The Company is currently negotiating to extend its Development Agreement with Bell Labs for the Magnetometer research for another 12 months through June of 2008 at $100,000 per month each. The Company does not expect significant revenues from either product for at least 2 years.

mPhase’s stock price has suffered significant declines during the past seven years and remains volatile.

The market price of our common stock closed at $7.88 on July 26, 2000 and closed at $.095 on June 29, 2007. During such period the number of shares outstanding of the Company increased from approximately 30 million shares to 388 million shares. Such increase was the result of periodic private placements by the Company in order to finance company operations. Stocks in telecommunications equipment providers of DSL products have been very volatile during such period. Our common stock is a highly speculative investment and is suitable only for such investors with financial resources that enable them to sustain the loss of their entire investment in such stock. Because the price of our common stock is less than $5.00 per share and is not traded on the NASDAQ National or NASDAQ Small Cap exchanges, it is considered to be a “penny stock” limiting the type of customers that broker/dealers can sell to. Such customers consist only of “established customers” and “Accredited Investors” (within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended-generally individuals and entities of substantial net worth) thereby limiting the liquidity of our common stock.

We have reported net losses for each of our fiscal years from our inception in 1996 and for the nine months (unaudited) ended March 31, 2007 respectively and may not be able to operate profitability in the future.

We have had substantial losses since our inception in 1996 (including $24,450,650 and $11,234,324 for the fiscal years ended June 30, 2006 and  June 30, 2005, respectively and (unaudited) $11,060,372 and $19,004,252 for the nine month period ending March 31, 2007 and March 31, 2006 respectively) and cannot be certain when or if we will ever be profitable. We expect to continue to have net losses for the foreseeable future and have a need to raise not less than $5-10 million in additional cash in the next 12 months through further offerings to continue operations. We have never been profitable from our inception in October, 1996 through March 31, 2007 (unaudited) and we have incurred (a) accumulated losses of $162,520,429 and a stockholder’s deficit of $2,634,400 and (b) cumulative negative operating cash flow of $73,398,128 and negative working capital of $3,011,440.

Our independent auditor’s report express doubt about our ability to continue as a going concern.

The reports of the Company’s outside auditors’ Rosenberg, Rich, Baker, Berman & Company with respect to its latest audited 10K for the fiscal years ended   June 30, 2006, 2005, 2004, June 30, 2003 and June 30, 2002 stated that there is substantial doubt of the Company’s ability to continue as a going concern.  Such opinion from our outside auditors makes it significantly more difficult and expensive for the Company to raise additional capital necessary to continue our operations.

 Our common stock is subject to significant dilution upon issuance of shares we have reserved issuance.

As of June 29, 2007, we have warrants, options outstanding convertible into approximately 215 million total shares of mPhase common stock which, upon conversion, may adversely affect the future price of our common stock. As of June 29, 2007 we have warrants and options convertible into approximately 112 million shares of our common stock at $.20 per share or less that, upon exercise, will result in significant dilution to many of our current shareholders and may adversely affect the future price of our common stock. We may be forced to raise additional cash for operations by selling additional shares of our common stock at depressed prices causing further dilution to our shareholders.

Risks Related to Our Operations

We have been a development-stage company since our inception in 1996 and have not to date had a significant or successful deployment of any of our solutions for the delivery of broadcast television, high-speed internet and voice by a major telephone service provider.

We have had to date no material revenues derived from sales of our TV+ solution. There has been to date only one sale of our IPTV solution for 1000 customers of a telecommunications service provider in Russia which has discontinued deployment of our TV+ solution. In addition a lab test trial by a major telecommunications service provider in the Ukraine currently faces significant financial and technical challenges in order to pass a technical acceptance test that requires many product features currently  still in development by the Company. There are no other deployments of  our TV+ Solution by telephone service providers globally and there currently is uncertainty as to the extent, if at all, that deployments of IPTV will occur in the future.

We depend upon outsourcing of our research and product development of our Nanotechnology products to the Bell Labs division of Lucent Technologies Inc.

We depend upon Lucent Technologies Inc. for the successful development of our Nanotechnology products and our business would be materially adversely affected if Lucent Technologies Inc. were to terminate our relationship or fail to renew our Development Agreement for the Magnetometer that is currently being negotiated.

The loss of key personnel could adversely affect our business.

 Management and employment contracts with all of our officers have expired and no assurances can be given that such executives will remain with the Company or that the Company will be able to successfully enter into agreements with such key executives. All of our officers and other key employees have been granted stock options that are intended to represent a key component of their compensation. Such options may not provide the intended incentives to such persons if our stock price declines or experiences significant volatility.

Risks Related to Our Targeted Markets

Economic support from affiliated companies has been significant.

 During the downturn in the telecommunications industry beginning in 2001, both Microphase Corporation, and Janifast Ltd. provided significant financial support to mPhase in the form of either cash infusions or conversions of related party debt. Such companies, which share common management with mPhase, are under no legal obligation to and may not be able to sustain such economic support of mPhase in the future should such support be necessary.

We may incur substantial expenditures in the future in order to protect our intellectual property.

 We have recently filed a provisional patent with respect to our TV+ solution in order to protect our product, however a final patent has not yet been applied for or granted. Even if a patent is ultimately granted ,the telecommunications industry, in general, is characterized by a large number of patents and frequent patent litigation based upon claims of patent infringement when compared to other industries.

Historically the sale of infrastructure products to telecommunication providers in the international markets has a long lead-time and a multiplicity of risks.

  We expect initially that revenues from our TV+ solution to be derived from international emerging markets and our success depends upon our ability to sell our flagship television platform outside of the United States where political, currency and regulatory risks are significantly greater. As a result of their distance from the United States, different time zones, culture, management and language differences, these operations pose greater risk than selling in the United States. Our sales cycle for our TV + solution is lengthy (since it involves a major strategic decision by an international telecommunications service provider) and we may incur significant marketing expenses with no guarantee of future sales. A significant market for our legacy Traverser DVDDS never developed and may never develop for our TV +solution if international telephone service providers fail to successfully deploy broadband services including high speed data and television.  Increased consolidation of telephone service providers worldwide have significantly limited  the current recovery of capital expenditures for broadband and other deployment from the economic downturn that began in 2001in the industry. Future market demand that will cause telephone service providers to aggressively roll out IPTV, in general, is highly unpredictable especially in markets outside of the United States. Certain telephone companies (especially in developing international economies) may have infrastructure that is not of sufficient quality to accommodate the mPhaseTV+ solution. Changes in foreign taxes and import duties and economic and political instability in international markets pose a greater risk to our operations than U.S. markets.

Our television platform may not achieve compliance with regulatory requirements in foreign countries.

 Our mPhaseTV+ solution may fail to meet foreign regulatory standards. Since initially we are  targeting markets for our television platform involves countries outside of the United States, such product is subject to greater regulatory risks since it must comply with different standards of different countries than can vary widely in the telecommunications industry. The failure to meet such regulatory standards would result in potential customers in countries outside of the United States not deploying of our TV+ solution.

The telecommunications industry is subject to intense competition characterized by swift changes in technology.

The telecommunications equipment industry is subject to swift and continuing innovation and technological changes that could render our TV+ solution obsolete and intense competition in the industry could prevent our ever becoming profitable. Our competitors that sell IPTV solutions that compete with and mPhase TV+ middleware include much larger and better known and capitalized companies with significantly greater selling and marketing experience and financial resources. Such competitors include for middleware a joint venture between Microsoft and Alcatel, as well as Minverva, Orca Interactive, Siemens, VBrick Systems and Video Furnance. End to end solutions competitors for IPTV include UTStarcom, mxWare and Industrial. Telephone service providers that are our targeted customers face competition from cable-based technologies, fixed wireless technologies and satellite technologies that may cause them not to deploy our TV+ product.

Deployment of our television platform requires significant additional investments by telecommunications service providers.

 Our Customers may need to build a digital head-end to download television content from satellites involving a significant additional capital expenditure to utilize the digital Television capabilities of our TV+ solution. For customers desiring feature rich solutions such as video on demand, the installation of additional routers and servers may be required to upgrade the internet backbone capabilities of such customer. Such additional capital costs may cause a number of potential customers not to deploy our TV+ solution.

Risk Factors Related to Our Targeted Markets

We may not be able to evolve our technology, products and services or develop new technology, products and services that are acceptable to our customers.

The market for our IPTV middleware is characterized by:
Rapid technology change;
New and improved product introductions;
Changing customer demands; and
Evolving industry standards and product obsolescence.

Our future success will depend upon our ability to continually enhance our IPTV solution to deliver feature rich, open standards, carrier class television on the most scaleable cost efficient platform custom tailored to the rigorous and varied demands of telecommunications service providers. The development of enhanced and new technology, products and services is a complex and uncertain process requiring high levels of innovation, highly-skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, market or support new or enhanced technology, products, or services on a timely basis, if at all owing to our size and limited financial resources.

Telecommunications service providers outside of the United States must be able to access sources for broadcast television content in order to deploy our TV+ Solution.

In order to have an incentive to deploy the IPTV solution, an international telecommunications service provider must have access, to multiple channels of Television programming from content providers at prices that enable such provider to earn a profit from the deployment of television programming. In certain of our key target markets, such as Brazil, only cable companies are permitted under current law to provide such content and therefore a local service provider must establish a working relationship with such a cable provider to have an incentive to utilize our products.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $47 million if all of the warrants and options are converted to purchase shares of common stock registered under this prospectus which would be used for general working capital.

PRICE RANGE OF COMMON STOCK

The primary market for our common stock is the OTC Bulletin Board, where it trades under the symbol “XDSL.OB”. The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

Year/Quarter	High	Low
Fiscal year ended June 30, 1999
First Quarter	$4.25	$0.75
Second Quarter	3.65	1.56
Third Quarter	5.63	1.88
Fourth Quarter	8.75	2.91

Fiscal year ended June 30, 2000
First Quarter	$9.25	$2.96
Second Quarter	6.18	2.50
Third Quarter	19.12	6.50
Fourth Quarter	14.12	6.00

Fiscal year ended June 30, 2001
First Quarter	$9.25	$3.00
Second Quarter	5.93	1.46
Third Quarter	3.38	1.22
Fourth Quarter	2.61	1.03

Fiscal year ended June 30, 2002
First Quarter	$1.67	$.31
Second Quarter	.86	.31
Third Quarter	.62	.27
Fourth Quarter	.50	.23

Fiscal year ended June 30, 2003
First Quarter	$.32	$.15
Second Quarter	.31	.15
Third Quarter	.36	.19
Fourth Quarter	.42	.28

Fiscal Year ended June 30, 2004
First Quarter	$.42	$.29
Second Quarter	$.61	$.26
Third Quarter	$.69	$.41
Fourth Quarter	$.46	$.29

Fiscal Year ended June 30, 2005
First Quarter	$.31	$.21
Second Quarter	$.35	$.23
Third Quarter	$.59	$.30
Fourth Quarter	$.41	$.24

Fiscal Year ended June 30, 2006
First Quarter	$.28	$.22
Second Quarter	$.30	$.16
Third Quarter	$.42	$.21
Fourth Quarter	$.32	$.19

Fiscal Year ended June 30, 2007
First Quarter	$.21	$.16
Second Quarter	$.20	$.15
Third Quarter	$.24	$.15

As of June 29, 2007 (unaudited), we had approximately 388 million shares of common stock outstanding and approximately 17 thousand stockholders. The last reported sales price of our common stock on June 29, 2007 was $.095 per share.

 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems are relevant.

SELECTED FINANCIAL DATA

The selected financial data set forth below is derived from and should be read in conjunction with historical financial statements and notes included in this prospectus. Financial information for the years ended June 30, 1999, 2000 and 2001, are derived from financial statements that have been audited by Arthur Andersen LLP. Financial information relating to years ended June 30, 2002, 2003 and 2004, 2005 and 2006 are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company, independent auditors, and are included in this prospectus.  Quarterly information includes all adjustments and material disclosures that management considers necessary for a fair presentation. Such information has not been audited are not necessarily indicative of the operating results to be expected in the future.

SELECTED OPERATING DATA
Year Ended June 30,
(in thousands except per share data)

	2002	2003	2004	2005	2006	Cumulative from inception October 2, 1996 to June 30, 2006
Total revenues:	$2,582	$1,582	$4,641	$1,711	$975	$22,296
Cost of sales	2,415	1,493	4,068	1,446	974	16,335
Research and development	3,820	3,538	4,070	5,127	8,035	51,579
General and administrative	7,039	2,684	4,178	6,580	11,121	96,756
Depreciation and amortization	670	515	123	63	79	3,031
Operating loss	(11,361)	(6,649)	(7,798)	(11,505)	(19,234)	(145,405)
Other income (expense), net	142	50	150	382	(5,182)	(5,905)
Interest income (expense)	(26)	(51)	(111)	(111)	(35)	(150)
Net loss	($11,245)	($6,650)	($7,759)	($11,234)	($24,451)	($151,460)
Basic and diluted net loss per share	($0.23)	($0.10)	($0.10)	($0.10)	($0.12)
Shares used in basic and diluted net loss per share	49,617,280	65,217,088	77,677,120	108,657,578	199,610,372

  Does not include any common stock equivalents since their effect would be anti-dilutive.

mPHASE TECHNOLOGIES, INC.
 (A Development Stage Company)
 Consolidated Statements of Operations
 (Unaudited)

			(Date of
	Nine Months Ended		Inception) to
	March 31,		March 31,
	2006	2007	2007

REVENUES	$832,999	$135,743	$22,431,350

COSTS AND EXPENSES
Cost of Sales	729,475	88,207	16,422,148
Research and Development ( including non-cash stock related charges of $200,850, $0 and $2,318,519, for 2006, 2007 and inception to date respectively)	6,120,253	4,964,404	56,543,605
General and Administrative (including non-cash stock related charges of, $4,510,350, $1,124,647 and $58,319,301 for 2006, 2007 and inception to date respectively)	8,002,079	5,012,073	101,768,166
Depreciation and Amortization	57,644	66,314	3,097,316

TOTAL COSTS AND EXPENSES	$14,909,451	$10,130,998	$177,831,235

LOSS FROM OPERATIONS	($14,076,452)	($9,995,255)	($155,399,885)

OTHER INCOME
Interest Income (Expense), net	(25,498)	(10,930)	(161,071)
Other Income (Expense) net	(4,902,302)	(1,054,187)	(6,959,473)

TOTAL OTHER INCOME (EXPENSE)	($4,927,800)	($1,065,117)	($7,120,544)

NET LOSS	($19,004,252)	($11,060,372)	($162,520,429)

LOSS PER COMMON SHARE, basic and diluted	($0.09)	($0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	211,186,500	309,018,261

The accompanying notes are an integral part of these consolidated financial statements.

SELECTED BALANCE SHEET DATA:
As of June 30,
(in thousands except per share data)

	2002	2003	2004	2005	2006	March 31, 2007 (unaudited)
Cash and cash equivalents	$47	$397	$90	$351	$1,360	$315
Working capital (deficit)	(94)	(1,405)	(2,112)	(1,674)	(1,093)	(3,011)
Total assets	6,942	3,782	2,591	2,232	2,182	1,666
Long-term obligations, net of current portion	2,891	2,608	1,038	315	0	0
Total stockholders’ (deficit)	$(42)	$(3,229)	$(2,918)	$(1,618)	$(606)	$(2,634)

SELECTED QUARTERLY DATA

FISCAL 2007 QUARTERLY	Three Months Ended
STATEMENT OF OPERATIONS DATA:	September 30,	December 31	March 31,

Total revenues	$105,846	$14,742	$15,155
Costs and Expenses:
Cost of sales	85,390		2,817
Research and development	1,990,313	1,723,411	1,250,680
General and administrative	1,961,832	1,405,347	1,644,895
Depreciation and amortization	21,899	21,739	22,676
Operating loss	3,953,588	3,135,755	2,905,912
Interest expense, Net	(4,414)	(7,734)	1,218
Other Income (expense)		(695,352)	(358,835)
Net Loss	(3,958,002)	($3,838,841)	($3,263,529)
Basic and diluted net loss per share	(.01)	($.01)	($.01)
Shares used in basic and diluted net loss per share	282,306,237	300,483,022	327,195,047

FISCAL 2006 QUARTERLY	Three Months Ended
STATEMENT OF OPERATIONS DATA:	September 30,	December 31	March 31,	June 30,
	(in thousands, except share amounts)
Total revenues	$381	$168	$284	$142
Costs and Expenses:
Cost of sales	338	135	256	246
Research and development	1,861	1,961	2,298	1,915
General and administrative	1,092	2,090	4,820	3,119
Depreciation and amortization	21	20	17	22
Operating loss	(2,931)	(4,038)	(7,107)	(5,160)
Interest expense, Net	(14)	(6)	(5)	(10)
Other Income (expense)	(13)	(4,270)	(498)	(402)
Net Loss	$(2,958)	(8,314)	(7,610)	(5,572)
Basic and diluted net loss per share	$(.02)	(.05)	(.03)	(.03)
Shares used in basic and diluted net loss per share	152,291,645	174,998,048	262,539,165	270,387,574

FISCAL 2005 QUARTERLY	Three Months Ended
STATEMENT OF OPERATIONS DATA:	September 30,	December 31	March 31,	June 30,
	(in thousands, except share amounts)
Total revenues	$179	$295	$564	$673
Costs and Expenses:
Cost of sales	130	245	448	623
Research and development	1,101	1,055	1,664	1,307
General and administrative	709	2,071	2,636	1,164
Depreciation and amortization	1	127	65	(130)
Operating loss	(1,762)	(3,203)	(4,249)	(2,291)
Interest expense, Net	(29)	(66)	(37)	21
Other Income (expense)	(41)	(37)	(60)	520
Net Loss	$(1,832)	(3,306)	$(4,346)	$(1,750)
Basic and diluted net loss per share	$(.02)	(.04)	$(.04)	$(.01)
Shares used in basic and diluted net loss per share	89,719,962	93,388,584	120,015,504	137,719,500

FISCAL 2004 QUARTERLY	Three Months Ended
STATEMENT OF OPERATIONS DATA:	September 30,	December 31	March 31,	June 30,
	(in thousands, except share amounts)
Total revenues	$2,489	$1,291	$555	$306
Costs and Expenses:
Cost of sales	2,099	1,191	484	294
Research and development	611	843	1,404	1,212
General and administrative	605	914	803	1,856
Depreciation and amortization	46	28	27	22
Operating loss	(872)	(1,685)	(2,162)	(3,078)
Interest expense, Net	(16)	(16)	(20)	(59)
Other Income (expense)	23	-	(152)	279
Net Loss	$(865)	$(1,701)	$(2,334)	$(2,858)
Basic and diluted net loss per share	$(.01)	$(.02)	$(.03)	$(.03)
Shares used in basic and dilute net loss	71,725,318	72,814,272	81,564,405	84,885,017
per share

FISCAL 2003 QUARTERLY	Three Months Ended
STATEMENT OF OPERATIONS DATA:	September 30,	December 31	March 31,	June 30,
	(in thousands, except share amounts)
Total revenues	$210	$562	$210	$600
Costs and Expenses:
Cost of sales	197	547	205	544
Research and development	803	753	906	1,076
General and administrative	893	731	544	516
Depreciation and amortization	131	129	129	127
Operating loss	(1,814)	(1,598)	(1,574)	(1,662)
Interest expense, Net	(18)	(15)	(11)	(7)
Other Income (expense)	41	-	9	11
Gain (Loss) on investments	-	(16)	(12)	17
Net Loss	$(1,791)	$(1,629)	$(1,588)	$(1,641)
Basic and diluted net loss per share	$(.03)	$(.07)	$(.02)	$(.02)
Shares used in basic and diluted net	60,881,131	65,914,466	65,956,810	68,164,160
loss per share

FISCAL 2002 QUARTERLY	Three Months Ended
STATEMENT OF OPERATIONS DATA:	September 30,	December 31	March 31,	June 30,
	(in thousands, except share amounts)
Total revenues	$537	$545	$866	$634
Costs and Expenses:
Cost of Sales	457	530	724	704
Research and development	1,111	1,257	539	913
General and administrative	2,862	1,641	1,355	1,181
Depreciation and amortization	193	209	136	132
Operating loss	(4,086)	(3,092)	(1,888)	(2,296)
Interest expense, Net	(10)	(1)	(5)	(10)
Other Income (expense)	33	5	85	19
Net Loss	$(4,063)	$(3,088)	$(1,808)	$(2,287)
Basic and diluted net loss per share	$(.10)	$(.07)	$(.03)	$(.04)
Shares used in basic and diluted net	42,037,506	44,645,458	55,606,168	56,459,167
loss per share

COMPANY OPERATIONS

The following is management’s discussion and analysis of the operations of mPhase, since its inception in 1996 which should be read in conjunction with the accompanying financial statements, financial data, and the related notes.

OVERVIEW

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 17,000 shareholders and approximately 391 million shares of common stock outstanding as of July 9, 2007. The Company’s common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL.

mPhase is a developer of broadband communications products, specifically, IPTV plus digital subscriber line (DSL) products for telecommunications service providers around the world. In February of 2004 mPhase entered into the new and emerging area of NanoTechnology. Since our inception in 1996 we have been a development-stage company and operating activities have related primarily to research and development, establishing third-party manufacturing relationships and developing product brand recognition among telecommunications service providers.

We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and New York, New York. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase is a seller of radio frequency and filtering technologies to the defense industry. Microphase has been in operation for over 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

  Description of Operations

mPhase Technologies, Inc. (“mPhase” or the “Company”) is a development stage technology company. The Company is a developer and seller of broadband communications products for telephone service providers. The Company’s TV+ solution is an open-standards, carrier class solution of middleware/software enabling telephone service providers to deliver broadcast television using internet protocol (IPTV), video on demand, voice and high-speed internet over such providers existing infrastructure. The Company also provides systems integration solutions for delivery of broadcast television (IPTV), video on demand, high-speed internet and voice using internet protocol over the existing infrastructure of a telephone service provider. The Company’s TV+ solution is highly scalable (compared to other middleware requires less routers and servers) with significant cost savings and  is reliable middleware designed to operate with any IP based network. In addition the Company designs, manufacturers and sells DSL component products including its new customer premises VDSL splitter. In fiscal year 2004, the Company entered into the field of nanotechnology research and development of micro power cell batteries of various voltages. In 2005, the Company expanded its products in the field of nanotechnology research and development into electronic sensors or magnetometers using micro electrical mechanical systems.

IPTV and TV+ Solutions

mPhase introduced its first TV over DSL platform, the Traverser™ Digital Video and Data Delivery System (“DVDDS”), in 1998. The DVDDS is a patented end to end system that enables a telecommunications service provider to deliver up to several hundred channels of motion picture experts group two (“MPEG-2”) standard broadcast digital television, high speed internet and voice over copper telephone lines between a central office facility of the provider and a customer’s premise. mPhase has not, as yet, derived any material revenues from sales of the DVDDS. The DVDDS is a proprietary technology developed in conjunction with Georgia Tech Research Corporation (GTRC) and is one of the first systems of its kind developed. The system is the only system on the market that utilizes non- Internet Protocol (“IP”) transmission over ADSL.  The legacy DVDDS platform has been replaced by the Company’s TV+ solution.

Our current TV+ solution, utilizes a communications framework based upon Internet Protocol (IP) instead of Asynchronous Transfer Mode (ATM) that is utilized by earlier versions of the product. ATM is an industry standard for transportation of data based upon a packaging of information into a fixed-size cell format for transportation across networks. Many telecommunications service providers currently deploy equipment that handles this protocol because it can support voice, video, data and multimedia applications simultaneously with a high degree of reliability. IP is another transport protocol that maintains network information and routes packets across networks. IP packets are larger and can hold more data than ATM cells. Historically, there have been concerns that service providers would be unable to provide the same quality of service with IP because it is not optimized for time-sensitive signals such as broadcast television and voice. Nevertheless, there is a greater demand by telecommunication service providers for IP systems for delivery of television, voice and high-speed data because such systems are significantly more cost effective to deploy based upon greater scalability.

 Our TV+ solution is an open standards-based carrier class technology that may be used over any infrastructure such as fiber, coax, or copper. The TV+ solution may be used in combination with the set top box of any vendor and will operate with any DSLAM or multicast routers transport equipment used for delivery of IPTV.  We believe the system’s architecture is the most reliable and highly scalable solution available for IPTV. Our solution enables a telecommunications service provider to custom tailor the deployment of feature rich IP television, video on demand, high-speed internet and voice. The solution allows a service provider to start small and test its take rate among customers with a maximum of flexibility of design, features and cost allowing it to enter the market for converged services to its customers on an optimal basis.

mPhase DSL Component Products.

mPhase continues to design and market a line of DSL component products. mPhase is currently developing and marketing a new VDSL customer premises splitter designed to meet the current migration of deployments by telephone service providers from ADSL to VDSL.

 Nanotechnology

Effective February 3, 2004, mPhase entered into a Development Agreement with Lucent Technologies, Inc. to commercialize the use of nano power cell technology. The initial agreement was for a 12 month period of exploratory development at the cost of $100,000 per month of a new form of power cell having a shelf life far in excess of conventional battery technology. In March of 2005 the Company extended such Agreement for another 12 months at the cost of $100,000 per month to continue development of the nano power cell product and the Company in currently negotiating with Lucent to extend the Agreement upon the same terms through March of 2006 and in May of 2006 extended such Agreement through February of 2007. We have extended such Agreement through April 27, 2007. We believe that this arrangement with the Bell Labs division of Lucent will give mPhase the opportunity to develop and offer breakthrough battery technology and other potential applications, initially to the government market for defense and homeland security and ultimately to the commercial market. It is anticipated that the initial applications for nano power cells will address the need to supply emergency and reserve power to a broad range of products for the defense department.

The Company believes that its entry into this new field of high technology growth will provide product diversification without negatively affecting its focus upon its traditional products aimed at delivery of Television over DSL. The Company developed a lab prototype of its first nano power cell product that was completed in the second quarter of fiscal year 2005. The Company is unable, at this time, to predict when significant commercialization and material revenues will be derived from its entry into the NanoTechnology business.

On March 10, 2005 the Company announced and agreement with the Bell Labs research and development arm of Lucent Technologies, Inc. to co develop using the science of nanotechnology and commercialize uncooled magnetic ultra-sensitive sensors for a host of defense and civilian applications. The agreement with Bell Labs is for a 12 month period at a cost of $100,000 per month to the Company and was renewed in May of 2006 through March of 2007 upon the same terms. The sensors, technically referred to as magnetometers, are based upon Micro Electro Mechanical Systems (MEMS) using designs based upon fundamental breakthroughs made in the past few years at Bell Labs as part of the New Jersey Nanotechnology Consortium. Initial tests of theses MEMS magnetometers indicate sensitivities 1000 times those achieved in presently available uncooled magnetometers. Such devices are designed to create a new generation of  magnetometers suitable for navigation based applications as well as ultra sensitive magnetic field sensors that will enable military combatants to detect with greater accuracy and range hostile military forces. Commercial applications may include inexpensive navigational components for mobile phones to sensing devices for identification used in homeland security products, as well as sensors used in diagnostic systems for detection of metal fatigue for numerous industrial applications.

On June 8, 2007, the Company and Bell Labs extended at a cost of $100,000 per month for 12 months the Development Agreement with respect to the nano power cell technology that had expired on April 27 of 2007. The Company is currently in discussions with Bell Labs to renew for an additional twelve months the Development Agreement for the Magnetometer product that expired in March of 2007 on similar terms.

Nano Battery:

mPhase Technologies along with its partner Alcatel Lucent/Bell Labs has been jointly conducting research since February 2004 that demonstrates control and manipulation of fluids on superhydrophobic surfaces to create power cells by controlling wetting behavior of electrolyte on nanostructured electrode surfaces. The scientific research conducted this year has set the groundwork for continued exploration in the development of intelligent nanotechnology power cells (nano-batteries), and forms a path to commercialization of the technology for a broad range of market opportunities. During the first half of calendar year 2005 the battery team has been testing modifications and enhancements to the internal design of the battery to optimize its power and energy density characteristics, as well as making engineering improvements that will assist in making the battery easier to manufacture when the project research that level of maturity. In the second half of calendar year 2005, the technical team has improved the robustness and manufacturability of the prototype battery by designing a porous membrane structure with honeycomb features. A successful demonstration of this working prototype battery using these new modifications was demonstrated in January of 2006 and subsequently highlighted in the February 2006 issue of Scientific American magazine.

In June of 2005 the battery project was expanded to include a joint technical development effort through December 2005 between mPhase and Rutgers University to potentially incorporate a Lithium based design. This work program has initially started as a modest technology effort to help characterize and test the nano battery design using Lithium chemistry and determine if the current design is capable of supporting the lithium based chemistry. The Company continued its work with Rutgers University in 2006 where a number of important scientific tests were conducted. Based upon the results of these on going tests, the Company may decide to accelerate the work effort beyond its current level of funding.

Magnetometer:

In February 2005 mPhase and Lucent Technologies’ Bell Laboratories entered into a joint effort to develop a family of magnetometer designs suitable for both low sensitivity applications, to extremely sensitive designs used for more complex applications.  Magnetometers can be used in a wide range of applications that include military surveillance, securing the retail environment, automotive sensors and actuators, industrial processing, medical imaging, scientific measurements, detection of mineral deposits and even air and space exploration. In sensor networks ultra-sensitive magnetometers can be used, for example, to detect and accurately pinpoint battlefield objects or they might also be used to study the workings of the human brain.

Magnetometers work by sensing changes in magnetic fields due to the motion of magnetic objects or changes in electrical currents generated by those objects. The magnetometer detects these objects by measuring time-varying magnetic signals that are superimposed on the combination of earth’s background field (used to orient compasses) and static magnetic fields due to nearby magnetic objects.

Highly Sensitive Magnetometers - The enhanced sensitivity of these devices results from two scientific advances recently made researchers at Alchaetel / Lucent Bell Labs. Presently, the highest sensitivity magnetometers commercially available require cooling to cryogenic temperatures. Called SQUIDs (for Superconducting Quantum Interference Devices) these devices only work at the temperature where liquid helium boils, -455 degrees below zero Fahrenheit, making such magnetometers expensive and bulky and therefore ill-suited for remote-sensing applications. Room temperature magnetometers, on the other hand, are less sensitive, and use technology that was developed in World War II for detecting submarines.

The new technology being developed by Bell Labs and mPhase employs a number of different designs based on Micro-Mechanical Systems (MEMS). These designs use the very high “Quality Factor (Q)” of the mechanical resonance in single crystals of silicon. A resonance is similar to the fundamental frequency of a tuning fork. When tapped, a tuning fork will vibrate for a length of time inversely proportional to the internal friction of vibration within the metal of the tuning fork. A comparable tuning fork made from single crystal silicon, which has less internal friction than the hardest metal, will vibrate almost a thousand times longer. Based on this principal, a device employing a high Q resonator will have enhanced amplitude of vibration at the resonance frequency, and hence will display a greater sensitivity to external perturbations that affect its resonance frequency. By coupling the mechanical motion of a bar or a paddle constructed from silicon to the ambient magnetic field, this high mechanical sensitivity can be converted to high magnetic field sensitivity. The technical approach that the team is developing can be achieved either statically with an integrated magnetic film, or dynamically through motion of the silicon bar or paddle.

 The Benefits of MEMS - Commercial magnetometers using purely electronic detection, such as Hall, magneto-resistance or flux-gate devices, have sensitivities limited by their electronic Q-factor. This Q-factor depends on the natural electrical resistance, or electronic friction, of the metal in the circuit. For room-temperature operations it is therefore difficult to reduce the electrical Q-factor. Mechanical resonators made from semiconductor-grade silicon, on the other hand, exhibit mechanical Q-factors, approaching 100,000 at room temperature. These new, smaller and less costly magnetometers should be 100-1000 times more sensitive than existing commercial devices in terms of size and power consumption, thus enabling the creation of a new class of sensor systems that mPhase plans on commercializing.

The mPhase and Lucent magnetometer team has successfully reached an early milestone and have produced a number MEM based sensor samples from the clean room facilities and are working on integrating them into the surrounding electronic circuitry so that measurement, characterization and sensitivity testing can be conducted. We are currently able to achieve sensitivities at room temperature of better than .1 micro gauss per root hertz squared and with additional development the goal is improvement of at least one order of magnitude.

The Company is currently negotiating the extension through June of 2008 with Bell Labs of its Magnetometer Development Agreement and its Battery Development Agreement each at a cost of $100,000 per month.

NOTES ON OPERATIONS

Revenues. To date, all material revenues have been generated from sales of the POTS Splitter Shelves and other DSL component products to a small number of telecommunications companies. mPhase believes that future revenues are difficult to predict because of  the length and variability of the commercial roll-out of the IPTV to various telecommunications service providers and  the Company’s recent entry into the NanoTechnology business that is essentially exploratory research both with respect to the potential battery and magnetometer applications. Since the Company believes that there may be a significant international market for its TV+ IPTV solution involving many different countries, with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to the changing variables and uncertainties. The Company is negotiating a  royalty on gross revenues received by Janifast Ltd. in connection with sales of the new VDSL customer premises splitter product.

Cost of revenues. The costs necessary to generate revenues from the sale of POTS Splitter Shelves and other related DSL component products include direct material, labor and manufacturing. mPhase paid these costs to Janifast Ltd., which has facilities in the People’s Republic of China and is owned by and managed by certain senior executives of the Company. The cost of revenues also includes certain royalties paid to Microphase Corporation, a privately held corporation organized in 1955, which shares certain common management with the Company and is majority-owned by a director of mPhase. Costs for future production of the TV + solution will consist primarily of payments to selected software vendors and developers for the development of custom features required by a particular purchaser of the IPTV middleware. Such major vendors include Espial Group and Magpie Telecom Insiders, Inc and systems integration by Velankani Systems. mPhase is currently negotiating a payment in shares of stock to Microphase in connection with the design of its new VDSL customer premises splitter product.

Research and development. Research and development expenses consist principally of the payments made to  Magpie Telecom Insiders, Inc., Espial, Bitband and Velankani , for development of the  TV+ IPTV solution and the Bell Labs division of Alcatel/Lucent for development of our nanotechnology products respectively. The IPTV+ solution consists primarily of middleware/software designed for the delivery of feature rich, carrier class, broadcast TV, high speed internet and voice by telecommunications service providers open using standards based equipment and transport configurations.  There are a number of potential military and commercial applications for our nanotechnology products. All research and development costs are expensed as incurred.

General and administrative. Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the TV+ solution for IPTV and  DSL component products including our new VDSL customer premises splitter, as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase and mPhase leases its principal office in Norwalk, Connecticut from Microphase.

Non-Cash compensation charges. The Company makes extensive use of common stock grants, options and warrants as a form of compensation to employees, directors and outside consultants. We incurred non-cash compensation charges totaling $59,071,377 from inception (October 2, 1996) through June 30, 2006, of which $2,318,519 was included in research and development expenses and $56,752,858 was included in general and administrative expenses. We incurred non-cash compensation charges of $60,196,024 from inception (October 2, 1996) through March 31, 2007 (unaudited), of which $2,318,519 was included in research and development expenses and $58,319,301 was included in general and administrative expenses.

TWELVE MONTHS ENDED JUNE 30, 2006 VS. JUNE 30, 2005

Revenues. Total revenues for the year ended June 30, 2006 decreased to $975,482 from $1,711,085 for the year ended June 30, 2005. The decrease was primarily attributable to decreased sales of the Company’s POTS Splitter product line caused by a downturn of orders from one customer that orders component products from the Company. The Company also recognized $280,000 of revenue in connection with the first sale of 1000 ports of Release 2.0 its TV+ solution to a major telecommunications service provider in Russia in fiscal year 2005 but received no additional orders for Version 3.0 of its TV+ solution in fiscal year 2006. The Company cannot predict when the demand for telecommunication equipment will resume, however we do expect certain added revenue in fiscal year 2007 from deployments of our TV+ solution.

Cost of revenues. Cost of sales was $974,583 for the year ended June 30, 2006 as compared to $1,446,151 in the year ended June 30, 2005. Cost of revenues decreased for the twelve months ended June 30, 2006 compared to the prior period ending June 30, 2005 primarily because of decreased sales. Gross margins for the period ended June 30, 2006 were 1.0%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product.

Research and Development. Research and development expenses were $8,034,964 for the year ended June 30, 2006 as compared to $5,127,438 in the year ended June 30, 2005, an increase of $2,907,526. Such expenditures included $4,384,749 incurred with Lucent Technologies, Inc. for the year ended June 30, 2006 as compared to $3,319,280 during the comparable period in 2005. In addition we incurred $2,346,875 with Microphase and other strategic vendors for the year ended June 30, 2006 as compared to $919,937 during the comparable period in 2005.

The significant increase in research and development expenses with Lucent Technologies, Inc. is due to the $1.2 million per month Development Agreement for the battery and power pack product utilizing nanotechnology. In addition, the Company has extended its research with Lucent Technologies related to the ultra electronic sensor devices for 12 months at a total cost of $1.2 million.

The elimination in research expenditures incurred with GTRC is due to the Company’s refocus in development from its legacy Traverser DVDDS television delivery platform to its TV+ product.

Research expenditures incurred with Microphase sharply declined as the Company reexamined the viability of it Broadband Loop Watch product during the second half of fiscal year 2006. Expenditures that were incurred in fiscal year 2006 were related to the continuing development of the Company’s DSL component products, including the Company’s line of POTS Splitters and Microfilters and the Company’s the Broadband Loop Watch.

General and Administrative Expenses. Selling, general and administrative expenses were $11,121,235 for the year ended June 30, 2006 up from $6,579,761 for the comparable period in 2005, an increase of $4,541,474.

 Included is an increase of non-cash charges relating to the issuance of common stock and options to consultants, and employees which totaled $6,276,423 for the year ended June 30, 2006 as compared to $3,336,064 during the comparable period in 2005. Other components of the increase in selling, general and administrative expenses were increases in payroll of approximately $128,000 to $1,603,000,  an increase in the use of outside consultants of approximately $399,000 to $1,103,000, marketing expenses such as trade shows of $104,000 to $372,000.

Other Income and Expense for the year ended June 30, 2006 reflects a non recurring charge of $5,530,504 for the value of shares issued to investors to reflect market changes in the common stock.

Net loss. mPhase recorded a net loss of $24,450,650 for the year ended June 30, 2006 as compared to a loss of $11,234,324 for the same period ended June 30, 2005. This represents a loss per common share of  $(.12) in 2006 as compared to $(.10) in 2005, based upon weighted average common shares outstanding of 199,610,372 and 108,657,578 during the periods ending June 30, 2006 and June 30, 2005 respectively.

NINE MONTHS ENDED MARCH 31, 2007 VS. MARCH 31, 2006

REVENUE

Total revenues were $135,743 for the nine months ended March 31, 2007 compared to $832,999 for the nine months ended March 31, 2006. The decrease was attributable primarily to the phasing out of the Company’s ADSL POTS Splitter line of products and its emphasis on developing a new VDSL customer premises POTS Splitter product to meet market advancements in technology.

COST OF SALES

Cost of sales was $88,207 for the nine months ended March 31, 2007 as compared to $729,475 in the comparable prior period. The decrease is a direct result of the aforementioned phasing out of the POTS Splitter line of business.

RESEARCH AND DEVELOPMENT

Research and development expenses were $4,964,404 for the nine months ended March 31, 2007 as compared to $6,120,253 during the comparable period in 2006; or a decrease of $1,155,849. The Company incurred most of its research and development expenses with vendors including Lucent, Microphase, Magpie Insiders, Inc., Bitband, Espial, Velankani and other strategic vendors. In the nine month period ended March 31, 2007 such charges totaled approximately $4.4 million as compared to $5.3 million during the comparable period in 2006. During the nine month period ended March 31, 2007, expenses incurred to third party vendors amounted to $1.6 million and $2.8 million for services related to Nanotechnology and IPTV, respectively. During the nine month period ended March 31, 2006, expenses incurred to third party vendors amounted to $2.0 million and $3.3 million for services related to Nanotechnology and IPTV, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses were $5,012,073 for the nine months ended March 31, 2007 down from $8,002,079 or an decrease of $2,990,006 from the comparable period in 2006. Included in selling, general and administrative costs are non-cash charges relating to the issuance of common stock and options to employees and consultants, which totaled $1,124,647 for the nine months ended March 31, 2007 as compared to $4,510,350 for the comparable period ended March 31, 2006 resulting in a decrease of $3,385,703. This decrease was offset by increases in payroll related costs which increased by approximately $383,304, investor relations and marketing which increased by $130,115 and legal and professional which increased by approximately $296,456.

OTHER INCOME AND (EXPENSE)

Other Income and (Expense) amounted to net expense of $1,065,117 for the nine months ended March 31, 2007 compared to a net expense of $4,927,800 for the comparable period ended March 31, 2006. This decrease is primarily owing to reparation expense which declined from $5,167,740 in 2006 versus $1,202,730 in 2007.

NET LOSS

The Company recorded a net loss of $11,060,372 for the nine months ended March 31, 2007 as compared to a loss of $19,004,252 for the nine months ended March 31, 2006. This represents a loss per common share of $.04 for the nine month period ended March 31, 2007 as compared to a loss per common share of $.09 for the nine months ending March 31, 2006; based upon weighted average common shares outstanding of 309,018,261 and 211,186,500 during the periods ending March 31, 2007 and 2006, respectively. Approximately $4.0 million of the decrease in the Company’s net loss was the result of reparation cost in connection with the reduction in the strike price of certain warrants and issuance of additional shares in connection with private placements.

TWELVE MONTHS ENDED JUNE 30, 2005 VS. JUNE 30, 2004

Revenues. Total revenues for the year ended June 30, 2005 decreased to $1,711,085 from $4,641,346 for the year ended June 30, 2004. The decrease was primarily attributable to decreased sales of the Company’s POTS Splitter product line especially during the first quarter of fiscal year 2004, caused by a downturn of orders from one customer that orders component products from the Company. The Company recognized $280,000 of revenue in connection with the first sale of 1000 ports of Release 2.0 its TV+ solution to a major telecommunications service provider in Russia. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment. The Company cannot predict when the demand for telecommunication equipment will resume, however we do expect certain added revenue in fiscal year 2006 from the completion of Release 3.0 of our TV+ solution and Broadband Loop Watch Products.

Cost of revenues. Cost of sales was $1,446,151 for the year ended June 30, 2005 as compared to $4,068,255 in the year ended June 30, 2004. Cost of revenues decreased for the twelve months ended June 30, 2005 compared to the prior period ending June 30, 2004 primarily because of decreased sales. Gross margins for the period ended June 30, 2005 were 15.5%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product. Discounts, consisting of a 2% discount from the amount invoiced if paid within 10 days were offered during fiscal year 2005.  Such discounts amounted to $1,447 for the period ended June 30, 2005, and were offered to Covad Communication our leading telecommunications service provider customer.  Discounts were offered in fiscal 2004 to Covad Communications amounting to 2% from the amount invoiced if paid within 10 days were offered to Covad Communications and amounted to $71,425.

Research and Development. Research and development expenses were $5,127,438 for the year ended June 30, 2005 as compared to $4,069,721 in the year ended June 30, 2004, an increase of $1,057,717. Such expenditures included $3,319,280 incurred with Lucent Technologies, Inc. for the year ended June 30, 2005 as compared to $2,328,602 during the comparable period in 2004. In addition we incurred $919,937 with Microphase and other strategic vendors for the year ended June 30, 2005 as compared to $99,494 during the comparable period in 2004.

 The significant increase in research and development expenses with Lucent Technologies, Inc. is due to the continued and accelerated development of the TV+ product together with the extension of the $1.2 million month Development Agreement for an additional 12 months related to the battery and power pack product development utilizing nanotechnology and the entering into a second one year $1.2 million Development Agreement with Lucent to develop magnetic sensor devices also using nanotechnology. Such expenditures may increase in fiscal year 2006 since the Company’s strategy is to further enhance the features and cost reduce its TV+ and expand its product line in the Nanotechnology area.

The elimination in research expenditures incurred with GTRC is due to the Company’s refocus in development from its legacy Traverser DVDDS television delivery platform to its TV+ product.

Research expenditures incurred with Microphase were related to the continuing development of the Company’s DSL component products, including the Company’s line of POTS Splitters and Microfilters and the Company’s newest products, the Broadband Watch.

General and Administrative Expenses. Selling, general and administrative expenses were $6,579,761 for the year ended June 30, 2005 up from $4,177,961 for the comparable period in 2004, a decrease of $2,401,800.  The increase in the selling, general and administrative costs was primarily the result of the addition of a number of new employees critical to the Company’s needs in developing, marketing and selling the TV+ and NanoTechnology product lines with Lucent.

Included is an increase of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $2,948,083 for the year ended June 30, 2005 as compared to $1,242,793 during the comparable period in 2004. Other components of the increase in selling, general and administrative expenses were increases in payroll of approximately $503,000 to $1,456,000, increase in the use of outside consultants of approximately $284,000 to $704,002, marketing expenses such as trade shows of $118,000 to $158,000, and advertising expenses of $68,000 to $90,000.

Depreciation and amortization. Total depreciation for the year ended June 30, 2005 was $227,629 of which $218,911 was charged against research and development. In 2004, total depreciation for the year ended June 30, 2004 was $649,704 of which $613,221 was charged against research and development. As a result, depreciation and amortization expense was $62,679 for the year ended June 30, 2005 compared to $122,878 for the year ended June 30, 2004. This decrease of depreciation and amortization expense totaled $60,199 is the result of reduced outlays for capital expenditures by the Company in its two most recent fiscal years. We expect to increase capital expenditures in connection with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progresses.

Net loss. mPhase recorded a net loss of $11,234,324 for the year ended June 30, 2005 as compared to a loss of $7,758,586 for the same period ended June 30, 2004. This represents a loss per common share of  $(.10) in 2005 as compared to $(.10) in 2004, based upon weighted average common shares outstanding of 108,657,578 and 77,677,120 during the periods ending June 30, 2005 and June 30, 2004 respectively.

TWELVE MONTHS ENDED JUNE 30, 2004 VS. JUNE 30, 2003

Revenues. Total revenues for the year ended June 30, 2004 increased to $4,641,346 from $1,581,639 for the year ended June 30, 2003. The increase was primarily attributable to increased sales of the Company’s POTS Splitter product line especially during the first quarter of fiscal year ended June 30, 2004, caused by an upturn in July and August of 2004 of orders from one customer that orders component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment. The Company cannot predict when the demand for telecommunication equipment will resume, however we do not expect significant sales in the first two quarters of fiscal 2005.

Cost of revenues. Cost of sales was $4,068,255 for the year ended June 30, 2004 as compared to $1,493,394 in the year ended 30, 2003. Cost of revenues increased for the twelve months ended June 30, 2004 compared to the prior period ending June 30, 2003 primarily because of increased sales. Gross margins for the period ended June 30, 2004 were 12%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product. Discounts, consisting of a 2% discount from the amount invoiced if paid within 10 days were offered during fiscal year 2004 .  Such discounts amounted to $71,425 for the period ended June 30, 2004, and were offered to Covad Communication our leading telecommunications service provider customer.  Discounts were offered in fiscal 2003 to an existing customer to accelerate collections in connection with an order of our POTS Splitter product and was treated as a purchase discount to each of customers, and the reduction to net sales lowered the gross margins in the period.

Research and Development. Research and development expenses were $4,069,721 for the year ended June 30, 2004 as compared to $3,538,305 in the year ended June 30, 2003, an increase of $531,416. Such expenditures included $2,328,602 incurred with Lucent Technologies, Inc. for the year ended June 30, 2004 as compared to $1,112,500 during the comparable period in 2003. In addition we incurred $99,494 with Microphase and other strategic vendors for the year ended June 30, 2004 as compared to $528,434 during the comparable period in 2003.

The significant increase in research and development expenses with Lucent Technologies, Inc. is due to the continued and accelerated development of the TV+ product together with the entry into a $1.2 million 12 month Development Agreement for battery and power pack product development utilizing Nanotechnology. Such expenditures are expected to increase in fiscal year 2005 since the Company’s strategy is to further enhance the features and cost reduce its TV+ and expand its product line in the Nanotechnology area. The elimination in research expenditures incurred with GTRC is due to the Company’s refocus in development from its legacy Traverser DVDDS television delivery platform to its TV+ product.

Research expenditures incurred with Microphase were related to the continuing development of the Company’s DSL component products, including the Company’s line of POTS Splitters and Microfilters and the Company’s newest products, the iPOTS3.

General and Administrative Expenses. Selling, general and administrative expenses were $4,177,961 for the year ended June 30, 2004 up from $2,683,534 for the comparable period in 2003, an increase of $1,494,427. The increase in the selling, general and administrative costs was primarily the result of the addition of a number of new employees critical to the Company’s needs in developing, marketing and selling the TV+ and NanoTechnology product lines with Lucent.

Included is an increase of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $1,242,793 for the year ended June 30, 2004 as compared to $748,840 during the comparable period in 2003. Other components of the increase in selling, general and administrative expenses were increases in payroll of approximately $461,226 to $953,602, increase in the use of outside consultants of approximately $251,103 to $987,720, marketing expenses such as trade shows of $30,148 to $40,347, and advertising expenses of $20,439 to $21,948, all of which approximated $1,295,975 or 87% of the increase in spending.

Depreciation and amortization. Total depreciation for the year ended June 30, 2004 was $649,704 of which $613,221 was charged against research and development. In 2003, total depreciation for the year ended June 30, 2003 was $957, 457 of which $442, 040 was charged against research and development. As a result, depreciation and amortization expense was $122, 878 for the year ended June 30, 2004 compared to $515,417 for the year ended June 30 2003. This decrease of depreciation and amortization expense totaled $392,539 and is the result of reduced outlays for capital expenditures by the Company in its two most recent fiscal years. We expect to increase capital expenditures in connection with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progress.

Net loss. mPhase recorded a net loss of $7,758,586 for the year ended June 30, 2004 as compared to a loss of $6,650,211 for the same period ended June 30, 2003. This represents a loss per common share of $(.10) in 2004 as compared to $(.10) in 2003, based upon weighted average common shares outstanding of 77,677,120 and 65,217,088 during the periods ending June 30, 2004 and June 30, 2003 respectively.

The Outlook for the Company’s Flagship Product

The Company believes significant deployments and resultant revenues of its  TV+  solution are not expected until the second quarter of fiscal year 2008, which, if accompanied by a material upturn in spending in the telephone industry, could lead to increased sales, improve the Company’s margins and provide the Company with the opportunity to become profitable.

 Research and Development Activities

 mPhase throughout its history has outsourced its research and development activity with respect to its IPTV solution as well as its POTS splitter products. GTARC conducted a significant amount of research and development for mPhase for the  DVDDS legacy product. Microphase has performed research and development for mPhase with respect to certain component DSL products including the Company’s current new VDSL customer premises splitter, low pass filters and POTS Splitters and the legacy DVDDS product.  mPhase  engaged Lucent for initial development of  its TV+ solution and for development of two new products using the science of nanotechnology. Currently mPhase has transferred development work for the TV systems software development from Lucent to Velankani and has also engaged Magpie Insiders, Inc and Espial as significant vendors in the development of its TV+ solution.

For the year ended June 30, 2006, the Company spent $1,776,800 with Lucent Technologies, Inc. for its TV+ solution, compared to $1,584,800 for the period ended June 30, 2005. For the fiscal 2007, the Company has shifted its development work for the TV+ from Lucent Technologies, Inc. and Velankani Communications System, Inc. and has also engaged Magpie Insiders, Inc. and Espial for significant software development for the TV+ solution.

The Company expects to expand its research and development efforts with Lucent Technologies with respect to its NanoTechnology business segment. For fiscal years ended June 30, 2006, June 30, 2005 and June 30, 2004, the Company incurred research and development expenses of $8,034,964, $5,127,438 and $4,069,721, respectively, of which $2,500,000, $1,500,000 and $500,000, respectively, related to its nanotechnology product line.

Strategic Alliances Implemented

The Company has entered into Systems Integration Agreements with UKRCOM and NetDialogue, major systems integrators and resellers in the Ukraine and Russia, respectively, that are two key markets for the Company’s IPTV solution.

Critical Accounting Policies

Revenue Recognition

As required, mPhase has adopted the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, which provides guidelines on applying generally accepted accounting principals to revenue recognition based upon the interpretations and practices of the SEC.

Research and Development

 Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”), No.2, “Accounting for Research and Development Cost.”

Income Taxes

mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No.109 “Accounting for Income Taxes.” Because of the uncertainty as to their future realizability of net operating loss carry forwards, no income tax benefit has been recorded in the accompanying financial statements. Utilization of net operating losses generated through March 31, 2007 may be limited due to “changes in control” of our common stock that occurred.

Stock-based Compensation

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. For the periods prior to October 1, 2005, the Company had chosen to continue to account for stock-based compensation for grants to employees using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company had adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

On October 1, 2005, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (SFAS 123R).  SFAS 123R revised SFAS 123, “Accounting for Stock Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires companies to measure and recognize compensation expense for all employee stock-based payments at fair value over the service period underlying the arrangement.  Therefore, the Company is now required to record the grant-date fair value of its stock-based payments (i.e., stock options and other equity-based compensation) in the statement of operations,  The Company adopted FAS 123R using the “modified prospective” method, whereby fair value of all previously-granted employee stock-based arrangements that remained unvested at October 1, 2005 and all grants made on or after October 1, 2005 have been included in the Company’s determination of stock-based compensation expense. The Company accounts for non-employee stock based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

Inventory Reserve and Valuation Allowance

The Company carries its inventory at the lower of cost, determined on a first-in, first-out basis, or market. Historically, inventory consisted mainly of the Company’s POTS Splitter Shelf and Filters. As of March 31,2007 inventory consist primarily of equipment necessary for deployment of its IPTV product line to specifically identified customers.

Material Related Party Transactions

The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of product components and finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotoli, and Necdet F. Ergul.

Mr. Abraham Biderman is a Managing Director or Eagle Advisers, an investment banking firm, which has earned finder’s fees equal to approximately 10% of funds raised. During the 12 months ended June 30, 2006 and the nine months ended March 31, 2007 such fees amounted to approximately $780,000 and $465,000 respectively.

Mr. Biderman beneficially owns a total of 1,587,733 shares of common stock, warrants and options and Mr. Anthony Guerino own a relatively small amount of stock, warrants and options in mPhase Technologies, Inc.

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and COO of Janifast Limited. Mr. Durando and Mr. Dotoli are also officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Since inception, Microphase, Janifast and Hart Telephone have converted significant liabilities to equity. Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used.

Since inception, the Messers Durando, Dotoli and Smiley have periodically advanced to the Company funds to meet short term working capital needs.

 Mr. Durando’s June 30, 2004 note payable balance of $300,000 was repaid by the Company during fiscal year 2005. Additionally, during fiscal year 2005, Mr. Durando made additional bridge loans to the Company evidenced by various 12% demand notes in the aggregate of $525,000. Mr. Durando was repaid a total of $450,000 of such loans in January of 2005.  In addition, Mr. Durando converted $13,954 of the principal amount of a $75,000 promissory note leaving unpaid principal of $61,046 outstanding. Mr. Durando converted $13,000 of accrued and unpaid interest on various promissory notes of the Company into 65,000 shares of common stock and a 5 year warrant to purchase a like amount of common stock at $.25 per share.

 On July 25, 2005, Mr. Smiley extended his 12% Promissory Note for $100,000 for an additional year. during August of 2005 Mr. Dotoli and Mr. Smiley, the COO and CFO and General Counsel of the Company respectively, each lent the Company $75,000. Mr. Dotoli was repaid the principal amount of such loan, in cash, in January of 2005 and Mr. Smiley converted his $75,000 loan into 375,000 shares of common stock of the Company plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In January of 2005, Mr. Smiley received 425,000 shares of common stock of the Company as additional compensation for services performed. In June of 2005 Mr. Smiley converted his $100,0000 12% Promissory Note plus accrued interest  into 520,000 shares of common stock plus a 5 year warrant to purchase 520,0000 shares of common stock at $.25 per share. In addition, Mr. Smiley converted $9,975 of accrued interest into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. Finally Mr. Smiley received 25,000 additional shares of common stock as a market adjustment to his equity investment of $25,000 on August 30, 2004.

During the nine month period ended March 31, 2006 Mr. Durando, Mr. Dotoli and Mr. Smiley advanced $50,000, $100,000 and $150,000 respectively in the form of Bridge Loans to the Company. Mr. Durando and Mr. Smiley’s loans were repaid in full without any interest and Mr. Dotoli’s loan was repaid, in full, with 12% accrued interest during the third quarter of fiscal year 2006.

In addition, at various points during the nine months ended March 31, 2007, Messrs, Durando, Dotoli and Smiley provided $490,000 in bridge loans to the Company which was evidenced by individual promissory notes. During December 2006, Messrs Durando and Dotoli agreed to convert their notes, in the amounts of $130,000 and $200,000 respectively, to a deferred compensation arrangement, the repayment terms of which have not been specified. Mr. Smiley has extended bridge loans to the Company of $160,000, evidenced by promissory notes for $101,000 and a $60,000 note with a 12% rate of interest. Both of the foregoing promissory notes are payable on demand.

Significant charges from related parties are summarized for the periods enumerated as follows:

	Year Ended June 30,
	2002	2003	2004	2005	2006
Charges incurred with Janifast Ltd. included in:
Cost of sales and ending inventory	$1,759,308	$178,959	$2,771,925	$1,536,494	$895,991
Total Janifast	$1,759,308	$178,959	$2,771,925	$1,536,494	$895,991
Charges incurred with Microphase Corp included in:
Cost of sales and ending inventory (Including Royalties)	$200,440	$86,468	$140,123	$94,740	$32,014
Research and development	876,074	428,434	84,494	60,000	197,639
General and administrative	136,080	133,200	231,068	304,030	302,167
Total Microphase Corp.	$1,212,594	$648,102	$455,685	$458,770	$531,820
Total Charges with Related Parties included in:
Cost of sales and ending inventory	$1,959,748	$265,427	$2,912,048	$1,631,234	$928,005
Research and development	940,113	428,434	84,494	60,000	197,639
General and administrative	136,080	133,200	231,068	304,030	302,167
Total Charges with Related Parties Included in Cost of Sales in the Consolidated Statement of Operations (including changes in inventory	$3,035,941	$827,061	$3,227,610	$1,995,264	$1,427,811

Liquidity and Capital Resources

From inception (October 2, 1996) through March 31, 2007 and June 30, 2006 the Company has incurred cumulative (a) development stage losses and has an accumulated deficit of $162,520,429 and $151,460,057 respectively and (b) negative cash flow from operations of $73,398,128 and $67,257,660 respectively. The auditors report for the fiscal year ended June 30, 2006 includes the statement that there is substantial doubt of the Company’s ability to continue as a going concern. Management estimates that the Company needs to raise approximately $5-10 million during the next 12 months to continue operations. As of March 31, 2007, June 30, 2006, and June 30, 2005, the Company had a negative net worth of $2,634,400, $606,085 and $1,617,735 respectively.

At June 30, 2006 mPhase had working capital deficit of $1,093,784 as compared to a working capital deficit of $1,674,419 at June 30, 2005. At June 30, 2006, the Company had $1,359,925 of cash and cash equivalents and $106,237 of net accounts receivables to fund short-term working capital requirements.

 At March 31, 2007, the Company had a working capital deficit of $3,011,440, and $315,055 of cash and cash equivalents to fund short- term working capital requirements. Cash used in operating activities was $6,730,469 during the nine months ending March 31, 2007. The cash used by operating activities principally consists of the net loss of $11,060,372, offset in part by changes in assets and liabilities, including an increase in accounts payable of $1,049,017, conversion of debt to equity of $909,294, non-cash charges of $1,124,647 for common stock, options and warrants issued for services and non-cash reparation charges of $1,202,730.

The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products. Historically, mPhase has funded its operations and capital expenditures primarily through private placements of common stock and warrants.   Management expects that its near term financial needs will be provided by similar financing activities supplemented by sales of its IPTV products during the last half of calendar year end 2007.

Significant Contracts, Debt Conversions and Contingencies

The Company had entered into various agreements with GTARC, pursuant to which the Company received technical assistance in developing the Digital Video and Data Delivery System. The Company has incurred expenses in connection with technical assistance from GTARC totaling approximately $13,539,932 from the period from inception through June 30, 2006. This arrangement has since been terminated.

In February of 2004, the Company and GTRC entered into a final agreement to convert approximately $1.8 million in payables outstanding to GTRC and exchange mutual releases in consideration for the issuance to GTRC of a Warrant (which has been exercised on a cashless basis in February of 2005) resulting in the issuance of 4,949,684 shares of the Company’s common stock valued at $.35 per share. In addition the Company was obligated to pay GTRC a total of $100,000 in quarterly installments payments commencing at the end of March of 2004. The Company has discontinued its efforts with respect to the Traverser DVDDS product line and is evaluating the need to protect patents. mPhase is the sole, worldwide licensee of the technology developed by GTARC and should a viable commercial product ever be developed , GTRC may receive a royalty of up to 5% of product sales.

During the fiscal year ended June 30, 2002 certain strategic vendors and related parties converted approximately $2.7 million of accounts payable and accrued expenses into 7,492,996 shares of the Company’s common stock and 5,953,490 warrants. Such vendors include Microphase Corporation, Janifast, Ltd., and Piper Rudnick LLP, mPhase’s outside counsel.

During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company’s common stock and warrants to purchase 3,706,800 shares of common stock of mPhase.

 During the twelve months ending June 30, 2004, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 110,467 shares of the Company’s common stock and warrants to purchase 5,069,242 shares of common stock of mPhase.

During the twelve months ending June 30, 2005, certain strategic vendors and related parties converted approximately $1.2 million of accounts payable and accrued expenses into 3,895,171 shares of the Company’ s common stock and warrants to purchase 4,616,571shares of the Company’s common stock.

 During the twelve months ended June 30, 2006 certain strategic vendors and related parties converted approximately $590,000 of accounts payable and accrued expenses into 3,336,864 shares of the Company’s common stock and warrants to purchase 3,277,778 shares of common stock of mPhase.

During the nine months ended March 31, 2007, the Company converted accounts payable of $909,294 into 5,617,062 shares of common stock.

As of March 31, 2007, mPhase was obligated to pay Lucent Technologies, Inc. $200,000 for work performed in connection with the development of its Nanotechnology product line. The Company has incurred expense relative to such research with Lucent totaling   a approximately $1,600,000 in the nine month period ended March 31, 2007.

Other significant contractual obligations require the Company to pay Magpie Telecom Insiders Inc, $265,000 related to the development of its TV+ product. This contract expired in January 2007 and involved total research expense of $910,000 for the nine months ended March, 31 2007 of which $415,000 was paid by the issuance of 2,441,176 shares of common stock valued at $.17 per share.

In addition, the Company had an agreement with Velankani Information Systems to further develop its TV+ product. During the nine months ended March 31, 2007, the Company incurred research expense of $896,957 of which $239,294 was paid by the issuance of 1,407,617 shares of common stock valued at $.17 per share. The Company owed Velankani $342,802 as of March 31, 2007.

Finally, the Company has a support, licensing and upgrade agreement with Espial Group relating to the TV+ system, extending to December 31, 2008. This contract involves payments totaling $1,172,000 of which $514,000 will be due after March 31, 2007 in calendar year 2007, and $250,000 is due in 2008.

The Company has no commitments from affiliates or related parties to provide additional financing. The Company has, from time to time, been able to obtain financing from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates. As a result, conversions of Debt with related parties and strategic vendors during the periods enumerated is a follows:

				For the Nine Months
				Ended March 31,
	For the Years Ended June 30,			(Unaudited)
Related Party Conversions	2004	2005	2006	2006	2007
Number of shares	0	3,259,879	3,000,000	3,000,000	830,769
Number of warrants	0	3,259,879	3,000,000	3,000,000	0
Amount converted	0	$651,976	$540,000	$540,000	$108,000

Strategic Vendor Conversions
Number of shares	110,467	635,296	331,864	331,864	4,786,293
Number of warrants	5,069,242	1,356,696	277,778	277,778	0
Amount converted	$1,963,202	$926,894	$50,000	$50,000	$801,294

Totals
Number of shares	110,467	3,895,175	3,331,864	3,331,864	5,617,062
Number of warrants	5,069,242	4,616,575	3,277,778	3,277,778	0
Amount converted	$1,963,202	$1,578,870	$590,000	$590,000	$909,294

Gain on extinguishment of Debt	$150,058	$418,696	$30,608	$30,608	$0

Effective March 10, 2005, the Company entered into a Development Agreement with Lucent Technologies, representing a total obligation of $1.2 million payable in 12 monthly installments of $100,000 each through March of 2006 for development of an ultra cool magnetometer sensor utilizing the science of nanotechnology. This agreement was also renewed in May of 2006 through March of 2007 upon the same terms. The Company is currently in negotiations with the Bell Labs division of Lucent to extend this agreement for an additional 12 months.

Effective November 28, 2004 and September 2, 2004, the Company entered into software development agreements with Espial and Magpie respectively calling for the payments of $95,000 and $312,000 in connection with development of Version 3.0 of its TV+ system. Effective September 2, 2004, the Company became obligated to pay Lucent Technologies Inc. a total amount of $1.2 million for development of Version 3.0 of its TV+ product. Such amount is payable in 8 installments of $158,600 each against 7 project milestones all of which are expected to be completed during fiscal year 2005.

Effective February 3, 2004, the Company became obligated to pay a total of $1.2 million to Lucent Technologies Inc. under a new Development Agreement in installments of $100,000 per month for a period of 12 months to develop a micro power source array using nanotextured superhydrophobic materials This Agreement was extended in February of 2005 for an additional 12 months for a total of $1.2 million to Lucent Technologies, Inc. payable in installments of $100,000 per month. An interim Agreement, on similar terms extended such Development Agreement through April 27, 2006. On June 8, 2007, the Company entered into a new 12 month Development Agreement through May of 2008 with Bell Labs that obligates the Company to pay a total of $1.2 million.

Effective August 30, 2004, the Company successfully renegotiated its payment agreement originally entered into in March of 2002 with Piper&Rudnick LLC, its outside counsel to cure all past arrearages owed under the original payment agreement. On August 30, 2004, the Company paid Piper & Rudnick LLC the sum of $100,000 cash and agreed to make future payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005 with a payment of $50,000 on December 1, 2005 and payments of $25,000 each on March 1, 2006, June 1, 2006, September 1, 2006 and a final payment of $75,000 on December 1, 2006. The Company is current with respect to its payments under this agreement. In addition, the Company issued a 5 year cashless warrant for 750,000 shares of its common stock valued at $.25 per share. The common stock in which such warrant is convertible into is being registered hereunder on this Form S-1 (See Selling Shareholders list) and could be sold in the open market (see Risk Factor on Page 8 hereof). In addition, Piper Rudnick LLC holds a cashless warrant covering 2,833,490 shares of its common stock that was originally issued as part of its original payment agreement in March of 2002 which shares are being registered as part of this Registration Statement filed on form S-1 by t;he Company (see Selling Shareholders).

Effective February 18, 2004 of fiscal year ended June 30, 2004, GTRC agreed to convert approximately $1.8 million of aggregate invoices for work performed for the Company in development of its TraverserDVDDS product into a 5 year cashless warrant to purchase 5,069,200 shares of the Company’s common stock or stock valued at $.35 per share.

During the fiscal years ended June 30, 2002 and 2003 the Company was able to negotiate extended payment terms for overdue accounts payable with strategic vendors. These obligations are now classified as notes payable and included in current and long-term portions of notes payable in the accompanying balance sheets, based upon the revised payment terms. The Company believes they can maintain its present repayment schedule, or otherwise renegotiate such terms that are satisfactory to the Company and these vendors.

We have evaluated our cash requirements for fiscal year 2007 and beyond based upon certain assumptions, including our ability to raise additional working capital from equity financing and increased sales of our POTS Splitter. The Company anticipated that it would need to raise, at a minimum, approximately $10 million primarily in private placement of its common stock with accredited investors, in the next year. As of March 31, 2007, the Company has raised during the current fiscal year approximately $3,632,534 through the issuance of 25,643,608 shares of common stock through private placements and the exercise of warrants

RECENT TRANSACTIONS AFFECTING EQUITY

Private Placements

During the quarter ended September 30, 2006, the Company issued 6,780,716 shares of its common stock together with 5,555,556 of  5 year warrants to purchase one share each of the Company’s common stock, with an exercise price of $.18 per share in private placements generating net proceeds of $1,104,000.

During the quarter ended December 31, 2006, the Company issued 6,622,223 shares of its common stock together with 5 year warrants to purchase 1,388,889 of   the Company’s common stock, with an exercise price of $.18 per share in private placements generating net proceeds of $833, 866. Included in these amounts are finders fees paid in cash and 566,667 additional shares of common stock.

During the quarter ended March 31, 2007, the Company issued 14,973,083 shares of its common stock. Private placements generating net proceeds of $1,787,850; included in this amount is an estimate of finders fees to be paid of $198,650.

Warrant Exercise

During the quarter ended September 30, 2006, the Company issued 138,889 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $25,000 to the Company.

During the quarter ended December 31, 2006, the Company issued 12,101,780 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $1,669,668 to the Company. In addition, the Company issued to certain investors new 5 year warrants to purchase 11,111,112 of the Company’s common stock, with exercise prices ranging from $.15 - $.18 per share.

During the quarter ended March 31, 2007, the Company issued 2,500,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $375,000 to the Company.

Stock Options and Warrants Issued for Services.

During the nine months ended March 31, 2007, the Company authorized the issuance of 4,015,000 in options and warrants of 2,044,440 to employees, officers, and consultants granting the right to purchase a like amount of common shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $785,259, all of which has been included in general and administrative expense. The fair value of options granted was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of approximately 80%, based on a risk-free interest rate of 4.8% and expected option life of 5 years.

During the nine months ended March 31, 2007, the Board of Directors authorized the issuance of 1,822,933 shares of common stock, with an aggregate value of $339,388 as compensation to consultants and employees. The stock value ranged in price from $.17 to $.20 per share, the fair value on the date of the awards.

Other Equity Transactions

During the nine months ended March 31, 2007, the Company converted accounts payable of $909,294 into 5,617,062 shares of common stock.

In addition, during the nine month period ended March 31, 2007, the Company became obligated to issue 11,007,819 of its common stock as reparation to affect revised pricing on previous private placements. This additional consideration was afforded to past investors who agreed to make an additional cash investment as part of a new private placement. The cost of such consideration was estimated to be the fair value of such shares at the time of the investment $1,202,730.

Subsequent Events

The Company’s current low levels of liquidity have required that payments of accounts payable to vendors, including research partners, be extended beyond terms.  The Company is actively engaged in negotiations with several vendors to work out an equitable restructure of payment terms and/or conversion of such debt into equity.

Subsequent to March 31, 2007, the Company has sustained operations primarily through the issuance of common stock in Private Placement Agreements pursuant to Regulation D of Rule 506 of the Securities Act of 1933, as amended with Accredited Investors. Since March 31, 2007 the Company has raised approximately $2.5 million under such agreements and issued in excess of 19.4 million shares of its common stock. In addition, pursuant to the terms of these agreements, the Company issued approximately 22.5 million shares to certain investors as reparation shares so as to reduce investors past cost per share and encourage additional investment. The proceeds of the Private Placement will be used for research and Development payments to vender and working capital. On June 26, 2007 Messrs. Dotoli and Durando provided temporary working capital in the amount of $160,000 which was repaid on July 5, 2007.

The Company also approved various incentive compensation arrangements with employees and consultants involving the issuance of common stock and the granting of options to purchase such stock. In total, 12,150,000 of common shares with an estimated value of $1,822,000 and 2,600,000 options with an estimated value $230,000 of were issued under such program. Included in this amount were grants to the Messer’s Durando, Dotoli and Smiley of 4,000,000, 3,000,000 and 1,750,000 of restricted shares of common shares respectively for which an expense has been incurred of approximately $1,312,000. The exercise price of options granted ranged from $.20 to $.25 cents per share. In addition, the Company has incurred since March 31, 2007, and additional $172,541 in legal expenses in connection with the civil suit filed by the SEC on November 15, 2005 against Packetport.com, Inc and others (See Page 41 "Legal Proceedings").

On July 6, 2007, the Company announced that it had executed with Double U Master Fund, L.P, a limited partnership organized under the laws of the British Virgin Islands, a Private Equity Credit Agreement for an aggregate of up to $6 million in financing through the sale, from time to time of the common stock of mPhase at a 14% discount to its market value (determined as a set forth in the Private Equity Credit Agreement). The terms of the agreement provide that mPhase will have the option to  “PUT” up to $300,000 of its common stock to the Partnership per month upon the effectiveness of a Form S-1 Registration Statement covering such shared of common stock to be filed by the company in the near future. mPhase is not obligated to draw any minimum amount of money under the Private Equity Credit Agreement.

BUSINESS

Overview

We develop market and sell innovative IPTV and DSL broadband telecommunications solutions. Our main focus is developing the most cost effective products to enable telecommunications service providers to deliver  using internet protocol digital quality television (together with data and voice) over its existing infrastructure that may consist of copper, fiber, coax or some combination thereof. The primary markets for mPhase’s television delivery products are regions of the world outside of the United State that do not have coaxial fiber infrastructure capable of delivering a large number of digital broadcast television channels. Therefore our television products are targeted primarily for International markets outside of the United States.

On February 3, 2004, mPhase entered into the emerging area of NanoTechnology as a new and second line of business with its execution of a new Research and Development Agreement with the Bell Labs division of Lucent Technologies, Inc. NanoTechnology involves the synthetic assembly of new structures and materials at the molecular level. NanoTechnology has many potential applications including in industries such as biotechnology, semi conductors and power cells and sensors. The Company is initially focusing its efforts in developing new power cells and sensors NanoTechnology products designed for military applications.

Outsourcing

The Company practices an outsourcing model whereby it contracts with third party vendors to perform certain functions rather than performing those functions internally. For instance, mPhase out sources its research of  its TV+ product to several major vendors including Velankani Telecommunications, Bitband, Magpie Insiders, Inc and Espial. The Company also outsources exploratory research of micro electro mechanical systems development and its exploratory development of power source array fabrication using nanotextured superhydrophobic materials to the Bell Labs division of Alcahtel Lucent . It also out sources analog engineering development and certain administrative functions to Microphase Corporation and manufacturing of its new VDSL customer premises splitter product to Janifast Ltd.

We currently have no contracts in place for the manufacturing of our products with either Microphase Corporation or Janifast Ltd. or any other non-affiliated third party manufacturers. It is anticipated that we will  receive a royalty  that is presently being negotiated as a percentage of gross revenues based upon the sales of quantities of the new VDSL customer premises splitter product that will be made by Janifast Ltd.

With respect to manufacturing of its IPTV TV+ solution, mPhase has contracted with outside software vendors for product development with which it can establish long-term relationships. By using outside vendors, mPhase believes it can accelerate its time to market as well as avoid the substantial hiring of internal personnel required for internal production. With respect to its Nanotechnology product line, mPhase utilizes the extensive research and development facilities of bell labs which would otherwise not be available to mPhase owing to the high capital cost as well as long lead time necessary to establish such facilities.

The Company has entered into various Project Development Agreements during fiscal year 2007 with Velankani, Espial and Magpie Telecom Insiders, Inc. for development of portions of its TV+ middleware .

Industry Background

The Company believes there is a significant market for its latest TV+ solution for the delivery of IPTV. Telephone companies worldwide need to deliver a combination of services (i.e., voice, television and data) in order to reverse negative economic trends of reduced margins and customers. The multichannel television business is a growing industry. Much of the world is largely underserved, with little access to digital television programming. Cable, outside the US and pockets of Europe, is in the early stages of deployment. The mPhaseTV+ solution empowers telecommunications service providers to (a) capitalize upon this growing revenue-generating segment and (b) be able to compete more effectively with other technologies, such as cable where installed, and direct broadcast satellite (DBS) services.

We believe the incentive for telephone companies to deploy advanced digital services is significant. The traditional revenue model for telecommunications service providers is shifting as fixed line calling revenues are continuing to decline with the advent of wireless telephony and voice delivered over the Internet. Traditional telephone companies can no longer rely on a captured market and need to offer new, revenue-generating services in order to maintain or increase profitability and by offering new services to their customers.

Cable television providers are also beginning to offer cable telephony and cable modems for high-speed Internet service, in addition to their traditional multichannel television services. Additionally, in the U.S., direct broadcast satellites providers (DBS) are upgrading to two-way satellite communication to provide data services. In more advanced markets, these technologies have converged, leaving telephone, cable and direct satellite television providers competing for the same customers and the same dollars.

mPhase’s flagship TV+ solution enables telephone companies and other communications service providers utilizing twisted pair telephone wires or any other existing infrastructure to respond to these competitive threats and immediately offer fully integrated broadband service packages to their subscribers. Importantly, with mPhase’s products, telecommunications service providers are able to compete with cable and satellite providers in the high-margin multichannel digital television market. mPhase’s product solution do not require a capital-intensive fiber nor cable build- out, long lead times, or a technically challenging deployment. Instead, utilizing their already installed telephone line infrastructure, telephone companies can increase their per subscriber revenue, capture additional market share, stave off competition and ultimately increase their overall market valuation by becoming full-service communications providers today.

Incumbent telecommunications service providers will have an opportunity to preempt wide digital cable or satellite adoption that deploy mPhase’s IPTV solution and become market leaders in providing data and video services. Most telecommunications companies and industry analysts currently understand that data-only solutions are not sufficient to attract new customers, retain existing ones, and maintain or achieve profitability.

Our IP Television Solution

mPhase markets and sells its innovative IPTV delivery middleware/software as part of its TV+ solutions. The Company has refocused its efforts on IPTV software/middleware based upon carrier class open standards. Originally the Company’s development of solutions for delivery of broadcast TV for telephone service providers was  an end to end  DSL proprietary hardware/software  product line or our legacy Traverser DVDDS product. Our current TV+ solution is middleware necessary for  the delivery of IPTV, voice and high-speed interned over any type of infrastructure of a telecommunications service provider. mPhase has  initially developed its TV+ solution for telephone companies in parts of the world where access to multi-channel television is limited. As additional robust features required by major U.S. carriers are added through additional development work on the IPTV, the Company plans to target such carriers as strategic partners and customers.

mPhase introduced its first TV over DSL product, the Traverser Digital Video and Data Delivery System, (DVDDS) in 1998. The DVDDS, is an end-to-end system based upon proprietary technology developed in conjunction with Georgia Tech Research Corporation. Because it is an end-to-end video-over-ADSL (asymmetric digital subscriber line) equipment. The proprietary transport method utilized in the Traverser System is patent protected. The intellectual property embodied by the DVDDS System includes the ability to deliver a plurality of channels to a plurality of users, ensuring that all channels are available to all users at all times. The Company has replaced this legacy product with its newer TV+ solution.

As of December 30, 2006. the Company is testing for deployment in Ukraine, its IPTV solution or Release 6.0 of its TV+ solution. Over the years, the Company has spent over $30 million on research and development culminating in the IPTV product and believes it has significant experience and market knowledge in the field as a result of over 7 years of development efforts, changing market conditions and new technology developments in connection with Internet Protocol delivery of video.

Bell Labs and mPhase initially commenced research on the TV+ solution in December of 2002 as a compliment to and enhancement of the software and set top boxes needed to delivery television over DSL using the Lucent Stinger DSLAM. Bell Labs had previously been working in a contract engineering capacity helping mPhase to cost-reduce its digital set top box. In May of 2006, the Company transferred the systems integration and development work for its IPTV middleware to Velakani and expanded the work of Magpie Telecom Insiders, Inc and Espial in connection with such development.

We believe that the TV+ solution is now  the most reliable, scaleable and cost-effective system for the delivery of television services over copper telephone wires. For mPhase, the TV+ solution marks a shift in strategy from selling a complete, proprietary platform to providing an industry-standard, carrier class middleware for the deployment of IPTV by telecommunications service providers.

Releases 1.0 and 2.0 of the TV+ solution were designed by Bell Labs  as ATM (asynchronous transfer mode) solutions then targeted to the traditional reliability and use of such protocol by the majority of telecommunications service providers. Subsequent releases of the TV+ solution marks the final evolution of the IP based solution ideally suited for large-scale deployments, and in parts of the world that cannot afford the cost of upgrading to cable infrastructure.

NanoTechnology

mPhase has recently entered the business of NanoTechnology which represents the latest scientific area involving the disciplines of molecular engineering, quantum physics and electrochemistry, amongst others to create new advances in products. mPhase is currently focusing primarily upon exploratory research for the development of advanced battery and power cell products and Electro Mechanical Sensor for a new generation of sensors for military applications.

Business Development, Organization, and Acquisition Activities

We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., the Company has primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31, 1997 after we transferred the assets and liabilities, including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

On June 2, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and changed our name to mPhase Technologies, Inc.

On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications’ principal assets were patents and patent applications utilized in the development of our proprietary Traverser technology (as discussed in related footnote 11 of financial statements on P F-35). See also “Material Related Party Transactions,” contained with “Critical Accounts Policies” on P 27 and “Certain Relationships and Related Transaction” P 51.

In March 2000, we entered into a joint venture with Alphastar International, Inc. to form a company called mPhase Television.net, Inc., (mPhaseTV) in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTV, and made it one of our consolidated subsidiaries.

On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser for BMW’s telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW’s facilities. BMW has made two (2) subsequent purchases increasing the size of its deployment to 48 unique units.

Our flagship installation, Hart Telephone, has completed the build and development of its digital headend during fourth quarter of 2001. The completion of their digital headend marks the move from beta to commercial deployment of the Traverser platform. Hart currently has approximately 70 customers receiving about 80 channels of television services.

In May of 2002 mPhase initiated discussions for development of a cost-reduced intelligent network interface (INI) set top box with the Bell Laboratories division of Lucent Technologies, Inc.

Effective December 1, 2002, mPhase entered into a Development Agreement with the Bell Laboratories division of Lucent

Technologies, Inc. for the development of mPhase’s broadcast television switch (BTS) as an integrated platform with the Lucent Stinger DSL Access Concentrator.

On December 9, 2002, pursuant to a Statement of Work, Lucent commenced development of the BTS for mPhase.

On December 15, 2003, mPhase engaged Lucent for the cost-reduction of its Traverser INI set top box.

On January 21, 2003, mPhase entered into a Co-Branding Agreement with Lucent under which mPhase’s INI set top box will be co-branded with the Lucent Technologies, Inc. name and logo.

On April 4, 2003, mPhase entered into a Systems Integration Agreement with Lucent. Under the terms of the agreement, mPhase has been given the exclusive right to sell worldwide a “bundled” solution consisting of mPhase BTS and the Lucent Stinger.

In May of 2003, mPhase has announced development of the mPhaseTV+ Platform with Lucent Technologies’ Bell Labs. This modular product, as described in the “Our Solutions” section earlier, utilizes the industry-standard Lucent Stinger for transport. Bell Labs has been design contracted to design the mPhase BTS and Traverser CPE to be used in conjunction with the Lucent Stinger. A redesigned cost reduced second generation set top box CPE equipment has been completed. A prototype version of the BTS is also completed and has been successfully tested with 3 customers at Hart telephone in July of 2003. The first version of our TV+ product is scheduled to be completed during the second quarter of fiscal year 2004.

In November of 2003, mPhase announced that it had entered into a $1.0 million Project Development contract with Lucent Technologies’ Bell Labs division to complete development of Version 1.0 of its TV+ solution by the summer of 2004.

In February of 2004, mPhase announced that it had entered into a $1.2 million Project Development contract with Lucent Technologies’ Bell Labs division to perform exploratory research and development of micro power source arrays fabricated using nanotextured, superhydrophobic materials.

In September of 2004, mPhase announced that it had entered into a new $1.2 million Project Development contract with Lucent Technologies’ Bell Labs division to develop Version 3.0 of the TV+ solution centered around a new “Video Soft Switch” enabling the delivery of broadcast television, high speed internet and voice over an new IP based system with an open standards architecture.

In November of 2004, mPhase announced the selection by Lucent Russia to deploy 1,000 ports of mPhase’s TV+ solution to a telecom services company in the far eastern region of Russia that is one of 7 regional mega communications service providers.

In February of 2005 and March of 2005 respectively, mPhase extended its Project Development Agreement with the Bell Labs division of Lucent Technologies Inc. covering its power cell product for an additional 12 months at a cost of $1.2 million and also entered into a new 12 month Project Development Agreement for development of its new MEMS based Magnetometer sensor product. Such contracts are in the process of being extended of an additional 12 months.

Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal years ended June 30, 2004, 2005 and 2006 respectively, we generated $4,641,346,  $1,711,085 and $975,482 in revenue, respectively, and losses of $7,797,469, $11,504,944, and $19,233,716, respectively, from the commercial sale of our component products. Our other component products, including Filters and Central Office POTS Filter Shelves, are marketed to other DSL equipment vendors. We do not believe that the sales of our TV+ feature product will be materially impaired by the sale of these component products to these potential competitors.

mPhase is in the process of evaluating a full range of contract manufacturers, including manufacturers outside of the U.S. We believe that there are many qualified manufacturers around the world. mPhase is likely to contract with multiple companies depending on which countries the TV+ product is deployed and depending upon cost-competitiveness.

Our Products & Services

To date mPhase’s revenue has been derived almost exclusively from sales of DSL component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. We received an order for a test of our TV+ solution from a major telecommunications service provider in Ukraine, that subject to an acceptance test expected to be completed in June or July of 2007 may result in the deployment of approximately 6,000 customers by a major telecommunications provider in the Ukraine.mPhase supplies the telecommunications industry with products designed to enable, enhance or support broadband DSL services such as its new VDSL customer premises splitter. The Company is currently focused upon sales of its flagship TV+ middleware solution in connection with deployments by telecommunications service providers globally of IPTV.

History of the IPTV+ Solution

 Our IPTV solution has been developed by the Company and various outsourcing  institutions and companies over a period in excess of 8 years. Our legacy DVDDS system was developed by Georgia Tech Research Institute which was a proprietary end to end system of software and hardware designed to delivery over copper telephone lines broadcast quality television, high-speed internet and voice. The system consisted of equipment located at  central offices of telecommunications service providers, customer premises (a set top box). The system downloaded television content from a head end and compressed such content into native MPEG-2 digital format for transmission over fiber to various central office of a telecommunications service provider. The system enabled the provider to transmit over existing copper telephone lines from the central office to the home broadcast television, voice and high-speed internet. In fiscal year 2003 the Company engaged the Bell Labs division of Lucent Technologies to cost reduce the set top box portion of the DVDDS.  The Company together with Bell Labs teamed together to create an industry-standard, high quality and cost effective television over DSL platform known as the mPhaseTV+ solution. Releases 1.0 and 2.1 of this solution consists of three key elements:

1.

The mPhase BTS (broadcast television switch) layer interfacing the video headend and the DSLAM (Digital Subscriber Line Access Multiplexer);

2.

The Lucent’s Stinger DSL Access Concentrator, a field-tested central office (CO) piece of equipment which provides DSL connections to individual customers; and

3.

mPhase CPE (Customer Premises Equipment), a highly integrated set top box to deliver video in the home environment from the DSL link.

Together with a digital video headend  and the Lucent Stinger, the Versions 1.0 and 2.0 of the TV+ solution provide an ATM (asynchronous transfer mode) based end-to-end solution for customers wanting to provide television and high-speed data services over their existing copper infrastructure. Based on a streamlined, modular architecture, future upgrade, additional features and ancillary services can be implemented without major modifications to the entire system.

 In 2004 and 2005, it became evident that the market for delivery of broadcast television by telecommunications service requirements required a system that utilized internet protocol (IPTV) that is carrier class and with open standards instead of ATM protocol in order to achieve the lowest cost for delivery of broadcast television to the largest number of customers. In 2006, the Company announced the development of Release 3.0 of its TV+ product that was the first solution developed by the Company that utilized internet protocol to deliver broadcast television, high-speed internet and voice by a telecommunications service provider. This released marked a migration of the Company from the original DVDDS hardware/software end to end proprietary system to an open standards carrier class software/middleware IPTV solution designed to deliver television, voice and high-speed internet over copper, fiber or any other existing infrastructure that a telephone service provider may have. The middleware solution is part of the overall system which consist of head end and various system hardware components and set top box at a customer premises required for the delivery to broadcast television using IP protocol.

 As noted above, the Company’s current IPTV solution utilizes a communications framework based upon Internet Protocol (IP) instead of Asynchronous Transfer Mode (ATM) that was utilized in earlier releases of the product. ATM is an industry standard for transportation of data based upon a packaging of information into a fixed-size cell format for transportation across networks. Many telecommunications service providers currently deploy equipment that handles this protocol because it can support voice, video, data and multimedia applications simultaneously with a high degree of reliability. IP is another transport protocol that maintains network information and routes packets across networks. IP packets are larger and can hold more data than ATM cells. Historically, there have been concerns that service providers would be unable to provide the same quality of service with IP because it is not optimized for time-sensitive signals such as broadcast television and voice. Nevertheless, there is a greater demand by telecommunication service providers for IP systems for delivery of television, voice and high-speed data because such systems are significantly more cost effective to deploy based upon greater scalability.

Release 6.0 or the IP based TV+ platform is designed for customers planning to support large scale deployments, delivering both high speed data and television services. Such system is designed for maximum flexibility, cost effectiveness, and is highly scaleable for large deployments by telephone service providers. Since most telecommunications providers require an IP rather than ATM mode for deploying digital broadcast television and video on demand, all releases of our IPTV middleware, commencing with release 3.0, have utilized internet protocol.

The Company believes the initial major deployments and any revenues from sales of its flagship IPTV solution are not expected until the third quarter of fiscal year 2006. An upturn of spending in the telephone industry should also increase sales and improve the Company’s margins and provide the Company with the opportunity to attain profitability.

DSL Components

Although the Company has repositioned itself mainly as a software/middleware provider of IPTV solutions, mPhase also designs and markets a line of DSL component products that now consists of a new VDSL customer premises splitter designed to facilitate the roll-out of broadband services by telecommunications service providers such as AT&T that are using a combination of fiber to the curb and VDSL over existing copper lines to the home to solve the “last mile” for delivery of such services.

Research and Development Activities

As of June 30, 2006, we had been billed approximately $13,539,952 for research and development conducted by Georgia Tech Research Institute (GTRC) in connection with the development, over 5 years of the legacy Traverser DVDDS system .On March 26, 1998, we entered into a license agreement with Georgia Tech which owns the Digital Video and Data System technology. GTRC and its affiliates have granted us the exclusive license to use and re-sell Traverser DVDDS worldwide. We are obligated to pay Georgia Tech royalties of up to 5% on future sales of the Traverser™ The license agreement expires automatically when the patents covering the invention expire.

The Company has paid Lucent Technologies, Inc, through March 31, 2007 a total of $4,819,502 for development of Versions 1.0 through Versions 3.0 its TV+ or IPTV solution which commenced as of September 15, 2002. In May of 2006, mPhase a transferred development of the IPTV middleware form the Bell Labs division of Lucent Technologies Inc to Velankani, as primary systems integrator of the project.  The Company is obligated to pay a total of approximately $1 million primarily to Magpie Telecom Insiders, Inc., and Espial, and Velankani Software  in remaining payments in order to complete Release 6.0 of the TV+ product.

In February of 2005 mPhase announced that it had entered into a new 12 month extension of its February 2004 $1.2 million Project Development contract with the Bell Labs division of Lucent Technology Inc. for the exploratory research of micro power cell arrays using superhydrophobic nanotextured materials with the first commercial application expected to be a new miniature power cell with a very long shelf life for military and commercial applications. Under the terms of such agreement the Company has paid Lucent $100,000 per month commencing in February of 2005 for a 12 month period for a total of $1.2 million. The Company and Lucent plan to extend such contract for another 12 months on similar terms to continue development of the miniature power cell product. In addition in March of 2005, the Company announced a 12 month agreement with Lucent Technologies, Inc. for development of an electromagnetic sensor or Magnetometer product using the science of Nanotechnology at a cost of $1.2 million payable in 12 installments of $100,000 per month through March of 2006. The Company renewed both contracts in May of 2006 through February and March of 2007 respectively and is currently in negotiations with Bell Labs to extend each of the contracts for an additional 12 months.

Market

Currently, mPhase’s target market for its IPTV solution includes telephone companies and telecommunications service providers worldwide. By deploying converged voice, video and data over their existing telephone infrastructure, telecommunications service providers can increase revenue and profitability and retain valuable market share. In most parts of the world, the telephone company is strongly positioned to be first to market with an integrated bundle of communications services. IPTV subscriptions are forecasted to reach around 40 million subscriptions by 2010.  This number has increased significantly since 2004 at about 1.3 million.

IPTV can and most likely will become a catalyst of pay TV and broadband growth for key emerging markets such as Russia.  In today’s competitive telecommunications landscape, the mPhaseTV+ solution for delivery of IP TV has now become a compelling solution for many large international telecommunications service providers to compete effectively in today’s marketplace.

We estimate that on average, a typical telecommunications service provider using mPhase’s IP TV+ solution can generate significant revenue with a payback on its initial investment in either system within 2-3 years depending on the size and scope of the deployment. Importantly, this relatively short payback period is still applicable in countries where the average cost of a basic cable television package is well below the US average. The economics of mPhase’s IPTV+ solution are such that, for example, when charging as little as $10 per month per subscriber for a basic television package, the system operator can expect a full return on investment within a three-year period of time. Furthermore, over 5 years a telecommunications service provider can achieve a significantly higher rate of return on its investment in our IPTV solution than would be possible with deploying voice and data alone. mPhase has developed a detailed and highly customizable return on investment model to assist the telco in assessing its rates of return and profitability based on additional revenue generated by the new services.

mPhase expects to derive the majority of its revenue from the sale of its TV+ solution developed in conjunction with Lucent Technologies, for a number of reasons:

1.

The platform has been designed to achieve maximum cost efficiencies by maximizing scalability using IPTV.

2.

Version 6.0 of the TV+ solution is a market driven IP based solution and is a powerful software/middleware enabling tool providing complete standards-based flexibility for any combination of transport hardware including all major DSLAM’s, set top boxes and other features necessary to optimize a solution by a telephone service provider for the delivery of broadcast television, voice and high-speed internet.

mPhase is currently targeting international incumbent telephone companies.  The Company expects to derive the majority of its system sales abroad, specifically from telephone service providers in the Ukraine,  Russia and Turkey. mPhase believes that foreign markets will adopt its IPTV solution more rapidly than domestic service providers since there is not generally intense competition from cable television. Therefore, the Company has placed much of its initial emphasis on targeting the international market.

Russia the Ukraine and Turkey are markets with minimal pay-TV and broadband penetration levels.  These markets offer the possibility that IPTV will be come the main catalyst for broadband adoption.  There has been little success in these markets thus far, but we believe we have created a product that will trump the past failures.  The demand for IPTV is higher now that it has ever been. The markets mPhase is targeting possess pockets of moderate to high-income households willing and able to purchase advanced digital services, but very few, if any, alternatives exist.

Cable television and digital broadcast satellite (DBS) services are less competitive internationally than in North America. Because of the limited expansion of cable, especially two-way digital cable and satellite networks abroad, access to advanced communications services such as high-speed Internet and digital television in many areas is limited to copper-based delivery methods.

Competition in the worldwide telecommunications market is becoming increasingly aggressive due to changing telecommunications regulation, heightened competitive threats from alternative technologies, such as cable and digital broadcast satellite, and price declines in local and long distance telephony services.  Over the past decade, the distinction between local and long distance services has gone extinct.  Now operators have introduced all-distance calling for one rate.  This is why more and more operators are beginning to look into VoIP and other sources of revenue such as IPTV.

To date, there are several significant deployments of IPTV worldwide including Fastweb in Italy, Imagenio, operated by Telefonica in Spain, Yahoo BB/Softbank in Japan, SuperSun in China in Hong Kong, PCCW in Hong Kong, Free Telecom in France, Yahoo BB in Japan and Media on Demand in the Republic of China operated by Chunghwa Telecom. mPhase believes that the deployment of IPTV worldwide is in the beginning stages but we have begun initial deployments in Russia with Svyazinvest Companies. The market has been slower to develop than many commentators have predicted owing to the technical complexity of the systems software and hardware to deliver feature rich television and video on demand where many international telecommunications operators have varied topologies, existing infrastructure, and complex regulations to comply with in order to successfully deploy such a system. Nevertheless, mPhase believes that telecommunications service providers around the world have the incentive to deploy.

Sales Strategy

 IPTV

mPhase will pursue sales opportunities through a variety of channels, including direct sales by the Company’s internal sales team, distributors and in conjunction with systems integrators and strategic partners in Turkey, the Ukraine and Russia.

Joint Venture Opportunities

 There also exist opportunities for mPhase to capture recurring revenue from the sale and deployment of its IPTV middleware through a joint venture business model. Under  this scenario, mPhase would sell its middleware to a joint venture company, of which mPhase retains a minority position. This company would negotiate either a line leasing or revenue share program with the incumbent telephone company and subsequently deploy and operate one of mPhase’s IPTV solution. mPhase believes a JV may provide additional opportunities for sales to international telephone carriers that may not have the funds to procure mPhase’s IP TV solution, yet recognize the potential business opportunity in deploying our product especially with respect to potential incremental revenues from targeted advertising.

Funding of the equipment and operation of the system would be the responsibility of the JV. Member companies of the JV would include entities interested in controlling television services such as the government and large media groups. For example, mPhase has established a JV in Turkey with Beyaz Holdings a significant provider of Turkish Television content. Although a JV requires greater involvement from mPhase in terms of organizing and coordinating the appropriate parties, the long- term potential benefits to mPhase are great. mPhase would not only secure sales of its TV+ solution, but would benefit from the recurring revenues from a JV engaged in being a broadcast television service provider.

DSL Component Products

mPhase continues to develop its new a line of VDSL component products such as its customer premises splitter. Potential customers for the DSL component products include other DSL equipment manufacturers, re-sellers, network integrators and telecommunications service providers deploying DSL worldwide.

To date, mPhase has deployed over 250,000 POTS Splitter ports. The mPhase DSL component products are sold both by mPhase directly as well as through established distribution agreements. With the migration of telecommunications service providers to VDSL in combination with fiber from ADSL the Company believes that its future revenues from DSL component products will depend upon the rapid development and successful marketing of its new VDSL customer premises splitter. The Company has phased out its legacy ADSL POTS splitter product owing to advancements in DSL technology and VDSL standards and overall market demand. We are continuously in discussions with various original equipment manufacturers of telecommunications equipment to identify opportunities for joint bids for infrastructure deployment with major domestic and international telecommunications service providers. We also continue to market our component products directly.

Intellectual Property, Patents and Licenses

The Company has entered into software development and licensing agreements with Magpie Telecom Insiders, Inc. and Espial with respect to certain software used in connection with its TV+ product. Under such development and licensing Agreement the Company has made aggregate payments of approximately $2 million and $789,000 respectively as of April 18th, 2007. In addition the Company will pay a licensing fee per set top box sold as part of the TV product to Espial of $5.05 per set top box.

We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators, strategic partners or on our own. There can be no assurance; however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States regarding patent protection of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents that will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

The Company has filed 7 patents that consist of a combination of (a) patents granted to mPhase from the bell labs division of Lucent Technologies, Inc. and (b) joint patents developed by mPhase and employees of bell labs with respect to the nanotechnology products currently under development. In addition, on June 13, 2007, the Company filed a provisional patent covering its TV+ product.

Regulation

The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components, which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

Competition

mPhase competes with broadband equipment manufacturers including cable and digital broadcast satellite equipment manufacturers, as well as other equipment vendors manufacturing IP TV middleware solutions and set top boxes. The global telco customer base has the ability to adopt other forms of content distribution if it chooses to compete in the multi-channel home entertainment market. However, mPhase believes its IPTV solution is attractive to a broader range of customers of telecommunication service providers. The following sections outline the competitive landscape for mPhase. Cable Television Network Operators:

Cable Television is our indirect competitor.  This is mainly because where we are focusing our attention there are no known cable television providers.  mPhase believes that the TV+ solution is the most cost effective and robust video delivery technology deployable by our primary target market of international telecommunications service providers. Cable Television providers around the world are seeking to preempt the IPTV value proposition of transforming and personalizing the end-user experience.  New services are rapidly being provided to a larger customer base than previously with more emphasis on on-demand capabilities.  The cable industry in the United States has invested more than $85 billion in its networks to combine traditional coaxial cable with fiber optic to create hybrid fiber coaxial.  This allows operators to transmit digital signals, expand programming capacity and enable interactive services.  Cable operators will also move to IP, this is inevitable, but many markets do not have the cable infrastructure needed to deploy such a product.

Direct Broadcast Satellite Services

 In the US, direct broadcast satellite (DBS) providers have experienced increased market penetration over the past few years. DBS service is the only alternative television delivery method in rural areas where cable has not been deployed, or antiquated analog cable is predominant. However, in some cases, DBS service does not include local off-air channels and most DBS operators are not able to provide competitively-priced wireless high-speed Internet service. Technology enabling two-way, high-speed Internet access over DBS is relatively new and we expect it will take time to reach broad market acceptance as a cost-effective, reliable data delivery method.

Other IP TV Vendors

mPhase competes with  vendors of middleware. and set top boxes. Companies that supply middleware for IPTV include a joint venture of Microsoft and Alcatel, Minerva, Orca Interactive, Siemens, VBrick Systems, and Video Furnance.  IP end to end systems competitors include UTStarcom, mxWare and Industria.

Differentiating Factors

 mPhase believes that its IPTV product offers the most reliable, scaleable and cost effective solution for delivery of broadcast television programming on a cost-effective basis. Our solution is carrier class with open standards. mPhase’s unique systems architecture  for its TV+ is a streamlined solution is designed to be the most cost-effective scaleable solution in emerging international markets as well as flexible enough to be upgraded with enhanced features of more robust systems for high end customers.

Headend and Set Top Box Equipment Providers

mPhase does not manufacturer either set top boxes or digital head end gear. All customers interested in deploying an mPhase IPTV+ solution must build a digital headend to receive, digitize and groom the television signals and provide set top boxes to their customers from other vendors. Through extensive lab and field testing, mPhase has established an approved vendor list of several headend providers and has tested its IPTV middleware with set top boxes manufactured by a number of vendors.

Nanotechnology

The science of nanotechnology is very new and evolving. There has been significant venture capital fundings of start up companies during calendar year 2005-2007 focusing upon development of a wide range of potential products and applications. mPhase believes that its power cell and magnetometer products may be the earliest products commercialized using the science of nanotechnology. Nevertheless, the Company does not expect any material revenues from such product for 3 years.

Employees

We presently have approximately twenty three (23) full-time employees and consultants, two (2) of whom are also employed by Microphase Corporation. See the description in the section entitled “Certain Relationships and Related Transactions.”

Properties

We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06854, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to-month basis. We also maintain offices in New York, N.Y and Little Falls, New Jersey.

LEGAL PROCEEDINGS

The Company has previously been advised that, following an investigation by the staff of the Securities and Exchange Commission, the staff intends to recommend that the Commission file a civil injunctive action against Packetport, Inc. and its Officers and Directors. Such recommendation relates to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a) of the Securities Act of 1933 and Sections 10(b) and 13(d) of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. Such persons have advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation.

On November 15, 2005, the Commission filed a Civil Enforcement Action arising out of such investigation in Federal District Court in the District of Connecticut against Packetport.com, Inc, its officers and directors and others. mPhase was not named in such civil action as a party defendant, however both the CEO and COO of the Company were named as defendants. The Commission has alleged that such defendants have violated various sections of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the anti-fraud provisions of Section 10 and Rule 10b-5 as well as Sections 17 of the Exchange Act and Section 5 of the Securities Act. In addition Microphase Corporation is also named as a defendant in the civil action in connection with its sale of the stock of Packeport.com in early 2000. All defendants to the suit continue to deny any wrongdoing and intend to vigorously defend all allegations contained in such action.

In a ruling (3:05 CV 1747 (PCD)), dated March 21, 2007, the Honorable Peter C. Dorsey, Senior U.S. District Court Judge for the United States District Court  For The District Of Connecticut, granted a motion by defendants, Ronald A. Durando and Packetport Inc. joined by defendants Gustave T. Dotoli , Microphase Corporation and Packetport.com, Inc. to dismiss under Federal Rule 41(b) of the Federal Rules of Civil Procedure the civil lawsuit filed on November 15, 2005 by the Securities and Exchange Commission against Packetport.com, Inc. et. al for lack of prosecution.

On April 4, 2007, the Securities and Exchange Commission filed a motion with the United States District Court requesting a reconsideration of the motion to dismiss granted by the Court  in favor of the defendants.

In a ruling dated May 23, 2007, the Judge Peter C. Dorsey granted the motion for reconsideration filed by the Securities and Exchange Commission and reversed his earlier ruling of March 21, 2007 and reinstated the case on the judicial calendar to proceed to trial.

From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

OUR MANAGEMENT

Executive Officers and Directors

Our officers and directors, and their ages, as of March 31, 2007, are as follows:
Name	Age	Position(s)
Necdet F. Ergul	84	Chairman of the Board and Director
Ronald A. Durando	50	President, Chief Executive Officer And Director
Gustave T. Dotoli (2)	71	Chief Operating Officer and Director
Martin S. Smiley	59	Executive Vice President, Chief Financial Officer,
		General Counsel and Director
Outside Directors

Anthony H. Guerino, Esq. (1)(2)	59	Director
Abraham Biderman (1)(2)	59	Director
Victor Lawrence	60	Director

(1) Member of Audit Committee. (2) Member of Compensation Committee.

The following is biographical information about each of our Officers and Directors.

Necdet F. Ergul has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. He is also a Director of Janifast Ltd. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

 Ronald A. Durando is the founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. In addition, Mr. Durando has been the Chief Operating Officer of Microphase Corporation since 1994. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a Hong Kong corporation for operational and manufacturing companies in China. Mr. Durando is also President and Chief Executive Officer and Director of PacketPort.com, Inc.

Gustave T. Dotoli has served as our Chief Operating Officer and a Director since our inception in October 1996. In addition, Mr. Dotoli has been the Vice President of Corporate Development of Microphase Corporation since December of 1996. Mr. Dotoli is also a Director and Vice President Corporate Secretary of PacketPort.com, Inc. He formerly was the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dickinson University in 1959.

Martin Smiley joined us as Executive Vice President, Chief Financial Officer and General Counsel on August 20, 2000. In 2006 he was elected to the Board of  Directors of the Company. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase’s strategic financial leader. Prior to joining the Company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, and as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from the University of Virginia School of Law.

Anthony H. Guerino has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law’s Trial Moot Court Program.

Abraham Biderman has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

Dr Victor Lawrence is bachelor Chair professor of Electrical Engineering and Associate Dean for Special Programs, in the Charles V Schafer, Jr. School of Engineering, at Steven Institute of Technology. Dr. Victor Lawrence is a member of the National Academy of Engineering and has worked in the information technology and communications field for over thirty years. He is an industry leader in digital communications R&D and services, an entrepreneur, an active member of engineering professional organizations, an author, and a teacher who has extensive international experience. Prior to joining Steven Institute of Technology Dr. Lawrence was Vice President, Advanced Communications Technology, Bell Laboratories, Lucent Technologies. He led the development of technologies that go into the most innovative, reliable, and cost-effective communications networks for the leading telecommunications service providers. He has supported Lucent’s businesses with a staff of about 500 leading technologists and a budget of about $100M. Major projects included gigabit, photonic, and wireless networking developments and services. He was responsible for a team of engineers that worked on performance analysis, simulations and development of broadband access and backbone networks for many national and international service providers. All of Lucent’s R&D organizations relied on his high-technology support of computer-aided hardware design, physical and thermal design, systems compliance testing and certification, and design for high performance network control, signaling, and management. Earlier, he was Director, Advanced Multimedia Communications at Bell Labs, where he was responsible for systems engineering, exploratory development of multimedia signal processing, transmission, and switching, including speech and audio coding, modems, broadband transmission, ATM switching and protocols, and wireless communication and signal processing. He held a variety of leadership positions in data communications research, digital techniques, and information systems. His application of digital signal processing to data communications in the late 1980s and early 1990s led to many significant advances in high-speed transmission over copper lines (e.g., voice band modems and DSL), which helped create a global industry that leverages the public switched telephone network. Dr. Lawrence played a significant role in the development of every major international voiceband modem standard, making high-speed data communication over international networks possible. The universal availability of high-speed data connectivity stimulated the growth and widespread use of the Internet. He led the development of high-speed modem/fax chip sets that are used in data terminals, computers, and voice terminals for secure communications worldwide. His work on high-speed transceivers for local loop and for premises applications led to the development of a variety of DSL technologies, many of which are deployed today for broadband services. Entrepreneurship Dr. Lawrence spun off several ventures internal and external to Lucent to maximize the impact of technology developed in his organization.

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Globespan, whose core team came from Dr. Lawrence’s organization and created the silicon for DSL. Globespan later merged with Virata and is now part of Conexant.

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Lucent Digital Video, a Lucent internal venture, which developed MPEG-2 video encoders that have been deployed in over 150 television stations and in many broadband networks worldwide. The entire R&D team came from Dr. Lawrence’s organization.

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elemedia, which developed software for VoIP communications.

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Lucent Digital Radio (now Ubiquity), which developed VLSI for encoding/decoding and modulation/demodulation of digital audio broadcast (DAB). This technology is now used for both terrestrial and satellite radio. In addition, he led the systems engineering efforts that designed the architecture for the Sirius Satellite System and developed the Studio Encoder and the ASIC for the receiver system.

Dr. Lawrence is a member of the National Academy of Engineering and a Fellow of both the Institute of Electrical and Electronics Engineers (IEEE) and AT&T Bell Labs. For his scientific achievements, Dr . Lawrence has received numerous awards, including the 2004 IEEE Award in International Communication and a 1997 Emmy Award for the HDTV Grand Alliance Standard. He was also the co-recipient of the 1984 J. Harry Karp Best Paper Award and the 1981 Gullemin-Cauer Prize Award.

He served as the Chairman, IEEE Awards Board in 1994-1995, was Editor-In-Chief, IEEE Transactions on Communications from 1987 to 1991, and a member of the Board of Governors of the IEEE Communications Society from 1990 to 1992. He was also Special Rapporteur on Coding (1982-1984) and on Transmission Impairments (1984) for CCITT (now ITU).Dr. Lawrence has been a key proponent of R&D globalization and is championing the effort to bring fiber optic connectivity to Africa. Over the past several years at Bell Labs, he managed a worldwide R&D organization, with branches in Beijing and Shanghai in China and in Hilversum and Twente in the Netherlands, as well as four states in the US. Before joining Bell Labs in 1974, he taught at Kumasi University of Science and Technology in Ghana, and was employed as a research engineer at the General Electric Company in the UK. Dr. Lawrence is the co-author of five books : “Introduction to Digital Filters,” “Tutorials on Modem Communications,” “Intelligent Broadband Multimedia Networks,” “Design and Engineering of Intelligent Communications Systems,” and “The Art of Scientific Innovation.” He holds over 20 U.S. and international patents and has over 45 papers in referenced journals and conference proceedings, covering digital signal processing and data communications. Dr. Lawrence has taught Signal Processing and Data Networking courses at the University of Pennsylvania, Rutgers University, Princeton University, Columbia University, and Fairleigh Dickinson University, and delivered the Chancellor’s Distinguished Lecture Series at the University of California at Berkeley in 1986. He has also taught Technology Management and Technology Incubation courses at Bell Labs to new engineers.

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Since 1996, Dr. Lawrence has taught a short-course each year at the US Industrial College of the Armed Forces.

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From 1997-2001, Dr. Lawrence and his staff supported Senator First and the US Sub-Committee on Science and Technology.

 Dr. Lawrence received his undergraduate, masters, and doctorate degrees from the University of London in the United Kingdom.

Board Committees

Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000.

The compensation committee makes recommendations to our Board of Directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three (3) Directors, Messrs. Biderman, Dotoli and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors in cash as well as in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table “Security Ownership of Certain Beneficial Owners and Management” and the notes thereto.

Compensation of Directors

During fiscal year 2006 mPhase compensated each of the inside directors with Options to purchase 25,000 shares of common stock at a price of $.25 per share for services both as officers and directors. The outside directors were each compensated with 25,000 of Options to purchase common stock at a price of $.25. The Messrs Durando, Dotoli and Guerino were each paid a $7,500 cash stipend. No such payment was made during fiscal year 2005.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal year ended June 30, 2007 and the two previous fiscal years, the compensation earned by mPhase's chief executive officer and the four other executive officers, whose compensation was greater than $100,000 for services rendered in all capacities to the Company for the year ended June 30, 2007.

SUMMARY COMPENSATION TABLE

LONG-TERM COMPENSATION

		ANNUAL COMPENSATION		RESTRICTED	SECURITIES
				STOCK	UNDERLYING
				AWARD(S)	OPTIONS
	YEAR	SALARY	BONUS

Ronald A. Durando	2007	$401,100		6,000,000	1,400,000
Chief Executive Officer and	2006	$393,600	$250,000	6,000,000	9,775,000
President	2005	$305,000	-	-	2,500,000

Gustave Dotoli	2007	$289,500		3,000,000	900,000
Chief Operating Officer	2006	$282,000	$75,000	2,500,000	4,875,000
	2005	$215,000	-	-	1,500,000

Martin Smiley	2007	$203,750		1,750,000	400,000
Executive Vice President	2006	$175,000	-	1,577,206	1,300,000
Chief Financial	2005	$125,000	-	425,000

STOCK OPTIONS

The following table contains information regarding options granted in the fiscal year ended June 30, 2007 to the executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2007, mPhase granted options and compensatory warrants to acquire up to an aggregate of 8,855,000 shares to employees and directors & consultants.

Name	Number of	% of Total	Exercise	Market	Expiration	Potential Realizable Value
	Securities	Option/SARS	or	Price	Dates	of Assumed Annual
	Underlying	Granted to	Base	on		Rates of Stock Price
	Option/SARS	Employees in	Price	Grant		Appreciation for
	Granted (#)	Fiscal Year	($/Share)	Dates		5 Year Option Term
						0%	5%	10%
Ronald	1,400,000	15.8	$.21	$.19	8/24/11	$0	$0	$0
A.
Durando

Gustave	900,000	10.2	$.21	$.19	8/24/11	$0	$0	$0
T.
Dotoli

Martin	400,000	4.5	$.21	$.19	8/24/11	$0	$0	$0
Smiley

OPTION GRANTS IN LAST FISCAL YEAR
(INDIVIDUAL GRANTS)

The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 2007. During the fiscal year ended June 30, 2007 no options were exercised. The value realized is the difference between the closing price on the date of exercise and the exercise price. The value of unexercised in-the-money options is based upon the difference between the closing price of mPhase's common stock on June 30, 2007, and the exercise price of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Shares	Value	NUMBER OF SECURITIES (1)		VALUE OF UNEXERCISED IN-THE-
	Acquired	Realized	UNDERLYING UNEXERCISED		MONEY OPTIONS AT YEAR END ($)
	on Exercise	$	OPTIONS AT YEAR END (#)
			EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Ronald A.	0	$0	15,175,000	-	$0	-
Durando
Gustave T.	0	$0	7,525,000	-	$0	-
Dotoli
Martin	0	$0	1,700,000	-	$0	-
Smiley
	-	-		-

Employment Agreements

All employment agreements with our current management have expired and are in the process of being renegotiated subject to approval of the Board of Directors of the Company.

Long-Term Stock Incentive Plan

We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. Our shareholders approved our 2001 Stock Incentive Plan at our annual meeting of shareholders on May 30, 2001. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.

With respect to our current plan, the compensation committee of the Board of Directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

Upon stockholder approval, the Board of Directors merged our prior Long-Term Stock Incentive Plan into the 2001 Plan.

The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our Company plan, but which are not issued before our current plan is merged into the 2001 Plan.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 2,500,000 subject to the exceptions made by the Board of Directors. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

The 2001 Plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All two (2) non-employee directors and approximately nineteen (19) employees will be eligible to participate in the 2001 Plan.

The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stockholder approval since the Prior Plan was previously approved by the stockholders.

Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Dotoli, Mr. Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs Guerino nor Biderman is not one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2004 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Ergul is a controlling shareholder and Director of Microphase corporation (which provides certain administrative services to mPhase) and Mr. Dotoli and Mr. Durando are Officers of Microphase., Mr. Dotoli, together with Mr. Durando and Mr. Ergul, are controlling shareholders, officers and directors of Janifast Ltd. Janifast Ltd. has produced components for the TV+ product and is expected to produce a material amount of DSL components for us in the future.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 30, 2006 certain information regarding the beneficial ownership of our shares:

1.     by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;

2.     each of our directors;

3.     by each executive officer named in the Summary Compensation Table; and,  by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of “Shares” of Common Stock Beneficially Owned	Percentage Ownership of Common Stock(2)
Necdet F. Ergul(4)	5,050,750	1.8%
Ronald A. Durando(3)	25,264,849	8.8%
Gustave T. Dotoli	13,330,267	4.7%
Abraham Biderman	1,527,733	0.5%
Anthony Guerino	777,500	0.3%
Martin Smiley	8,598,198	3.0%
Microphase Corporation	24,832,241	8.4%
Janifast	18,127,778	6.2%
All executive Officers Directors, and beneficial owners	97,509,316	33.7%

	Warrants	Options	Total
Necdet F. Ergul	200,000	2,448,750	2,648,750
Ronald A. Durando	581,667	14,200,000	14,781,667
Gustave Dotoli	1,138,067	6,925,000	8,063,067
Martin Smiley	2,545,569	1,440,000	3,985,569
Abraham Biderman	35,000	982,500	1,017,500
Anthony Guerino	35,000	742,500	777,500
Microphase Corporation	8,772,222	0	8,772,222
Janifast Ltd.	3,150,000	0	3,150,000

(1) Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

(2) Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 278,235,984 shares outstanding on June 30, 2006, and, with respect to each person holding options or warrants to purchase shares that are exercisable within 60 days after June 30, 2006, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

(3) Includes 1,396,148 shares held by Durando Investment LLC, Shares held by Janifast which Mr. Durando controls are stated separately.

(4) Includes 277,000 shares owned by Berrin Snyder, his daughter and 275,000 owned by Eda Peterson, his daughter. Shares held by Microphase which Mr. Ergul controls are stated separately.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Related Party Transactions

The Company has material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain re-transmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the TV+ within its incorporated joint venture mPhase Television.Net, in which the Company owns a 56.5% interest.

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and COB of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, are significant shareholders of mPhase.

Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, and Janifast Limited has the ability to fulfill their obligations to the Company without further support from the Company.

Transactions with Officers, Directors and their Affiliates

Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotoli, and Necdet F. Ergul.

During the 12 month period ended June 30, 2006 Eagle Advisers, an investment banking firm founded by Mr. Abraham Biderman, a member of the Board of Directors of the Company, earned fees and reimbursement expenses of approximately $782,568 in connection with services in regard to private placements of the Company’s common stock and warrants and raised a total of $5,820,652 net of such fees for the Company.

During the 12 month period ended June 30, 2005 Eagle Advisers, earned fees and reimbursement expenses of approximately $633,000 in connection with services in connection with private placements of the Company’s common stock and warrants and raised a total of $6,117,000 net of such fees for the Company.

Additionally at June 30, 2004, Mr. Durando was owed $300,000 and Mr. Smiley was owed $100,000 by the Company as evidenced by a non-interest bearing promissory note that was repaid in July 2004. As of June 30, 2004 a total of $55,000 in the aggregate was due to Mr. Durando and Mr. Dotoli for unpaid compensation.

Mr. Durando’s June 30, 2004 note payable balance of $300,000 was repaid by the Company during fiscal year 2005. During the first and second quarters of fiscal year 2005, Mr. Durando made additional bridge loans to the Company evidenced by various 12% demand notes in the aggregate of $525,000. Mr. Durando was repaid a total of $450,000 of such loans in January of 2005. In addition, Mr. Durando converted $13,954 of the principal amount of a $75,000 promissory note leaving unpaid principal of $61,046 outstanding. Mr. Durando converted $13,000 of accrued and unpaid interest on various promissory notes of the Company into 65,000 shares of common stock and a 5 year warrant to purchase a like amount of common stock at $.25 per share.

During the twelve month period ended June 30, 2005 Mr. Dotoli and Mr. Smiley, the COO, and CFO and General Counsel of the Company respectively, each lent the Company $75,000. Mr. Dotoli was repaid, the principal amount of such loan, in cash in January, 2005 and Mr. Smiley converted his $75,000 loan into 375,000 shares of common stock of the Company plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition, Mr. Smiley converted $9,975 of accrued interest into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. Finally Mr. Smiley received 25,000 additional shares of common stock as a market adjustment to his equity investment of $25,000 on August 30, 2004. Mr. Dotoli cancelled $3,750 of accrued and unpaid interest from August 15, 2004 through January 15, 2004 into 375,000 shares of common stock pursuant to the terms of a portion of a warrant that was exercised at $.01 per share previously given by the Company to Mr. Dotoli in exchange for and cancellation of unpaid compensation. On January 15, 2004, Mr. Smiley was awarded 425,000 shares of common stock as additional compensation.

During the six months ending December 31, 2004, accounts payable in the amount of $250,000 owed by mPhase to Microphase Corporation was cancelled in exchange for the 1,250,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.25.In addition for such period, Janifast Ltd. cancelled $200,000 of accounts payable owed by mPhase in exchange for 1,000,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.25 per share.

In late February and early March of 2005, the various vendors converted approximately $173,898 in accounts payable due from the Company into 535,296 shares of Common stock aggregating $183,310 in full settlement of those obligations.

Mr. Ronald A. Durando converted $13,000 of accrued and unpaid interest on various demand notes issued by the Company for loans by Mr. Durando during the six month period ended December 31, 2004 into 65,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition Mr. Durando converted $13,954 of principal of a $75,000 promissory note into the exercise, in full, of a warrant to purchase 1,395,400 shares of common stock at $.01 previously granted to Mr. Durando in exchange for cancellation of unpaid compensation.

In June of 2005, Mr. Smiley converted the his 12%  $100,000 note converted plus accrued interest thereon to 520,000 shares of common stock of mPhase at the rate of $.20 cents per share plus a 5 year warrant for an additional 520,000 shares of common stock at $.25 per share.

In addition a demand note payable to Martin Smiley, CFO and General Counsel of mPhase, in the amount of $75,000 was converted into 375,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share and Mr. Smiley extended from July 25, 2004 to July 25, 2005 a $100,000 promissory note carrying 12% interest. In addition Mr. Smiley converted accrued and unpaid interest on his various promissory notes of $ 9,975 through December 31, 2004 into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of common stock at $.25 per share. Mr. Smiley’s remaining $100,000 note is convertible into Common Stock of mPhase at the rate of $.25 cents per share through July 25, 2009. Upon conversion, the note holder will be granted warrants to purchase an equivalent amount of mPhase Common Stock at $.25 cents per share for a period of five years from the date of conversion plus a 5 year warrant for a like amount of shares at $.25 per share. Mr. Ronald A. Durando converted $13,000 of accrued and unpaid interest on various demand notes issued by the Company for loans by Mr. Durando during the six month period ended December 31, 2004 into 65,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition Mr. Durando converted $13,954 of principal of a $75,000 promissory note into the exercise, in full, of a warrant to purchase 1,395,400 shares of common stock at $.01 previously granted to Mr. Durando in exchange for cancellation of unpaid compensation. Finally, Mr. Gustave Dotoli, Chief Operating Officer of the Company converted $ 3,750 of accrued and unpaid interest on a $75,000 promissory note into 375,000 shares of common stock at $.01 pursuant to a portion of a warrant previously granted to Mr. Dotoli for unpaid compensation.

During fiscal year end June 30, 2006, Mr. Edward Suozzo, a consultant of the Company, converted $50,000 of accounts payable owed by the Company into 331,864 shares of common stock plus a 5 year warrant to purchase 277,778 shares of common stock at $.18 per share. During fiscal year end June 30, 2005, Mr. Suozzo converted $20,000 of accounts payable owed by the Company into 100,000 shares of common stock plus a 5 year warrant to purchase 100,000 shares of common stock at $.25 per share.

During fiscal year end June 30, 2006, Microphase Corporation and Janifast Corp, both related parties respectively converted $369,000 and $171,000 of accounts payable owed by the Company into 2,050,000 and 950,000 shares of common stock plus a 5 year warrant to purchase 2,050,000 and 950,000 shares of common stock at $.18 per share.

During the three months ending September 30, 2004, a note payable in the amount of $180,000 to Microphase Corporation, Such note was extended by Microphase from July 25, 2004 and now matures on July 25, 2005. Additionally, a note payable to Martin Smiley, CFO and General Counsel of mPhase, in the amount of $100,000 was extended from July 25, 2004 to July 25, 2005. Both liabilities carry an interest rate of 12% payable quarterly in arrears and were extended effective June 30, 2004. Each note is convertible into Common Stock of mPhase at the rate of $.25 cents per share plus a 5 year warrant for a like amount of common stock at $.25 per share through July 25, 2005 and a second 5 year warrant at $.50 per share convertible into a like amount of shares.

On August 30, 2004, the Company paid $100,000 to Piper&Rudnick, LLP, its outside counsel, in connection with the renegotiation of a Payment Agreement effective June 30, 2004. Under the terms of the renegotiated Payment Agreement, the Company agreed to payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005 and September 1, 2005 and a payment of $50,000 on December 1, 2006 plus $25,000 payments on March 1, 2006, June 1, 2006, September 1, 2006 and a final payment of $75,000 payment on December 1, 2007. In addition, Piper&Rudnick LLP agreed to convert $150,000 of such payable into a 5 year cashless warrant to purchase the Company’s common stock at $.25 per share.

On August 30, 2004 the Company issued two demand promissory notes each in the principal amount of $75,000 at 12% interest in consideration of loans of $75,000 to the Company from each of Mr. Dotoli, its COO and Mr. Smiley, its CFO and General Counsel. In addition on September 30, 2004, the Company issued a demand promissory note to Microphase Corporation, a related party, for a loan of $175,000 to the Company with a 12% interest rate. Finally, the Company issued demand promissory notes with an interest rate of 12% to Mr. Ronald Durando, CEO of the Company for loans made to the Company dated August 30, 2004, as well as demand promissory notes to Mr. Durando, its CEO, for loans to the Company of $200,000 on August 30, 2004, $75,000 on September 28, 2004 and $175,000 on September 30, 2004 respectively.

Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice- president of PacketPort.com., respectively.

On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

Transactions with Microphase Corporation

mPhase’s President and Chairman of the Board of the Company are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement for fiscal year 2006 required mPhase to pay Micophase $10,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the year ended June 30, 2006 and for the period of time from mPhase’s inception (October 2, 1996) to June 30, 2006, $531,820 and $8,670,776, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser Digital Video and Data Delivery System and DSL component products.

Transactions with Janifast

Janifast Ltd., a Hong Kong corporation manufacturer, which has produced components for our prototype Traverser_ DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast.

Transactions with Other Related Parties

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture. This percentage was increased to approximately 57% in fiscal year 2001. Alpha Star International, Inc currently owns the remaining joint venture interest.

Transactions with Strategic Vendors

Effective June 30, 2004, the Company was $473,787 in arrears with respect to a Promissory Note issued to Piper Rudnick LLP plus other legal fees of $118,773.36.  It should be noted that Piper & Rudnick received such Promissory Note plus two warrants received in March of 2002 in exchange for cancellation of certain payables. Such warrants have conversion rights into our common stock for a total of 2,233,490 shares that have been registered under a recently effective Form S-1 Registration Statement, and are cashless. On September 3, 2003, the Company paid $10,000 in cash to Piper in exchange for reducing the total payable to $550,000 plus the issuance of additional cashless warrant for $150,000 worth of the Company’s common stock valued at $.25 per share. The remaining $300,000 payable has the following future payment schedule  :

1. Payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006.

2. A payment of $50,000 on December 1, 2005

3. A payment of $75,000 due on December 1, 2006

Related Party Indemnification

On July 24, 2006, the Board of Directors of mPhase Technologies, Inc. with Messrs. Durando and Dotoli abstaining voted 5-0 to approve the payment of up to $225,000 of legal expenses incurred in the aggregate for Messrs. Durando and Dotoli in connection with the Civil Law suit brought by the Securities and Exchange Commission No. 19465 filed November 15, 2005 against Packetport.com et al. which included Messrs Durando and Dotoli as officers of Packetport .com. The Board based its approval upon (a) the denial of any wrong doing by Messrs. Durando and Dotoli, (b) the key strategic role played by Messrs. Durando and Dotoli as CEO and COO respectively of mPhase and (c) the current product ingredient with the IPTV solution or voice over IP has part of the triple play of services that are part of mPhase’s TV+ solution. As of March 31,2007, the Company has paid a total of $864,571 in legal fees , from inception in April of 2002 of the Packetport litigation. For the period commencing April 1, 2007 through the date hereof the Company has incurred and additional $172,641 in legal fees in connection with the Packetport litigation. The foregoing legal fees were approved and ratified by the Board of Directors by a 4-0 vote on May 14, 2007 with Messrs. Durando and Dotoli not voting.

 Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements. During the fiscal year ended June 30, 2002 certain strategic vendors and related parties converted approximately $2.7 million of accounts payable and accrued expenses into 7,492,996 shares of the Company’s common stock and 5,953,490 warrants. During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company’s common stock and warrants to purchase 3,706,800 shares of common stock of mPhase.  Such vendors include Microphase Corporation, Janifast, Ltd., and Strategic Vendors including Piper Rudnick LLP, mPhase’s outside counsel. Conversions with related parties only consisted of the following during fiscal years ended June 30, 2004, June 30, 2005 and June 30, 2006 respectively and for the six month period ended March 31, 2007.

				For the Nine Months
				Ended March 31,
			For the Years Ended June 30,	(Unaudited)
Equity Conversions of	2004	2005	2006	2006	2007
Debt and Other
Financial Instruments
with Related Parties
Janifast
Number of shares	0	1,000,000	950,000	2,050,000	837,769
Number of warrants	0	1,000,000	950,000	2,050,000	0
Amount converted to equity	$0	$200,000	$171,000	$369,000	$108,000

Microphase
Corporation
Number of shares	0	1,250,000	2,050,000	950,000	0
Number of warrants	0	1,250,000	2,050,000	950,000	0
0Amount converted to equity	$0	$250,000	$369,000	$171,000	0

Officers
Number of shares	0	1,009,875		0	0
Number of warrants	0	1,009,875		0	0
Amount converted to equity	$0	$201,975		$0	0

Strategic Vendors
Number of shares
Number of warrants	1,100,467	0	331,864	0	4,786,293
Amount converted to equity	5,069,242	0	277,778	0	0
	$1,963,202	$0	$50,000	$0	$801,294
Total Conversions
Number of shares	1,100,467	3,259,875	3,331,864	3,000,000	5,617,062
Number of warrants	5,069,242	3,259,875	3,277,778	3,000,000	0
Amount converted to equity	$1,963,202	$651,975	$590,000	$540,061	$909,194

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The number of shares of common stock that may be actually purchased by certain selling stockholders under the warrants and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because certain selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.

Selling Shareholders List

	Common			Total Beneficial
Names	Stock	Options	Warrants	Shares

Abikhzer, Chaim	280,000			280,000

Abikhzer, Elieyhau	93,333			93,333

Abikhzer, Moshe	466,667			466,667

Abikhzer, Naftoli	280,000			280,000

Abikhzer, Simon	300,000			300,000

Abraham Abikhzer Trust 2002	280,000			280,000

Abraham Zirsha Rausman Trust 2002	186,667			186,667

Ace Foundation	2,538,889			2,538,889

ADMK LLC	75,000			75,000

Alexander Hasenfeld, Inc.	333,653			333,653

Aspiotes, Nicholas & Aspiotes, Nancy	2,863,898			2,863,898

Ateres Mochoel Inc	121,871			121,871

Audiostocks, Inc	38,000			38,000

Barry Rausman Trust 2002	186,667			186,667

Baum, Mark L.	59,500			59,500

Beth Mayer Associates	3,350,000	100,000		3,450,000

Biderman, Abraham	1,835,898	1,087,500	35,000	2,958,398

Bolletteri, Angela	20,000	212,500		232,500

Br Charitable Trust	1,500,000			1,500,000

Calhoun, Wesley R. & Calhoun, Brenda	25,000			25,000

Camealjon Family LTD Partnership	-		70,000	70,000

Capasso, Stephen	-	142,500		142,500

Chabad, Colel	1,007,691			1,007,691

Chaim, Reb Ephraim & Miriam Rachel Klein	300,000			300,000

Chaim, Sholom & Babad, Sarah R.	-	100,000		100,000

Cheng, Tommy	1,600,000	1,281,250		2,881,250

Clemensen, Timothy	-		100,000	100,000

CMS Capital	2,500,001			2,500,001

Congregation Acheinu Bnei Yisroel	50,000			50,000

Congregation Irgun Shirurai Torah	884,615		410,000	1,294,615

Congregation of New Square	266,667			266,667

Congregation of Sharei Chaim	578,916			578,916

Congregation Usher Madanei	102,778			102,778

Cusick, Michael F.	350,000			350,000

Devlin, Michael	125,000			125,000

Donnelly, Harriet	59,375			59,375

Dotoli, Gustave	6,793,033	7,650,000	1,138,067	15,581,100

Double U Master Fund L.P.	16,946,154			16,946,154

Durando Investment LLC	420,000			420,000

Durando, Ronald	14,597,017	15,375,000	581,667	30,553,684

Ergul, Necdet	2,850,000	2,748,750	200,000	5,798,750

F&N Associates	660,803			660,803

Farber, David	2,327,444			2,327,444

Friedman, Steven	75,000			75,000

Gasparini, Peter	97,000	122,500		219,500

Gavrity, Camille	-		20,000	20,000

Gemilas Chesed Ach Tov	372,797			372,797

Gluck, David	12,000			12,000

Gluck, Leah	120,000			120,000

Goittesman, Bella	38,888			38,888

Goldenberg, Leon	250,000			250,000

Gronner, Sam	46,875	50,000		96,875

Guardino, Torry	-	77,500		77,500

Guerino, Anthony	-	787,500	35,000	822,500

Hannen, Charles	25,000			25,000

Hannen, Scott K. Dr. / Hannen, Aneesa	25,000			25,000

Hasenfeld Stein	150,000			150,000

Hasenfeld Stein, Inc. Pension Trust	1,533,669			1,533,669

Highgate Equities, LLC.	200,000			200,000

HSI Partnership	2,345,279			2,345,279

Hsu, Eddie	6,916,667			6,916,667

Iber International, Ltd.	4,937,632			4,937,632

Isaacs, Yisroel	300,000			300,000

Janifast Ltd.	8,227,778		1,950,000	10,177,778

Kahn, Paul	-	135,000		135,000

Kelly, Eugene L.	25,000			25,000

Kentucky National Insurance Company	533,928			533,928

Klein, Mervyn	175,000	200,000	933,334	1,308,334

Lalapet, Suren	-	50,000		50,000

Langa, Alex	-	200,000		200,000

LaSalle, Danielle	-	75,000		75,000

Lawrence, Victor	-	100,000		100,000

Lebed Biz, LLC	1,000,000			1,000,000

Lebed, Jonathan	400,000	175,000		575,000

Leibovich, Izzy	-	75,000		75,000

Leung, Luis	8,000			8,000

Leval Trading	1,270,745			1,270,745

Levin, Channa	50,000			50,000

Levitanski, Moshe	123,624	25,000		148,624

Levitanski, Rivkah	1,266,667			1,266,667

Liba Miriam Rausman Trust 2002	186,667			186,667

Lifshitz, David	25,000			25,000

Lifton, Victor	-	400,000		400,000

Magpie Telecom	2,441,176			2,441,176

Mark Value Partners LLC	400,000			400,000

Mary Park Properties	2,913,703			2,913,703

McCarthy, Timothy	1,688,056			1,688,056

Menboku	59,500			59,500

Merit Investments	41,667			41,667

Microphase Corporation	16,060,019		6,572,222	22,632,241

Mohs, Lawrence	1,365,000	400,000		1,765,000

Morgan, Philip	35,000			35,000

Mosdos Ohr Hatorah	100,000			100,000

Moshel, Avorhom	513,334	200,000	700,001	1,413,335

Naomi Rausman Trust 2002	186,667			186,667

New Square Trust 2002	933,333			933,333

Pensack, Harvey	166,667			166,667

Peterkin, Teresa L.	20,000	113,000		133,000

PJT Family Trust	30,000			30,000

Platinum Partners Value Arbitrage Fund	-		11,111,112	11,111,112

Raab, Samuel	115,000			115,000

Randazzo, John	-	47,500		47,500

Rappaport, Elliott	-	100,000		100,000

Rausman, Chaya Etta	15,000			15,000

Rausman, Herbert & Rausman, Rifka	746,667			746,667

Rausman, Shimon	166,667			166,667

Reickman, Rebecca	120,000			120,000

Rieder, Gary	455,556			455,556

Rieder, George	7,369,111			7,369,111

Rieder, Jeremy	120,000			120,000

Rieder, Leslie	500,000			500,000

Rieder, Mark	150,000			150,000

Rokowsky, Tyitzchok	100,000			100,000

Rosenberg, David	170,000			170,000

Rosenthal, Eliezer M.	1,897,186			1,897,186

Rosenthal, Judy	250,000			250,000

Rubinstein Investor Relations Inc	-		300,000	300,000

Rutgers Caualty Insurance Company	1,215,278			1,215,278

Rutgers Enhanced Insurance Company	148,808			148,808

Samuel, Connon	-	100,000		100,000

Santoriello, Anthony	1,050,000			1,050,000

Scari, Steven	1,106,500			1,106,500

Schuhalter, Coughlin & Suozzo, P.C.	75,000	345,000		420,000

Siciliano, Anthony	17,000	262,500		279,500

Silber, Brian	50,000			50,000

Silsby, Charles	-	275,000		275,000

Sima Rausman Trust 2002	186,667			186,667

Simon, Steve	125,000	1,750,000		1,875,000

Singaliese, Michael	-	252,500		252,500

Smiley, Martin	6,352,629	1,830,000	2,545,569	10,728,198

Spielman, Mark	-	162,500		162,500

Spitzer, Michael	50,000			50,000

Stefansky, Chaim	13,000			13,000

Stein, Nachum	2,676,756			2,676,756

Stein, Yakov	250,000			250,000

Sternfeld, Murray	603,973			603,973

Stockhamer, Lynn	-	50,000		50,000

Suozzo, Edward John	150,000	350,000	277,778	777,778

Swalm, William	-		100,000	100,000

Tatra Sheep Cheese Co Inc.	150,000			150,000

Thomas, Drew	-	87,500		87,500

Thompson, Phillip	125,000	2,050,000		2,175,000

Totten, Jackie	52,083	150,000		202,083

Trane Rausman Trust 2002	186,667			186,667

Traut, Fred	-	952,500		952,500

Trupia, Paul	200,000	125,000		325,000

Vac Sales USA, LLC	800,000			800,000

Velankani Telecommunications Inc	1,407,617			1,407,617

Waldhuber, Elena	31,250	162,500		193,750

Watkins, Patricia	-	100,000		100,000

Weinberger, George	17,238,753			17,238,753

Werdiger Family Foundation Inc.	3,470,833			3,470,833

Werdiger, Solomon	2,761,667			2,761,667

Wesco, Inc.	993,591			993,591

Whelan, Mary K.	125,000	1,500,000		1,625,000

Wolfson Equities	5,705,556		5,555,556	11,261,112

Wolfson, Aaron	-		375,000	375,000

Wolfson, Abraham	933,333			933,333

Wolmark, Rivka	120,888			120,888

Zahler, Wanna	120,000			120,000

Zeitman, Joshua	200,000			200,000

Zeldes, Shraga	100,000			100,000

Total	185,914,911	42,535,500	33,010,306	261,460,717

 PLAN OF DISTRIBUTION

 We are registering for resale by the selling stockholders and certain transferees a total of shares of common stock, of which shares are issued and outstanding and up to shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $57 million upon  the exercise of all of the warrants and options by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

 The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

 The selling stockholders will sell their shares of common stock subject to the following:

1.    all or a portion of the shares of common stock beneficially owned by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

 2.     each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale;

 3.     some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions, or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers or agent that in turn may sell such shares; and

 4.     in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

 The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters”. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

 If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

 DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 900,000,000 shares of common stock, $.01 par value as of June 28, 2006 the date of our most recent annual meeting. As of July 9, 2007, approximately 391 million shares of our common stock are issued and outstanding and held by approximately 17,000 stockholders of record. Of the shares of our issued and outstanding common stock, 185,914,911 shares are covered by this prospectus. In addition shares of our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.

The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

Common Stock

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Common Stock Warrants

 This prospectus also covers shares of common stock purchasable pursuant to newly issued warrants and options. The exercise price of these warrants and options range from $.13 to $.25 and have an expiration term of 5 years.

Filling Vacancies on the Board

 The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

New Jersey Shareholders Protection Act

 There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An “interested shareholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things: The merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder, the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation’s assets, or the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the common stock we are offering pursuant to this prospectus will be passed upon by Martin S. Smiley General Counsel to the Company. Mr. Smiley beneficially owns an aggregate of 10,728,198 shares of common stock of the Company.

EXPERTS

The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited or reviewed, as the case may be, by Rosenberg, Rich ,Baker, Berman & Company and audited or reviewed, as the case may be, by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, PC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports. Prior to the date of this prospectus, Arthur Andersen was indicted in connection with its rendering of services to another company. Therefore, Arthur Andersen withdrew from practice before the SEC effective prior to the date hereof and many of the accountants at Arthur Andersen have left their current jobs or have been searching for a new place of employment. Based on these factors, after reasonable efforts, including numerous phone calls, we were unable to contact our former audit partner at Arthur Andersen and therefore were unable to obtain Arthur Andersen’s consent to the inclusion of their report dated October 12, 2001. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the securities act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the securities act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. As of March 31, 2006, Schuhalter, Coughlin & Suozzo, PC, owns approximately 829,098 shares of common stock directly and indirectly; options to purchase 875,000 shares of common stock and warrants to purchase 472,778 shares of common stock, all of which are being registered pursuant to this prospectus. All of such securities owned by Schuhalter, Coughlin & Suozzo, PC and Edward P. Suozzo, individual and in trust for family members were issued to Schuhalter, Coughlin & Suozzo, PC in consideration for non-audit consulting services and/or satisfaction of payables related to non-audit consulting services and were issued after Schuhalter, Coughlin & Suozzo, PC was no longer our independent public accounting firm.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

mPhase Technologies, Inc.

587 Connecticut Avenue

Norwalk, Connecticut 06854-0566

Attention: General Counsel

(203) 831-2242

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

mPHASE TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Rosenberg Rich Baker Berman & Company	F-1
Report of Arthur Andersen LLP	F-2
Report of Schuhalter, Coughlin & Suozzo, PC	F-3
Consolidated Balance Sheets as of June 30, 2005, June 30, 2006 and March 31, 2007 (Unaudited)	F-4
Consolidated Statements of Operations for the years ended June 30, 2004, 2005, 2006 and for the period from inception (October 2, 1996) through June 30, 2005	F-5
Unaudited Consolidated Statements of Operations for the Six months ended March 31, 2007 and for the period from inception (October 2, 1996) through March 31, 2007	F-6
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period from inception (October 2, 1996) to June 30, 1997 and for each of the nine years in the period ended June 30, 2006	F-7-12
Unaudited Consolidated Statement of Changes in Shareholders’ (Deficit) for the Six months ended March 31, 2007	F-13
Consolidated Statements of Cash Flows for the years ended June 30, 2004 and 2005, 2006 and for the period from inception (October 2, 1996) through June 30, 2006	F-14
Unaudited Consolidated Statements of Cash Flows for the Three months ended March 31, 2006 and 2006, and for the period from inception (October 2, 1996) through March 31, 2007	F-15
Notes to Consolidated Financial Statements	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2006 and June 30, 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), cash flows and Schedule II (Valuation and Qualifying Accounts, Item 14B) for each of the three years in the period ended June 30, 2006 and for the period from inception (October 2, 1996) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 2001. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 2001, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material accounting misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006 and for the period from inception to June 30, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rosenberg Rich Baker Berman & Company
Bridgewater, NJ

September 27, 2006

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception (October 2, 1996) to June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such amounts are included in the cumulative from inception to June 30, 2001 totals of the statements of operations, changes in stockholders’ equity and cash flows and reflect total net loss of 6 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP
Stamford, Connecticut

October 12, 2001

PURSUANT TO SEC RELEASE NO. 33-8070 AND RULE 437A UNDER THE SECURITIES ACT OF 1933, AS AMENDED, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO USE THIS REPORT. THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. WITH RESPECT TO THIS INSTANT 10K/A, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the statements of operations, changes in stockholders’s equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

Schuhalter, Coughlin & Suozzo, PC
Raritan, New Jersey

January 28, 1999

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	JUNE 30,	March 31,
	2005	2006	2007
ASSETS			(Unaudited)
Current Assets:
Cash and cash equivalents	$351,185	$1,359,925	$315,055
Accounts receivable, net of bad debt reserve of $0, $20,207 and $0 in 2005, 2006 and March 31, 2007 respectively	533,841	106,237	2,770
Stock subscription receivable	460,000
Inventory, net of reserve of $205,642, $0 and $0 in 2005, 2006 and March 31, 2007 respectively	490,142	161,270	476,534
Prepaid expenses and other current assets	25,622	66,777	494,430
Total current assets	1,860,790	1,694,209	1,288,789
Property and equipment, net	162,692	350,120	268,973
Patents and licenses, net	141,451	87,579	58,067
Other assets	67,250	50,000	50,000
Total assets	$2,232,183	$2,181,908	$1,665,829
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,691,338	$1,638,322	$2,687,339
Accrued expense	431,765	557,342	535,920
Due to related party	721,569	274,271	776,397
Note payable, related party	277,000		161,000
Current portion of long term debt	413,537	318,058	101,640
Deferred revenue			37,933
Total current liabilities	$3,535,209	$2,787,993	$4,300,229
Other liabilities	214,709
Long-term debt, net of current portion	100,000
Total liabilities	$3,849,918	$2,787,993	$4,300,229
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS’ (DEFICIT):
Common Stock, par value $.01 (900,000,000 shares authorized, 145,048,832, 278,235,984 and 339,800,539 issued and outstanding in 2005, 2006 and March 31, 2007 respectively. Note 8)	1,450,489	2,782,360	$3,398,005
Additional paid-in capital	123,949,156	148,079,585	156,495,997
Deficit accumulated during development stage	(127,009,407)	(151,460,057)	(162,520,429)
Less-treasury stock, 13,750 shares, at cost	(7,973)	(7,973)	(7,973)
Total stockholders’ (deficit)	($1,617,735)	($606,085)	($2,634,400)
Total liabilities and stockholders’ deficit	$2,232,183	$2,181,908	$1,665,829

 The accompanying notes are an integral part of these Consolidated Financial Statements.

     mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS

				From Inception
		For the Years		(October 2, 1996)
		Ended June 30,		to June 30,
	2004	2005	2006	2006
TOTAL NET REVENUES	$4,641,346	$1,711,085	$975,482	$22,295,607

COSTS AND EXPENSES:
Cost of Sales (Including $3,647,599, $1,370,700 and $802,455 incurred with related parties in 2004, 2005, and 2006, respectively as discussed in Note 9)	4,068,255	1,446,151	974,583	16,333,941
Research and development (including non-cash stock related charges of $72,000, $0, and $200,850 in 2004, 2005 and 2006 respectively, see also note Note 9 Related Party Transactions)	4,069,721	5,127,438	8,034,964	51,579,202
General and Administrative (including non-cash stock related charges of $1,242,793, $2,948,083, $6,075,573 in years 2004, 2005 and 2006 respectively, see notes 8 & 9 Stockholders Equity and Related Party Transactions)	4,177,961	6,579,761	11,121,235	96,756,092
Depreciation and Amortization	122,878	62,679	78,416	3,031,002
Total costs and expenses	12,438,815	13,216,029	20,209,198	167,700,237
Loss from operations	(7,797,469)	(11,504,944)	(19,233,716)	(145,404,630)

OTHER INCOME (EXPENSE):
Interest income (expense), net	(111,175)	(110,469)	(34,569)	(150,141)
Other Income (expense) including non cash reparation expense of $5,530,504 in 2006 (see Note 8 Stockholders Equity)	150,058	381,089	(5,182,365)	(5,905,286)

NET LOSS	$(7,758,586)	$ (11,234,324)	$ (24,450,650)	$ (151,460,057)
LOSS PER COMMON SHARE, basic and diluted	($.10)	($.10)	($.12)
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, basic and diluted	77,677,120	108,657,578	199,610,372

The accompanying notes are an integral part of these Consolidated Financial Statements.

mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
 Consolidated Statements of Operations
 (Unaudited)

			(Date of
	Nine Months Ended		Inception) to
	March 31,		March 31,
	2006	2007	2007

REVENUES	$832,999	$135,743	$22,431,350

COSTS AND EXPENSES
Cost of Sales	729,475	88,207	16,422,148
Research and Development ( including non-cash stock related charges of $200,850, $0 and $2,318,519, for 2006, 2007 and inception to date respectively)	6,120,253	4,964,404	56,543,605
General and Administrative (including non-cash stock related charges of, $4,510,350, $1,124,647 and $58,319,301 for 2006, 2007 and inception to date respectively)	8,002,079	5,012,073	101,768,166
Depreciation and Amortization	57,644	66,314	3,097,316

TOTAL COSTS AND EXPENSES	$14,909,451	$10,130,998	$177,831,235

LOSS FROM OPERATIONS	($14,076,452)	($9,995,255)	($155,399,885)

OTHER INCOME
Interest Income (Expense), net	(25,498)	(10,930)	(161,071)
Other Income (Expense) net	(4,902,302)	(1,054,187)	(6,959,473)

TOTAL OTHER INCOME (EXPENSE)	($4,927,800)	($1,065,117)	($7,120,544)

NET LOSS	($19,004,252)	($11,060,372)	($162,520,429)

LOSS PER COMMON SHARE, basic and diluted	($0.09)	($0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	211,186,500	309,018,261

The accompanying notes are an integral part of these consolidated financial statements.

  CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE NINE YEARS
IN THE PERIOD ENDED JUNE 30, 2006

	Common Stock Shares	Par Value 0.01	Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders Equity (Deficit)
BALANCE, OCTOBER 2, 1996 (date of inception).	1,140,427	$11,404		$459,753		($537,707)	($66,550)
Issuance of common stock of Tecma Laboratories, Inc., for 100% of the Company.	6,600,000	66,000		(537,157)		537,707	66,550
Issuance of common stock, in private placement, net of offering costs of $138,931	594,270	5,943		752,531			758,474
Net loss						(781,246)	(781,246)
BALANCE, JUNE 30, 1997	8,334,697	$83,347		$675,127		($781,246)	($22,772)
Issuance of common stock with warrants, in private placement, net of offering costs of $84,065	999,502	9,995		791,874			801,869
Issuance of common stock for services	300,000	3,000		147,000			150,000
Issuance of common stock in connection with investment in unconsolidated subsidiary	250,000	2,500		122,500			125,000
Repurchase of 13,750 shares of common stock			(7,973)				(7,973)
Issuance of common stock with warrants in private placement, net of offering costs of $121,138	1,095,512	10,955		659,191			670,146
Issuance of common stock for financing services	100,000	1,000		(1,000)
Issuance of common stock in consideration for 100% of the common stock of Microphase Telecommunications, Inc.	2,500,000	25,000		1,685,000			1,710,000
Net loss						(4,341,059)	(4,341,059)
BALANCE, JUNE 30, 1998	13,579,711	$135,797	($7,973)	$4,079,692		($5,122,305)	($914,789)

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE NINE YEARS
IN THE PERIOD ENDED JUNE 30, 2006

	Common Stock Shares	Par Value 0.01	Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders Equity (Deficit)
BALANCE, JUNE 30, 1998	13,579,711	$135,797	($7,973)	$4,079,692		($5,122,305)	($914,789)
Issuance of common stock with warrants in private placements, net of offering costs of $107,000	3,120,000	31,200		2,981,800			3,013,000
Issuance of common stock for services	1,599,332	15,993		8,744,873			8,760,866
Issuance of common stock with warrants in private placement, net of offering costs of $45,353	642,000	6,420		1,553,227			1,559,647
Issuance of common stock in private placement, net of offering costs of $679,311	4,426,698	44,267		10,343,167			10,387,434
Issuance of stock options for services				7,129,890			7,129,890
Issuance of warrants for services				16,302			16,302
Deferred employee stock option compensation					(140,000)		(140,000)
Net loss						(22,838,344)	(22,838,344)
BALANCE, JUNE 30, 1999	23,367,741	$233,677	($7,973)	$34,848,951	($140,000)	($27,960,649)	$6,974,006
Issuance of common stock and options in settlement	75,000	750		971,711			972,461
Issuance of common stock upon exercise of warrants and options	4,632,084	46,321		5,406,938			5,453,259
Issuance of common stock in private placement, net of cash offering costs of $200,000	1,000,000	10,000		3,790,000			3,800,000
Issuance of common stock in private placement, net of cash offering costs of $466,480	1,165,500	11,655		9,654,951			9,666,606
Issuance of common stock for services	1,164,215	11,642		8,612,265			8,623,907
Issuance of options for services				9,448,100			9,448,100
Deferred employee stock option compensation				1,637,375	(1,637,375)		-
Amortization of deferred employee stock option compensation					551,707		551,707
Net loss						(38,161,542)	(38,161,542)
BALANCE, JUNE 30, 2000	31,404,540	$314,045	($7,973)	$74,370,291	($1,225,668)	($66,122,191)	$7,328,504

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE NINE YEARS
IN THE PERIOD ENDED JUNE 30, 2006

	Common Stock Shares	Par Value 0.01	Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders Equity (Deficit)
BALANCE, JUNE 30, 2000	31,404,540	$ 314,045	($7,973)	$74,370,291	($1,225,668)	($66,122,191)	$7,328,504
Issuance of common stock upon exercise of options	320,000	3,200	-	324,300	-	-	327,500
Issuance of common stock with warrants in private placements, net of cash offering costs of $512,195	4,329,850	43,298	-	7,766,547	-	-	7,809,845
Issuance of common stock for services	450,000	4,500	-	1,003,125	-	-	1,007,625
Issuance of options and warrants for services	-	-	-	5,849,585	-	-	5,849,585
Deferred employee stock option compensation	-	-	-	607,885	(607,885)	-	-
Amortization of deferred employee stock option compensation	-	-	-	-	1,120,278	-	1,120,278
Issuance of common stock in settlement of debt to directors and related parties	4,840,077	48,402	-	2,371,637	-	-	2,420,039
Net Loss	-	-	-	-	-	(23,998,734)	(23,998,734)
BALANCE, JUNE 30, 2001	41,344,467	$ 413,445	($7,973)	$92,293,370	($713,275)	($90,120,925)	$1,864,642
Issuance of Common stock with warrants in private placement	6,980,643	69,807	-	1,903,943	-		1,973,750
Issuance of Common stock for services	2,976,068	29,760	-	1,169,241	-	-	1,199,001
Issuance of options and warrants for services	-	-	-	1,877,937	-		1,877,937
Cancellation of unearned options to former employees	-	-	-	(140,802)	140,802	-	-
Amortization of deferred employee stock option compensation	-	-	-	-	548,550	-	548,550
Issuance of common stock and warrants in settlement of debt to related parties and strategic vendors	7,492,996	74,930	-	2,663,728	-	-	2,738,658
Sale of Common stock to certain Officers and Directors in private placement	2,000,000	20,000	-	980,000	-	-	1,000,000
Issuance of Common stock upon exercise of options	13,334	133	-	204	-	-	337
Net Loss	-	-	-	-	-	(11,245,361)	(11,245,361)
Balance, June 30, 2002	60,807,508	$608,075	($7,973)	$100,747,621	($23,923)	$(101,366,286)	$ (42,486)

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE NINE YEARS
IN THE PERIOD ENDED JUNE 30, 2006

	Common Stock Shares	Par Value 0.01	Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders Equity (Deficit)
Balance, June 30, 2002	60,807,508	$608,075	($7,973)	$100,747,621	($23,923)	$(101,366,286)	$ (42,486)
Issuance of Common stock with warrants in private placement, net of Cash offering costs of $124,687	4,296,680	42,967		1,125,014			1,167,981
Issuance of Common stock for services	426,000	4,260		107,985			112,245
Issuance of options and warrants for services				274,100			274,100
Amortization of deferred employee stock option compensations					23,923		23,923
Issuance of common stock and warrants in settlement of debt to related parties and strategic vendors	5,923,333	59,233		1,826,329			1,885,562
Net Loss						(6,650,211)	(6,650,211)
Balance, June 30, 2003	71,453,521	$714,535	($7,973)	$104,081,049	$0	$108,016,497	$ (3,228,886)
Issuance of common stock with warrants in private placement, net of cash offering costs of $313,200	15,177,973	151,779		4,322,934			4,474,713
Issuance of common stock for services	924,667	9,247		238,153			247,400
Issuance of options and warrants for services				1,067,393			1,067,393
Issuance of common stock pursuant to exercise of warrants	1,233,334	12,333		304,467			316,800
Issuance of common stock and warrants in settlement of debt to related parties and strategic vendors	110,467	1,105		1,962,099			1,963,204
Net Loss						(7,758,586)	(7,758,586)
Balance, June 30, 2004	88,899,962	$888,899	($7,973)	$111,976,095		$(115,775,083)	$ (2,917,962)

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE NINE YEARS
IN THE PERIOD ENDED JUNE 30, 2006

	Common Stock Shares	Par Value 0.01	Treasury Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders Equity (Deficit)
Balance, June 30, 2004	88,899,962	$888,999	($7,973)	$111,976,095	($115,775,083)	($2,917,962)
Issuance of Shares in Private Placement	39,853,661	398,535		6,888,553		7,287,088
Issuance of in connection with exercise of warrants	3,637,954	36,380		644,229		680,609
Conversion of Debt to Common stock and warrants	3,895,171	36,952		1,174,134		1,213,086
Options Awarded to Consultants				2,191,043		2,191,043
Options Awarded to Officers				625,290		625,290
Issuance of shares to Officers and consultants for services	1,151,000	11,510		322,500		334,010
Exercise of cashless warrants	4,949,684	49,499		(49,499)
Exercise of warrants by officers	1,770,400	17,704				17,704
Reparation of Private Placement Offering	891,000	8,910		176,811		185,721
Net Loss					(11,234,324)	(11,234,324)
Balance June 30, 2005	145,048,832	$1,450,489	$(7,973)	$123.949,156	$(127,009,407)	$(1,617,735)
Issuance of common stock pursuant to the exercise of warrants, net of cash expenses of $108,000	15,720,120	157,201		2,850,523		3,007,724
Issuance of common stock with warrants in private placements, net of cash expenses of $674,567	72,786,897	727,868		9,329,781		10,057,649
Issuance of common stock for services	11,500,000	115,000		2,324,000		2,439,000
Conversion of related party and strategic vendor debts to common stock and warrants	3,331,864	33,319		556,681		590,000
Stock options awarded to consultants, employees and officers				3,837,423		3,837,423
Issuance of additional shares and warrants to effect revised pricing on previous private offering charged to expense	29,848,271	298,483		5,232,021		5,530,504
Net loss					(24,450,650)	(24,450,650)
Balance, June 30, 2006	278,235,984	$2,782,360	($7,973)	$148,079,585	($151,460,057)	($606,085)

The accompanying notes are an integral part of these Consolidated Financial Statements.

mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statement of Changes in
Shareholders’ Deficit
(unaudited)

	Shares	$.01 Stated Value	Treasury Stock	Additional Paid Capital	Accumulated Deficit	Total Shareholders (Deficit) Equity
Balance June 30, 2006	278,235,984	$2,782,360	($7,973)	$148,079,585	($151,460,057)	($606,085)

Issuance of common stock pursuant to the exercise of warrants	14,740,669	$147,406		$1,922,262		$2,069,668
Issuance of common stock with warrants in private placements, net of cash expenses of $414,783	28,376,022	$283,760		$3,441,958		$3,725,718
Issuance of common stock for services	1,822,983	$18,230		$321,158		$339,388
Conversion of vendor debt	5,617,062	$56,171		$853,123		$909,294
Issuance of additional shares and warrants to effect repricing	11,007,819	$110,078		$1,092,652		$1,202,730
Stock options awarded to employees and officers				$785,259		$785,259
Net Loss					($11,060,372)	($11,060,372)

Balance March 31, 2007	339,800,539	$3,398,005	($7,973)	$156,495,997	($162,520,429)	($2,634,400)

The accompanying notes are an integral part of these Consolidated Financial Statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Years Ended June 30,		Inception (October 2, 1996) to June 30,
	2004	2005	2006	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(7,758,586)	$(11,234,324)	$(24,450,650)	$(151,460,057)
Adjustments to reconcile net loss to net
Cash used in operating activities:
Depreciation and amortization	730,099	280,590	$206,935	6,817,764
Book value of fixed assets disposed				74,272
Loss on unconsolidated subsidiary				1,466,467
Provision for doubtful accounts				32,124
Impairment of note receivable				232,750
Loss on securities		37,411		48,669
Gain on Extinguishments	(150,058)	(418,696)		(772,216)
Common stock, options and warrants for purchase of common stock granted	1,314,793	3,336,064	6,276,423	59,071,377
Reparation Cost			5,530,504	5,530,504
Changes in operating assets and liabilities:
Accounts receivable	223,035	(469,741)	887,604	321,639
Inventory	865,355	533,030	328,872	(165,831)
Prepaid expenses and other current assets	19,267	55,439	(41,155)	14,284
Other assets		(50,000)	17,250	(609,932)
Accounts payable	171,712	(85,579)	69,429	4,312,957
Accrued expenses	(32,702)	(111,589)	125,577	1,793,857
Deferred revenue		(214,180)
Due to related parties:
Receivable from Subsidiary				(150,000)
Microphase	83,762	257,348	(60,787)	2,576,272
Janifast	422,905	254,063	(485,556)	2,471,412
Officers	(90,583)	34,200	(23,400)	479,556
Lintel				477,000
Due to Others	(32,500)			179,472
Net cash used in operating activities	(4,227,501)	(7,795,964)	(11,618,954)	(67,257,660)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in patents and licensing rights	(40,893)	(34,167)		(450,780)
Purchase of property and equipment	(104,001)	(121,476)	(340,493)	(3,103,075)
Net cash used in investing activities	(144,894)	(155,643)	(340,493)	(3,553,855)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from private placement of common stock and exercise of options and warrants	3,964,558	8,393,717	13,065,375	71,931,568
Repurchase of treasury stock at cost				(7,973)
Conversion of debt to equity			590,000	590,000
Advances from/repayment to Microphase	(180,000)			347,840
Proceeds from notes payable officers	300,000	535,000		965,000
Repayment of notes payable - officers		(650,000)	(314,709)	(994,709)
Repayment of notes payable	(18,978)	(65,970)	(372,479)	(660,286)
Net cash provided by financing activities	4,065,580	8,212,747	12,968,187	72,171,440
Net increase (decrease) in cash	(306,815)	261,140	1,008,740	1,359,925
CASH AND CASH EQUIVALENTS, beginning of period	396,860	90,145	351,185
CASH AND CASH EQUIVALENTS, end of period	$ 90,045	$ 351,185	$ 1,359,925	$ 1,359,925

The accompanying notes are an integral part of these Consolidated Financial Statements.

mPHASE TECHNOLOGIES
 (A Development Stage Company)
Consolidated Statements of Cash Flow
(Unaudited)

	Nine Months Ended		(Date of Inception)
	March 31,		To March 31,
	2006	2007	2007
Cash Flow From Operating Activities:
Net Loss	($19,004,252)	($11,060,372)	($162,520,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	140,862	165,028	6,982,792
(Gain) loss on debt extinguishments	(265,468)	-	(772,216)
Loss on unconsolidated subsidiary	-	-	1,466,467
Non-cash charges relating to issuance of common stock, common stock options and warrants	4,795,200	1,124,647	60,196,024
Reparations charges	5,167,740	1,202,730	6,733,235
Other non cash charges to income	17,250	-	387,815

Changes in assets and liabilities:
Accounts receivable	357,683	103,467	425,106
Inventories	37,047	(315,264)	(481,095)
Prepaid expenses and other current assets	(47,132)	(427,653)	(413,369)
Other non-current assets	-	-	(609,932)
Accounts payable	(914,257)	1,049,017	5,361,974
Conversion of Debt to equity	-	909,294	1,499,294
Accrued expenses	806,025	(21,422)	1,772,435
Due to/from related parties	-	-	-
Microphase	(150,034)	230,645	2,806,917
Janifast	(231,698)	10,752	2,482,164
Officers	(73,600)	260,729	740,285
Lintel and others	-	-	477,000
Deferred revenue	-	37,933	217,405
Receivables from Subsidiary	-	-	(150,000)
Net cash used in operating activities	($9,364,634)	($6,730,469)	($73,398,128)

Cash Flow from Investing Activities:
Payments related to patents and licensing rights	-	-	(450,780)
Purchase of fixed assets	(271,535)	(54,369)	(3,157,444)
Net Cash (used) in investing activities	($271,535)	($54,369)	($3,608,224)

Cash Flow from Financing Activities:
Proceeds from issuance of common stock and
exercises of options and warrants	$13,877,057	$5,795,386	$77,726,953
Payments of notes payable	(174,919)	(216,418)	(876,704)
Advances from Microphase	-	-	347,840
Proceeds from notes payable - officers	(97,000)	161,000	1,126,000
Repayments of notes payable - officers	-	-	(994,709)
Repurchase of treasury stock at cost	-	-	(7,973)

Net cash provided by financing activities	$13,605,138	$5,739,968	$77,321,407

Net increase (decrease) in cash	$3,968,969	($1,044,870)	$315,055
CASH AND CASH EQUIVALENTS, beginning of period	$351,185	$1,359,925
CASH AND CASH EQUIVALENTS, end of period	$4,320,154	$315,055	$315,055

The accompanying notes are an integral part of these Consolidated Financial Statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

ORGANIZATION AND NATURE OF BUSINESS

mPhase Technologies, Inc. (“mPhase” or the “Company”) was organized on October 2, 1996. The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products incorporating digital subscriber line (“DSL”) technology. The present activities of the Company are focused on the deployment of its TV+ System, which delivers MPEG2 digital television, high-speed internet and voice over copper wire. Additionally, the Company sells a line of DSL component products. In February of 2004, the Company entered the field of Nanotechnology focused upon the development of batteries and power cells with military applications as an additional product line.

On February 17, 1997, mPhase acquired Tecma Laboratories, Inc., (“Tecma”) in a transaction accounted for as a reverse merger.

On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. (“MicroTel”) a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company’s proprietary Traverser Digital Video and Data Deliver System (“Traverser”).

On August 21, 1998, the Company incorporated a 100% wholly-owned subsidiary called mPhaseTV.net, Inc., a Delaware corporation, to market interactive television and e-commerce revenue opportunities. This subsidiary is dissolved.

On March 2, 2000 the Company acquired a 50% interest in mPhaseTelevision.Net, Inc., an incorporated joint venture with AlphaStar International, Inc. (Note 8) for $20,000. The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $1.5 million. Based on its controlling interest in mPhaseTelevision.Net, the operating results of mPhaseTelevision.Net are included in the consolidated results of the Company since March 2, 2000.

The Company is in the development stage and its present activities are focused on the commercial deployment of its TV+ products for delivery of broadcast IPTV, Broadband Watch loop diagnostic system and dsl component products which include POTS splitters and a line of intelligent POTS splitter products and a new line of power cell batteries being developed through the use of Nanotechnology. Since mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

2. LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT’S PLANS

Through June 30, 2006, the Company had incurred development stage losses totaling $151,460,057, and at June 30, 2006 had a stockholders’ deficit of $606,085. At June 30, 2006, the Company had $1,359,925 of cash and $106,237 of trade receivables. Through March 31, 2007, the Company had incurred cumulative (a) development stage losses totaling ($162,520,429), (b) a stockholders’ equity (deficit) of ($1,665,829), and (c) negative cash flow from operations equal to ($73,398,128).  At March 31, 2007, the Company had $315,055 of cash and cash equivalents and $2,770 of trade receivables to fund short-term working capital requirements.

The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2007 and continue its development and commercialization efforts. In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company.

The Company is currently negotiating with several organizations for the commencement of field trials that would lead to commercial sales of its broadcast television platform products. The Company has had a downturn in sales of its POTS splitter products for its fiscal year ended June 30, 2006 to $975,482, which included sales to two customers of approximately $497,496 during such period.

Management believes that actions presently being taken to complete the Company’s development stage through the commercial roll-out of its broadcast television platforms will be successful. However, there can be no assurance that mPhase will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of mPhase, its wholly-owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

CASH AND CASH EQUIVALENTS

mPhase considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

STOCK BASED COMPENSATION

SFAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statements based on their fair values.  The Company adopted the provisions of Statement No. 123(R) in the current fiscal year.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

REVENUE RECOGNITION

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase’s POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” which provides guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

SHIPPING AND HANDLING CHARGES

The Company includes costs of shipping and handling billed to customers in revenue and the related expense of shipping and handling costs is included in cost of sales.

BUSINESS CONCENTRATIONS AND CREDIT RISK

To date the Company’s products have been sold to a limited number of customers, primarily in the telecommunications industry.

The Company had revenue from two customers of 36% and 16% during the fiscal year ended June 30, 2006. The Company had revenue from two customers of 35.1% and 28.9% during the fiscal year ended June 30, 2005.

Throughout the year, cash may exceed FDIC insured limits. The Company maintains cash balances at financial institutions.  The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.  Cash balances exceeded FDIC insured limits at June 30, 2006 and June 30, 2005 and at times throughout the year for the years then ended.

RESEARCH AND DEVELOPMENT

Research and Development cost are charged to operations when incurred. The amounts charged to expense for the years ended 2004, 2005 and 2006, were $4,069,721, $5,127,438 and $8,034,964 respectively.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

ADVERTISING COSTS

Advertising costs are expensed as incurred.

PATENTS AND LICENSES

Patents and licenses are capitalized when mPhase determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

Amortization expense was $86,395, $54,321, and $55,987 for the years ended June 30, 2004, 2005, and 2006, respectively.

The impairment test for the Company’s patents and license rights resulted in the Company concluding that no impairment in addition to amortization previously recorded was necessary during the year ended June 30, 2006.

INVENTORIES

The Company uses the First In First Out method (FIFO) to account for inventory which is carried at cost  Inventory consists mainly of the Company’s POTS Splitter Shelf, Filters, and Servers. Inventory is comprised of the following:

	June 30	March 31
	2005	2006	2007
Raw materials	$376,776
Work in Progress	$77,830
Finished goods	$241,178	$161,270	$476,534
Total	$695,784	$161,270	$476,534
Less: Reserve for obsolescence	$(205,642)
Net Inventory	$490,142	$161,270	$476,534

LONG-LIVED ASSETS

In August 2001, the FASB issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” which became effective for the Company July 1, 2002 for the fiscal years ended June 30, 2004, June 30, 2005 and June 30, 2006. The Company assesses long-term assets for impairment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company also assesses these assets for impairment based on their estimated future cash flows.

INCOME TAXES

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws expected to be in effect when the differences are expected to reverse.  Valuation allowances are provided against deferred tax assets for which it has been determined the assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for mPhase’s cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheets for mPhase’s notes payable, long-term debt, amounts due to related parties approximate their fair values and the amounts recorded as other liabilities and other liabilities - related parties approximate their fair values based on current rates at which the Company could borrow funds with similar maturities.

LOSS PER COMMON SHARE, BASIC AND DILUTED

mPhase accounts for net loss per common share in accordance with the provisions of SFAS No. 128, “Earnings per Share” (“EPS”). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is anti-dilutive.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

WARRANTY RESERVE

The Company warrants that all equipment manufactured by it will be free from defects in material and workmanship under normal use for a period of one year from the date of shipment. Through June 30, 2006, substantially all sales by the Company have been from component telephone equipment parts, primarily the Company’s POTS Splitter Shelves. The Company’s actual experience for cost and expenses incurred in connection with such warranties have been insignificant. Warranty expense for the fiscal year ended June 30, 2006 was nominal. Reserve is considered efficient to provide for future warranty costs on fiscal 2006 sales.  The Company’s aggregate accrued liability is $25,000 at this time.

RECENT ACCOUNTING PRONOUNCEMENTS

FASB 153 - Exchange of Nonmonetary Assets

In December 2004, the FASB issued FASB Statement No. 153.  This Statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this Statement is issued.  Management believes this Statement will have no impact on the financial statements of the Company once adopted.

FASB 123 (revised 2004) - Share-Based Payments

In December, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”.  Among other things, SFAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statements based on their fair values.  The Company adopted the provisions of Statement No. 123(R) in the current fiscal year.

 STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

Cash Flow Schedule	2005	2006	2006	2007
Interest Paid	$48,090	$3,104	$25,498	$10,930
Taxes Paid	$550	$2,216
Non Cash Transactions from Financing and investing Activities
Conversion of accounts payable to equity		$590,000	$590,000	$909,294
Conversion of Accounts payable to Notes	$79,680
Reparation Cost		$5,530,504	$4,434,294	$1,202,730
Options Issued		$3,837,423	0	$785,259
Share based Compensation		$2,439,000	$1,351,125	$339,388
Work in process transferred to R&D	$214,800
Additions to Patents and Licenses	$38,750

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

4. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

	June 30		March 31
	2005	2006	2007
Research Equipment	$2,426,605	$481,337	$461,567
Office and Marketing Equipment	514,895	73,255	$101,653
	2,941,500	554,592	$563,220
Less-Accumulated Depreciation	(2,778,808)	204,472	$292,516
Property and Equipment net	$162,692	$350,120	$270,704

Depreciation expense for the years ended June 30, 2004, 2005, and 2006 was $649,704, 227,269, and $150,948 respectively, of which $613,221, $218,911 and $128,519 respectively, relates to research laboratory and testing equipment included in research and development expense.

During the Fiscal Year Ended June 30, 2006, the Company disposed of or otherwise abandoned in excess of $3 million of fully depreciated property and research equipment. Appropriate adjustments were made to the original cost and accumulated depreciation of such assets.

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30	June 30	March 31
	2005	2006	2007
Lucent Projects (Note 11)		$100,000
Other General Expenses	$431,765	$457,342	$332,966
	$431,765	$557,342	$332,966

 6. JOINT VENTURE

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company’s common stock for $4.00 per share (valued at $2,633,400). This non-cash charge is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black-Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulates for mPhase’s joint venture partner, AlphaStar International, Inc., (“Alphastar”), to provide mPhaseTelevision.Net right of first transmission for its transmissions of MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity  infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000.

As of June 30, 2006 mPhase owns a 56.5% interest in mPhaseTelevision.net. The Company terminated the lease of the earth station for business reasons, and there was no material impact on mPhase Television.net’s operating activities.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

 7. LONG TERM DEBT

Long-term debt is comprised of the following:	June 30,	June 30,	March 31,
	2005	2006	2007
Settlement Agreements Accounts payable originally expected to be converted to a $150,000 Note payable to GTRearing 7% in GTRC bearing 7%interest, amended in March 2004, and reduced to $100,000, to be amortized in equal Quarterly installments $ 16,667 plus interest at 7% through March 2005 (see also-Note 13-Commitments and Contingencies)	$50,000	$0	$0

    Note payable to law firm bearing 8% interest, originally monthly installments of $5,000 per month commencing in June 2002 and continuing through December 1, 2003 with a final payment of principal plus accrued interest originally due at maturity on December 31, 2003, this note was in arrears as of June 30, 2004 and the company negotiated a new settlement arrangement as of August 31, 2004. Under such settlement agreement, which the Company made a $100,000 cash payment and gave a cashless warrant to purchase $150,000 worth of common stock valued at $.25 per share. In addition the Company agreed to pay $25,000 on each of December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005 and $50,000 shall be payable on December 1, 2005. Thereafter the Company is obligated to pay $25,000 on each of March 1, 2006, June 1, 2006, September 1, 2006 with a final payment of $75,000 on December 1, 2006.  (See also Note 8, Stockholders Equity)

	$225,000	$125,000	$100,000
Note payable to vendor bearing 8% interest due in weekly payments of $5,000 including accrued interest. These payments commenced in January 2002 and originally were scheduled to continue until June 2004. This note is presently in arrears and is included in current portion of long term debt.	$198,057	$193,058	$0
Settlement payable, effective interest rate at 5% with vendor for 12 payments of $6,640 through March 31, 2006	$40,480	$0	$1,640
Total	$513,537	$318,058	$101,640
Less: Current portion	$413,537	$318,058	$101,640
Long-term Debt, non-current portion	$100,000	$0	$0

8. STOCKHOLDERS’ EQUITY

mPhase initially authorized capital of 50,000,000 shares of common stock with no par value. On February 23, 2000, the Board of Directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock. On June 15, 2004, a Special Meeting of Shareholders of the Company approved a proposal by the Company to amend the Company’s Certificate of Incorporation under New Jersey law to increase the authorized shares of common stock from 150 million to 250 million shares and change the par value of all shares of common stock from no par to $0.01 par stock. Effective, June 30, 2005 and June 2006, the Company received authorization to increase the number of authorized shares to 500 million and 900 million respectively.

During the Fiscal Year Ending June 30, 2005 the following transactions impacted stockholders equity.

In July of 2004, the Company issued 622,000 shares of its common stock together with a like amount of callable warrants at $.35 and $.50 respectively in a private placement. In August and September of 2004, the Company issued 1,050,000 shares of its common stock together with a like amount of callable warrants at $.25 and $.50 per share in private placements, which after cash outlays of approximately $15,900, generated net proceeds of $247,500. The aggregate net proceeds of such private placements of $402,100 were collected during the three month period ended September 30, 2004. On December 7, 2004, the Company issued an additional 891,000 shares to the investors in the foregoing private placements due to a market value adjustment. These shares were valued at $185,721 which is included in general and administrative expenses in the accompanying statement of operations for the period ended December 31, 2004.

During the three months ending December 31, 2004, the Company granted 134,500 shares of its common stock to consultants for services performed valued at $26,900.

Additionally, the Company issued 2,817,914 shares of its common stock pursuant to the exercise of previously outstanding warrants, generating net proceeds intended to be used for general corporate purpose of $563,590.

During the quarter ended December 31 of 2004, the Company issued equity units consisting of 10,717,700 shares of its common stock together with a like amount of warrants, with an exercise price of $.25, in a private placement generating net proceeds intended to be used for working capital and general corporate purposes, of $2,116,600 of which $2,066,600 was collected through December 31, 2004 and $50,000 was collected in January of 2005. A consultant who assisted the Company with this transaction also received 100,000 shares of the Company’s common stock.

Additionally, a separate December 2004 private placement was closed out in January of 2005 with the placement of 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus 5 year warrants for a like amount of shares with a strike price of $.25 per share generating net proceeds of $720,000 to the Company. The December 31, 2004 and outstanding subscriptions receivable balance of $ 50,000 was fully collected in January of 2005.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

8. STOCKHOLDERS’ EQUITY - (Continued)

During January 2005, Private Placement realized net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share.

In January of 2005 there were stock option awards issued to two consultants for services performed. The company granted 250,000 options to a consultant for professional services, these options provide for the right of stock purchase at an exercise price of $.25; these options have a five year life and expire in January of 2010. A second award issued a like number of options to another service provider under similar terms, except that the options associated with this second award offer a call feature, available to the company, for redemption of such options at a call price of $.45 at any time during their five year life. In aggregate, 400,000 options were issued in connection with these awards and will result in a charge to General and Administrative non-cash expense in the amount of $ 133,990 in the third quarter of fiscal 2005. The valuation of this charge was made on the basis of the fair market value of the Company’s common stock on the date of grant using the Black-Scholes option premium model.

In February of 2005, GTARC tendered 5,069,242 of cashless warrants which they held in connection with a previous debt settlement in exchange for 4,949,684 if the company’s shares of common stock, the balance of the 119,558 warrants were effectively cancelled as a result of certain warrant exercise exchange provisions adjusting the exchange rate based on specified stock pricing experience as per the original debt settlement agreement.

On February 17 of 2005, the Company granted 2,600,000 warrants and 400,000 options to consultants for services performed valued at $ 1,328,600 and $ 204,400, respectively. The warrants and options provide the right to purchase a share of mPhase common stock at an exercise price $.45 and $.30 per share, respectively, over their 5 year life expiring in February of 2010. These warrant and option awards were valued on the basis of the fair market value of the Company’s common stock on the date of grant using the Black-Scholes option premium model and the value of the award will be expensed to General and Administrative non-cash expenses in the third quarter of fiscal 2005.

On January 15, 2005, the company converted a $100, 000 convertible note payable to Martin Smiley in exchange for 400,000 shares and a like number of warrants that were price at $.25 per unit or $100,000 in aggregate.

Also in January of 2005, Martin Smiley was awarded additional compensation of 425,000 shares of common stock. . This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

During the nine months ending March 31, 2005, accounts payable in the amount of $250,000 owed by mPhase to Microphase Corporation was cancelled in exchange for the 1,250,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.25.In addition for such period, Janifast Ltd. cancelled $200,000 of accounts payable owed by mPhase in exchange for 1,000,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.25 per share.

Mr. Ronald A. Durando converted $13,000 of accrued and unpaid interest on various demand notes issued by the Company for loans by Mr. Durando during the nine month period ended March 31, 2005 into 65,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition Mr. Durando converted $13,954 of principal of a $75,000 promissory note into the exercise, in full, of a warrant to purchase 1,395,400 shares of common stock at $.01 previously granted to Mr. Durando in exchange for cancellation of unpaid compensation.

Mr. Gustave Dotoli, Chief Operating Officer of the Company converted $ 3,750 of accrued and unpaid interest on a $75,000 promissory note into 375,000 shares of common stock at $.01 pursuant to a portion of a warrant previously granted to Mr. Dotoli for unpaid compensation. A consultant of the Company converted $20,000 of accounts payable owed by the Company to 100,000 shares of common stock plus a 5 year warrant to purchase 100,000 shares of common stock at $.25 per share.

In addition a demand note payable to Martin Smiley, CFO and General Counsel of mPhase, in the amount of $75,000 was converted into 375,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share and Mr. Smiley extended from July 25, 2004 to July 25, 2005 a $100,000 promissory note carrying 12% interest. In addition Mr. Smiley converted accrued and unpaid interest on his various promissory notes of $ 9,975 into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of common stock at $.25 per share. Mr. Smiley’s remaining $100,000 note is convertible into Common Stock of mPhase at the rate of $.25 cents per share through July 25, 2009. Upon conversion, the note holder will be granted warrants to purchase an equivalent amount of mPhase Common Stock at $.25 cents per share for a period of five years from the date of conversion plus a 5 year warrant for a like amount of shares at $.25 per share.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

8. STOCKHOLDERS’ EQUITY - (Continued)

During the Fiscal Year Ending June 30, 2006 and for the nine months ending March 31, 2007 the following transactions impacted stockholders equity.

Private Placements:

During the first fiscal quarter ended September 30, 2005, the Company issued 4,648,625 unregistered shares together with 5 year warrants to purchase 4,648,625 shares at $.25 per share in a private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $920,000 of gross proceeds. Also during the quarter, the Company issued 9,877,000 shares of its common stock together with 5 year warrants to purchase a like amount of shares at $.20 per share in two private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $2,167,400 of gross proceeds.

During the second fiscal quarter ended March 31, 2006 the Company issued 1,702,900 shares together with of 5 year warrants to purchase 1,702,900 shares of the Company’s common stock to accredited investors at $.20 per share in a private placement generating pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $340,580 of gross proceeds Also during the quarter, the Company issued 11,477,785 shares together with of 5 year warrants to purchase 11,477,785 shares of the Company’s common stock to accredited investors at $.18 per share in a private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $2,238,973 of gross proceeds.

During the third fiscal quarter ended March 31, 2006, the Company issued 29,861,772 shares together with of 5 year warrants to purchase 29,861,772 shares of the Company’s common stock to accredited investors at $.18 per share in a private placement generating pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $5,065,265 of gross proceeds.

In addition, the Company issues approximately 2,426,698 shares as finders fees as part of the private placements during the year. (See also comments regarding 12,792,117 shares explained under Reparations below)

During the quarter ended September 30, 2006, the Company issued 6,780,716 shares of its common stock together with 5,555,556 of  5 year warrants to purchase one share each of the Company’s common stock, with an exercise price of $.18 per share in private placements generating net proceeds of $1,104,000.

During the quarter ended December 31, 2006, the Company issued 6,622,223 shares of its common stock together with 5 year warrants to purchase 1,388,889 of   the Company’s common stock, with an exercise price of $.18 per share in private placements generating net proceeds of $833, 866. Included in these amounts are finders fees paid in cash and 566,667 additional shares of common stock.

During the quarter ended March 31, 2007, the Company issued 14,973,083 shares of its common stock. Private placements generating net proceeds of $1,787,850; included in this amount is an estimate of finders fees to be paid of $198,650.

Warrants Exercised:

During the first fiscal quarter ended September 30, 2005 the Company issued 225,000 shares of common stock pursuant to the exercise of warrants issued prior to the 3 month period generating net cash proceeds of $45,000.

During the second fiscal quarter March 31, 2006, the Company issued 1,714,286 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $294,857.

During the third fiscal quarter ended March 31, 2006 , the Company issued 12,530,834 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $2,525,867.

The Company issued 1,250,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $250,000 to the Company.

During the quarter ended September 30, 2006, the Company issued 138,889 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $25,000 to the Company.

During the quarter ended December 31, 2006, the Company issued 12,101,780 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $1,669,668 to the Company. In addition, the Company issued to certain investors new 5 year   warrants to purchase 11,111,112 of the Company’s common stock, with exercise prices ranging from $.15 - $.18 per share.

During the quarter ended March 31, 2007, the Company issued 2,500,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $375,000 to the Company.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

8. STOCKHOLDERS’ EQUITY - (Continued)

Options and Stock Based Compensation:

At various points during the fiscal year ended June 30, 2006, the Company issued stock options to employees and officers for the right to purchase 23,595,000 shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $3,837,423, all of which has been included in general and administrative expense. The fair value of options granted in 2006 were estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 108.5%, based on a risk-free interest rate of 4.4% and expected option life of 3 years.

During the fiscal year the Company issued to key employees and consultants common stock shares in the aggregate amount of 11,500,000 for services rendered. The value of such shares was determined based on the fair market value of the Company’s stock on the date that such transaction was authorized. Accordingly, the Company, recorded a charge to earnings in the aggregate amount of $2,439,000

During the nine months ended March 31, 2007, the Company authorized the issuance of 4,015,000 in options and warrants of 2,044,440 to employees, officers, and consultants granting the right to purchase a like amount of common shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $785,259, all of which has been included in general and administrative expense. The fair value of options granted was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of approximately 80%, based on a risk-free interest rate of 4.8% and expected option life of 5 years.

During the nine months ended March 31, 2007, the Board of Directors authorized the issuance of 1,822,933 shares of common stock, with an aggregate value of $339,388 as compensation to consultants and employees. The stock value ranged in price from $.17 to $.20 per share, the fair value on the date of the awards.

Debt Conversions

During the second fiscal quarter ended March 31, 2006 the Company converted $369,000 and $171,000 of liabilities due to Microphase Corporation, and Janifast Ltd into 2,050,000 shares and 950,000 shares of stock and warrants, respectively. In addition the Company converted $50,000 of liabilities due to a strategic vendor into 331,864 shares of stock plus warrants of 277,778. The value attributable to the shares was based upon the market price of the Company’s common stock on the measurement date.

During the nine months ended March 31, 2007, the Company converted accounts payable of $909,294 into 5,617,062 shares of common stock.

Reparations

At various times during the second and third fiscal quarters of fiscal year end June 30, 2006, the Company issued shares of its common stock together with a like amount of warrants as reparation to affect revised pricing on previous private offerings. This additional consideration was afforded to stockholders who participated in the private placement of equity units and invested a minimum of 30% of their original investment. Each unit consisted of one share of stock and a warrant to purchase and equal amount of shares at $.18 per share. As addition consideration, each investor received the amount of shares that were required to bring the average cost of the total investment down to $.18 per share (range of original investment $.25 - $.35). A total of 29,848,271 of such shares were issued as reparation under such a program and the Company recorded a charge to earnings (Other Expense ) in the amount of $5,530,504. In addition, shares in the amount of 12,792,117 were issued and charged to “Additional Paid In Capital” as an appropriate incentive for the additional cash investment. Conversions, Settlements and Gain on Extinguishments

In addition, during the nine month period ended March 31, 2007, the Company became obligated to issue 11,007,819 of its common stock as reparation to affect revised pricing on previous private placements. This additional consideration was afforded to past investors who agreed to make an additional cash investment as part of a new private placement. The cost of such consideration was estimated to be the fair value of such shares at the time of the investment $1,202,730.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

8. STOCKHOLDERS’ EQUITY - (Continued)

As a result of the preceding, during the three years ended June 30, 2006, extinguishments, cancellations and conversions of debt for issuance of the Company’s common stock to related parties is summarized in Note 11 and amounts relating to strategic investors is summarized as follows:

	For the Years Ended June 30,
Equity Conversions of Debt with Strategic Vendors	2004	2005	2006

Number of Shares	110,467	635,296	3,331,864

Number of Warrants	5,069,200	1,356,696	3,277,778

Amount Converted to Equity	$1,963,202	$426,894	$590,000

Gain on Extinguishments of Debt	$ 150,058	$418,696	$30,608

During the year ended June 30, 2006, the Company recorded non-cash gain from settlements of $369,675

The Company has no commitments from affiliates or related parties to provide additional financings. The Company has, from time to time, been able to obtain financings from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates. (See also-Note 9 Related Party Transactions)

 STOCK INCENTIVE PLANS

A summary of the stock option activity for the years ended June 30, 2005, 2006 pursuant to the terms of both plans, which include incentive stock options and non-qualified stock options, is set forth on the below:

	NUMBER OF	WEIGHTED
	OPTIONS	AVERAGE
		EXERCISE PRICE
Outstanding at June 30, 2004	17,725,000	$.87
Granted	7,775,000.35
Exercised
Canceled /Expired	1,240,167	(2.05)
Outstanding at June 30, 2005	24,259,833.78
Granted	23,595,000.19
Exercised
Canceled/Expired	4,381,833.87
Outstanding at June 30, 2006	43,473,000.26
Exercisable at June 30, 2006	43,473,000	$.26

The fair value of options granted in fiscal year ended June 30, 2006 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of, 145.3% in 2005, and 108.5% in 2006, a 4.4% a risk-free interest rate and expected option life of 3 years.

The per share weighted average fair value of stock options granted during 2004, 2005 and 2006 was $.35, $.35 and $.16 respectively. The per share weighted average remaining life of the options outstanding at June 30, 2004, 2005, and 2006 is 2.88, 3.02 and 3.58 years, respectively.

 During fiscal 2006 the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for stock-based employee compensation, effective as of the beginning of the fiscal year

Prior to Fiscal year end 2006 mPhase has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options and certain compensating warrants granted to employees at fair market value. Had compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2005, been determined based on fair value at the grant dates, mPhase’s net loss for, 2004 and 2005 would have been increased to the pro forma amounts shown below.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

8. STOCKHOLDERS’ EQUITY - (Continued)

	Twelve months ended June 30,
	2004	2005
Net loss, as reported	$(7,758,586)	$(11,234,324)
Add: Stock-based employee compensation expense net	72,000	131,750
included in report of net income, net of related tax effects
Deduct: Total stock-based employee compensation expense	(810,080)	(444,396)
determined under fair
value based method for all awards, net of related tax effects
Pro forma net loss	$(8,486,666)	$(11,546,970)
Loss per share:
Basic and diluted-as reported	$(.10)	$(.10)
Basic and diluted-pro forma	$(.11)	$(.11)

    For the year ended June 30, 2004 the Company recorded non-cash charges and deferred compensation totaling $833,100 and $0 respectively, in connection with the grant of options covering 4,370,000 shares of common stock to employees and consultants and the Company recorded non-cash charges of $170,451 in connection with the grant of 500,000 compensating warrants to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company’s common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

For the year ended June 30, 2005, the Company recorded non-cash charges totaling $2,816,333 in connection with the grant of 7,775,000 options to employees and options to consultants for services rendered or to be rendered. For the year ended June 30, 2006, the Company recorded non-cash charges totaling $3,837,423 in connection with the grant of 23,595,000 options to employees and consultants.  Such charges are the result of the differences between the quoted market value of the Company’s common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

 The following summarizes information about stock options outstanding at June 30, 2006:

RANGE OF	NUMBER	WEIGHTED	WEIGHTED	NUMBER	WEIGHTED
EXERCISE	OUTSTANDING	AVERAGE	AVERAGE	EXERCISABLE	AVERAGE
PRICE		REMAINING	EXERCISE		EXERCISE
		CONTRACTUAL	PRICE		PRICE
LIFE
$0 - $.50	43,473,000	43 months	$.26	43,473,000	$.26

WARRANTS

During the nine months ended March 31, 2005, in connection with the private placements discussed above the Company issued 27,200,117 of warrants to investors and finders and when combined with warrants previously outstanding and exercised, expired or canceled, during the period result in the Company now having 75,428,473 with a weighted average price of $.48.

During May 2005 the Company adjusted the exercise price of $.45 per share of an investor’s 5 year warrant to purchase 714,296 shares of common stock. The warrant was originally issued in January 2005, to $.225 in July of 2005. In July of 2005 such investor exercised a portion of such warrant, as adjusted, to purchase 200,000 shares of the Company’s common stock generating $45,000 of net proceeds to the Company.

On July 20, 2005, at the Company’s annual meeting of Shareholders, the Shareholders’ ratified an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 shares.

During June and July 2005 the Company completed a private placement of equity units pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Each unit consists of one share of the Company’s common stock at $0.20 per share plus a five (5) year warrant to purchase one share of the Company’s common stock at $.25 per share. Such placement generated an aggregate of $3,488,000 of proceeds to the Company, to be used primarily to pay for research and development expenses and for general corporate purposes. A total of 14,140,000 shares of the Company’s common stock together with five (5) year warrants to purchase 14,140,000shares of the Company’s common stock at $.25 per share were issued in such private placement. In connection with such private placement, consultants and advisors received $253,500 of fees paid in cash and 476,500 shares of the Company’s common stock and five (5) year warrants to purchase 476,500 shares of the Company’s commons stock at $.25 per share.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

8. STOCKHOLDERS’ EQUITY - (Continued)

During the year ended June 30, 2005, the Company issued warrants to purchase 40,609,586 shares of common stock to investors and warrants to purchase 729,075 shares of common stock to finders, consultants and investment banking firms. Of such warrants, 39,124,586 shares of the Company’s common stock may be purchased for 5 years at $.25 shares and may be purchased at $.35 and 1,485,003shares may be purchased at $.50 in connection with private placements. Also, during the year ended June 30, 2005, the Company granted 5 year warrants to purchase 2,600,000 shares to consultants for services performed with an exercise price of $.25 to $.35 per share of common stock and warrants to purchase 4,616,571 shares to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities. Additionally, warrants cover 3,637,954 of common stock were exercised during the fiscal year ended June 30, 2005, generating net proceeds to the Company of $680,609. Also during the fiscal year ended June 30, 2005 a cashless exercise of warrants previously issued resulted in the issuance of 4,949,684 shares of the Company’s common stock. Additionally, during the fiscal year ended June 30, 2005, warrants covering 5,331,144 shares were cancelled or expired.

As of June 30, 2005, warrants covering 89,054,406 shares remain outstanding with a weighted average exercise price of $.36.

During The fiscal year ended June 30, 2006 the company issued 105,468,248 of warrants at exercises prices ranging from $.17 to $.25.and 21,694,335 expired or were cancelled. Such warrants were issued as part of investment units offerered in private placements and as reparation to reduce the exercise price. Included in this amount is 950,000 and 4,322,222 issued to Janifast and Microphase respectively at $.18. In addition Mr. Smiley received 1,647,877 and 697,692 warrants to purchase common stock at $.21 and $.18 respectively.

During the first fiscal quarter the Company issued 225,000 shares of common stock pursuant to the exercise of warrants issued prior to the 3 month period generating net cash proceeds of $45,000.

During the second fiscal quarter, the Company issued 1,714,286 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $294,857.

During the third fiscal quarter, the Company issued 12,530,834 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $2,525,867. The Company issued 1,250,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $250,000 to the Company.

As of June 30, 2006, warrants covering 157,108,199 shares remain outstanding with a weighted average exercise price of $.23.

9. RELATED PARTY TRANSACTIONS

Mr. Durando, the President and CEO of mPhase, and together with Mr. Ergul owns a controlling interest and is a director of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation. mPhase, and Janifast.

Mr. Abraham Biderman was employed until September 30, 2003 by our former investment-banking firm Lipper & Company. During the fiscal year ended June 30 2006, Mr. Biderman’s current firm Eagle Advisers, Inc. has acted as a finder of money in connection with finder’s fees of $782,567, as well as addition administrative and occupancy charges of $75,000

During the six month period ended March 31, 2006, Mr. Durando, Mr. Dotoli and Mr. Smiley made bridge loans to the Company in the aggregate amounts of $50,000, $100,000 and $150,000. The loans due Mr. Dotoli and Mr. Smiley are outstanding at March 31, 2006. All of the loans have since been repaid.

In addition, at various points during the six months ended March 31, 2007, Messrs, Durando, Dotoli and Smiley provided $490,000 in bridge loans to the Company which was evidenced by individual promissory notes. During December 2006, Messrs Durando and Dotoli agreed to convert their notes, in the amounts of $130,000 and $200,000 respectively, to a deferred compensation arrangement, the repayment terms of which have not been specified. Mr. Smiley has extended bridge loans to the Company of $160,000, evidenced by promissory notes for $101,000 and a $60,000 note with a 12% rate of interest. Both of the foregoing promissory notes are payable on demand.

 JANIFAST

During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is owned by U.S. Janifast Holdings, Ltd, a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances during the years ended June 30, 2002 and 2003. Pursuant to debt conversion agreements between the Company and Janifast, for the year ended June 30, 2001 Janifast received 1,200,000 shares of mPhase common stock canceling liabilities of $600,000, and for the year ended June 30, 2002 Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock for the cancellation of $720,000 of liabilities, as discussed in Note 10. During the year ended June 30, 2003 Janifast was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company’s common stock on the effective date of settlement. No gain or loss was recognized in

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

9. RELATED PARTY TRANSACTIONS – (Continued)

connection with conversions by Janifast for fiscal 2003. During the years ended June 30, 2003, 2004 and 2005 and the period from inception (October 2, 1996) to June 30, 2005, there has been $174,959, $2,771,925, 1,536,494 and $15,001,105, respectively, of invoices for products and services have been charged to inventory or expense and is included in operating expenses in the accompanying statements of operations. Effective December 30, 2004, Janifast Ltd. agreed to convert $200,000 of accounts payable into common stock of the Company at $.20 per share plus a 5 year warrant for a like amount of shares at $.25 per share. At June 30, 2005 the Company had $491,098 current accounts payable, which are included in due to related parties and additionally, at June 30, 2005, approximately $298,000 of undelivered purchase orders remain outstanding with Janifast.

During the six months ended March 31, 2006 and 2006 and the period from inception (October 2, 1996) to March 31, 2007, $544,449, $134,715 and $16,031,811 respectively have been charged by Janifast to inventory or is included in operating expenses in the accompanying statements of operations.

As a result of the foregoing transactions as of March 31, 2007, the Company had $132,151 payable to Janifast, which is included in amounts due to related parties in the accompanying balance sheet.

MICROPHASE

The company leases office space from Microphase at both its Norwalk and Little Falls location. Current rental expense is $5,000 and $13,800 per month at Norwalk and Little Falls respectively. In addition, Microphase provides certain  research and development services and shares administrative personnel from time to time. (SEE RELATED CHARTS BELOW)

		Year Ended June 30,
Charges and Expenses with Related Parties
	2004	2005	2006
Charges incurred with Janifast Ltd. included in:
Cost of sales and ending inventory	$2,771,925	$1,536,494	895,991
Total Janifast	$2,771,925	1,536,494	895,991
Charges incurred with Microphase Corp included in:
Cost of sales and ending inventory
(Including Royalties)	$140,123	$94,740	32,014
Research and development	84,494	60,000	197,639
General and administrative	231,068	304,030	302,167
Total Microphase Corp.	$455,685	$458,770	531,820
Total Charges with Related Parties included in:
Cost of sales and ending inventory	$2,912,048	$1,631,234	928,005
Research and development	84,494	60,000	197,639
General and administrative	231,068	304,030	302,167
Total Charges with Related Parties	$3,227,610	$1,995,264	1,427,811
Included in Cost of Sales in the Consolidated Statements of Operations
(including changes in inventory)
Janifast	3,507,476	1,275,960	770,441
Microphase (including royalties)	140,123	94,740	32,014
Total Related Expense Included in Cost of Sales	3,647,599	1,370,700	802,455

Beginning July 1, 2006, billings for all administrative services has been $5,000 per month. In addition, Microphase also charges fees for specific projects on a project-by-project basis. During the six months ended March 31, 2006 and 2006 and from inception (October 2, 1996) to March 31, 2007, $90,000, $142,250 and $8,869,365 respectively, have been charged to expense. As a result of the foregoing transactions as of March 31, 2007, the Company had a $204,131 payable to Microphase.

On August 30, 2004, the Company paid $100,000 in cash to Piper Rudnick LLP, outside legal counsel in the Company as part of a renegotiated settlement agreement that was originally effective as of March 31, 2002. The Company was in arrears with respect to payments due under the original settlement agreement and as part of the renegotiated agreement agreed to make the following payments:

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

9. RELATED PARTY TRANSACTIONS – (Continued)

a.          $25,000 on each of December 1, 2004, March 2005, June 1, 2005, September 1, 2005 and a $50,000 payment on December 1, 2005. Thereafter the Company is obligated to pay $25,000 on each of March 1, 2006, June 1 2006, and September 1, 2006 with a final payment of $75,000 of December 1, 2006.

b.         The Company also delivered a 5 year cashless warrant to purchase $150,000 worth of common stock at $.25 per share.

The warrant was valued pursuant to EITF 96-18, the ascribed value of the warrant minus the debt cancelled resulting loss of       $40,500.

As of March 31, 2007, the Company has made each payment owed to Piper Rudnick LLP, with the exception of the $25,000 payment due September 1, 2006 and the $75,000 payment due December 1, 2006.

As of June 30, 2004, Mr. Smiley and Microphase each agreed to extend to July 25, 2005, the maturity on their 12% convertible promissory notes in the principal amount of $100,000 and $180,000 respectively.

Additionally at June 30, 2004, Mr. Durando was owed $300,000 by the Company as evidenced by a non-interest bearing promissory note that was repaid in July 2004. As of June 30, 2004 a total of $55,000 in the aggregate was due to Mr. Durando and Mr. Dotoli for unpaid compensation.

Mr. Durando’s June 30, 2004 note payable balance of $300,000 was repaid by the Company during the nine month period ended March 31, 2005. During the first and second quarters of fiscal year 2005, Mr. Durando made additional bridge loans to the Company evidenced by various 12% demand notes in the aggregate of $525,000. Mr. Durando was repaid a total of $450,000 of such loans in January of 2005. In addition, Mr. Durando converted $13,954 of the principal amount of a $75,000 promissory note leaving unpaid principal of $61,046 outstanding. Mr. Durando converted $13,000 of accrued and unpaid interest on various promissory notes of the Company into 65,000 shares of common stock and a 5 year warrant to purchase a like amount of common stock at $.25 per share.

During the fiscal year ended June 30, 2005 Mr. Dotoli and Mr. Smiley, the COO, and CFO and General Counsel of the Company respectively, each lent the Company $75,000. Mr. Dotoli was repaid, the principal amount of such loan, in cash in January, 2005 and Mr. Smiley converted his $75,000 loan into 375,000 shares of common stock of the Company plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition, Mr. Smiley converted $9,975 of accrued interest into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. Finally Mr. Smiley received 25,000 additional shares of common stock as a market adjustment to his equity investment of $25,000 on August 30, 2004. Mr. Dotoli cancelled $3,750 of accrued and unpaid interest from August 15, 2004 through January 15, 2004 into 375,000 shares of common stock pursuant to the terms of a portion of a warrant that was exercised at $.01 per share previously given by the Company to Mr. Dotoli in exchange for and cancellation of unpaid compensation. On January 15, 2004, Mr. Smiley was awarded 425,000 shares of common stock as additional compensation.

In July of 2005, Mr. Smiley was repaid a loan of $35,000, without interest made to the Company in June of 2005. In the three month period ended September 30, 2005, Mr. Durando and Mr. Smiley lent the Company $50,000 and $100,000 respectively which was repaid by the Company, without interest in October of 2005.

 The Following Summaries Compensation to Related Parties for the Fiscal Year Ended June 30, 2006

Generally, as summarized below, the Company has offered conversion of debts to related parties on substantially the same terms as concurrent private placements (typically in $.30 units, such units including both shares of common stock and warrants to purchase a like amount of common stock) in addition to conversion of debts pursuant to terms of concurrent private placements and financial instruments which, pursuant to EITF 00-19 have been settled with the Company’s common stock as conditioned by benchmarks, generally coinciding with the Company’s negotiations to settle any and all obligations with Georgia Tech Research and its affiliate (see also Note 11) as follows:

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

9. RELATED PARTY TRANSACTIONS – (Continued)

The following summarizes compensation to related parties for the fiscal year ended June 30, 2006:

	Durando	Dotoli	Ergul	Biderman	Smiley	Guerino	Janifast	Microphase	Total

Consulting/Salary	$643,600	$357,000		$39,000	$175,000				$1,214,600
Directors Stipend	$7,500	$7,500				$7,500			$22,500
Rent				$36,000				$204,444	$240,444
Cost of Sales/Royalty							$770,441	$32,014	$802,455
Loan Interest								$10,800	$10,800
R&D								$197,639	$197,639
SG&A								$86,923	$86,923
Estimated Value of Stock Issued	$1,260,000	$525,000	$210,000	$105,000	$331,213				$2,431,213
Estimated Value of Options Issued	$1,596,200	$836,400	$273,740	$85,890	$213,850	$56,990			$3,063,070
Reparations Shares							$834,633	$728,434	$1,563,067
Totals	$3,507,300	$1,725,900	$483,740	$265,890	$720,063	$64,490	$1,605,074	$1,260,254	$9,632,711

The following summarizes compensation to related parties for the nine months ended March 31, 2007:

	Durando	Dotoli	Ergul	Biderman	Smiley	Guerino	Lawrence	Janifast	Microphase	TOTAL

Consulting / Salary	$295,200	$211,500			$150,000					$656,700
Directors Stipend	$7,500	$7,500	$3,750	$3,750	$3,750	$3,750	$3,750			$33,750
Rent									$45,000	$45,000
R&D									$165,035	$165,035
Finders Fees (including common shares)				$468,650						$468,650
Cost of Sales and SG&A								$134,715	$33,064	$167,779
Shares and Options	$196,000	$126,000	$63,000	$8,400	$56,000	$0	$0	$96,923	$0	$546,323
Totals	$498,700	$345,000	$66,750	$480,800	$209,750	$3,750	$3,750	$231,638	$243,099	$2,083,237

In addition to the above, the Company has paid a portion of the legal expenses of its officers and directors named in the Civil case filed by the SEC against Packetport.com, Inc. and others on November 15, 2005 (See page 41 "Legal Proceedings"). Such expenses amounted to approximately $433,000 in the nine months ended March 31,2007 and in the aggregate have totaled approximately $1,037,000 since May of 2002. (See also "Subsequent Events" on P32 of the prospectus).

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

9. RELATED PARTY TRANSACTIONS - (continued)

Equity Conversions of Debt and Other Financial Instruments with Related Parties

		June 30,
	2004	2005	2006
Janifast:
Number of shares	0	1,000,000	950,000
Number of warrants	0	1,000,000	950,000
Amount converted to equity	$0	$200,000	$171,000
Microphase Corporation:
Number of shares	0	1,250,000	2,050,000
Number of warrants	0	1,250,000	2,050,000
Amount converted to equity	$0	$250,000	$369,000
Strategic Vendor Conversions:
Number of shares	1,100,467	0	331,864
Number of warrants	5,069,242	0	277,778
Amount converted to equity	$1,963,202	$0	$50,000
Officers
Number of shares	0	1,009,875	0
Number of warrants (A)	0	1,009,875	0
Amount converted to equity	$0	$201,975	$0
Total Related Party Conversions
Number of shares	1,100,467	3,259,875	3,331,864
Number of warrants	5,069,242	3,259,875	3,277,778
Amount converted to equity	$1,963,202	$651,975	$590,000

10. INCOME TAXES

No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2006, mPhase has operating loss carryforwards of approximately $89.3 million and $88.7 million to offset future federal and state income taxes respectively, which expire at various times from 2016 through 2024. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

At June 30, 2006 the Company has net deferred income tax assets of approximately $34.15 million comprised principally of the future tax benefit of net operating loss carryforwards, which represents an increase of $6.9 million for the fiscal year ended June 30, 2006. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability.

11. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

mPhase has entered into various agreements with Georgia Tech Research (“GTRC”) and its affiliate, Georgia Tech Applied Research Corporation, (“GTARC”), pursuant to which the Company receives technical assistance in developing the commercialization of its Digital Video and Data Delivery System. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended, 2004, 2005 and 2006 totaled  $0, $0 and $0 respectively, and $13,539,952 from the period from inception through June 30, 2006.

If and when sales commence utilizing its legacy DVDDS digital broadcast television platform, mPhase will be obligated to pay to GTRC a royalty up to 5% of product sales, as defined.

As of June 30, 2006, mPhase is obligated to pay Lucent Technologies, Inc. $200,000 per month through and including the first of each month from July 1, 2005 through and including March 1, 2006 in connection with the development of its Nanotechnology product line. Additionally, the Company engages Lucent on a project-by-project basis for research and development of technical product related enhancements for its TV+ product. The Company owed Lucent $613,600 in accounts payable and accrued expenses through June 30, 2006. The amount incurred by the Company with Lucent for assistance with respect to its research and development activities during the years ended 2004, 2005 and 2006 totaled $2,328,602, 3,424,800, and $4,384,749 respectively, and $11,406,651 from the period from inception through June 30, 2006.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited for the Period Ended March 31, 2007)

11. COMMITMENTS AND CONTINGENCIES - (continued)

From time to time, mPhase may be involved in various legal proceedings and other matters arising in the normal course of business.  On November 15, 2005 a civil enforcement action (c.v. action no. 3:05 cv1747) was filed in Federal District Court in the State of Connecticut against Packetport.com, Inc. and others including Messrs. Durando and Dotoli in their individual capacity for alleged violations of the federal securities laws in connection with their activities as Officer’s and Director’s of Packetport.com during the year 1999-2000.  A summary of the Complaint is contained in SEC Litigation Release No. 19465 dated November 15, 2005.  The original complaint may be accessed on the SEC web site under http://www.sec.gov/litigation .  As noted in other public filings with the SEC, mPhase Technologies, Inc. is not named as a party to the civil action.  Both Messrs. Durando and Dotoli continue to deny any wrongdoing and will vigorously defend all allegations in the complaint.

12. SUBSEQUENT EVENTS

The Company’s current low levels of liquidity have required that payments of accounts payable to vendors, including research partners, be extended beyond terms.  The Company is actively engaged in negotiations with several vendors to work out an equitable restructure of payment terms and/or conversion of such debt into equity.

Subsequent to March 31, 2007, the Company has sustained operations primarily through the issuance of common stock in Private Placement Agreements pursuant to Regulation D of Rule 506 of the Securities Act of 1933, as amended with Accredited Investors. Since March 31, 2007 the Company has raised approximately $2.5 million under such agreements and issued in excess of 19.4 million shares of its common stock. In addition, pursuant to the terms of these agreements, the Company issued approximately 22.5 million shares to certain investors as reparation shares so as to reduce investors past cost per share and encourage additional investment. The proceeds of the Private Placement will be used for research and Development payments to vender and working capital. On June 26, 2007 massers Dotoli and Durando provided temporary working capital in the amount of $160,000 which was repaid on July 5, 2007.

The Company also approved various incentive compensation arrangements with employees and consultants involving the issuance of common stock and the granting of options to purchase such stock. In total, 12,150,000 of common shares with an estimated value of $1,822,000 and 2,600,000 options with an estimated value $230,000 of were issued under such program. Included in this amount were grants to the Messer’s Durando, Dotoli and Smiley of 4,000,000, 3,000,000 and 1,750,000 of restricted shares of common shares respectively for which an expense has been incurred of approximately $1,312,000. The exercise price of options granted ranged from $.20 to $.25 cents per share. In addition, the Company has incurred since March 31, 2007, and additional $172,541 in legal expenses in connection with the civil suit filed by the SEC on November 15, 2005 against Packetport.com, Inc and others (See Page 41 "Legal Proceedings").

On July 6, 2007, the Company announced that it had executed with Double U Master Fund, L.P, a limited partnership organized under the laws of the British Virgin Islands, a Private Equity Credit Agreement for an aggregate of up to $6 million in financing through the sale, from time to time of the common stock of mPhase at a 14% discount to its market value (determined as a set forth in the Private Equity Credit Agreement). The terms of the agreement provide that mPhase will have the option to  “PUT” up to $300,000 of its common stock to the Partnership per month upon the effectiveness of a Form S-1 Registration Statement covering such shared of common stock to be filed by the company in the near future. mPhase is not obligated to draw any minimum amount of money under the Private Equity Credit Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:

Securities and Exchange Commission Registration Fee		$762.55
NASD Filing Fee		$0
Nasdaq Listing Fee		-
Printing Expenses		$1,000
Accounting Fees and Expenses		$2,000
Legal Fees and Expenses		$5,000
Transfer Agent's and Registrar's Fees and Expenses		$0
Miscellaneous Expenses		$0
Total	$

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent is successful on the merits in any proceeding referred to in this paragraph.

Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

1. by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

2. or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

3. by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3-5 of the New Jersey Business Corporation Act.

Item 15. Recent Sales of Unregistered Securities During the Past 3 Years

The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration under the Act, pursuant to either Rule 506 of Regulation D of the Act in connection with private placements or Section 4(2) of the act in connection with respect to services preformed.

In August of 2003, the Company issued 333,334 shares of its common stock together with a like amount of warrants in a private placement pursuant to Rule 506 of Regulation D of the Act, generating net proceeds of $100,000 which was collected during the three month period ended on September 30, 2003.

During the six months ending December 31, 2003, the Company granted 924,667 shares of its common stock and warrants to purchase 249,667 shares of its common stock to consultants for services performed value at $307,243 and charged to operations during the period. Each transaction was pursuant to Section 4(2) of the Act.

During the three months ended December 31, 2003, the Company issued 500,000 shares of its common stock pursuant to warrants previously issued to purchase said shares pursuant to Rule 506 of Regulation D of the Act for an aggregate of $150,000 in cash.

In December of 2003, the Company issued to five accredited investors 2,300,000shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $805,000, $175,000 of which was collected in January, 2004. An advisor of the Company was issued 100,000 shares for assisting in this transaction.

In January of 2004, the Company issued to twenty-three accredited investors 7,160,720 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $2,506,250, all of which was collected in January, 2004.

In March and April of 2004, the Company issued to six accredited investors 1,811,429 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $634,000, all of which was collected in March and April, 2004. Two advisors of the company were issued 128,826 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share for assisting in this transaction.

The December 31, 2004 and outstanding subscriptions receivable balance of $ 50,000 was fully collected in January of 2005.

Additionally, the December 2004 private placement was closed out in January of 2005 with the placement of 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus5 year warrants for a like amount of shares with a strike price of $.25 per share generating net proceeds of $720,000 to the Company pursuant to Rule 506 of Regulation D of the Act.

A January Private Placement realized net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share. Each transaction was pursuant to Rule 506 of Regulation D of the Act.

In January of 2005 there were stock option awards issued to two consultants for services performed. The company granted 250,000 options to a consultant for professional services, these options provide for the right of stock purchase at an exercise price of $.25; these options have a five year life and expire in January of 2010. A second award issued a like number of options to another service provider under similar terms, except that the options associated with this second award offer a call feature, available to the company, for redemption of such options at a call price of $.45 at any time during their five year life. In aggregate, 400,000 options were issued in connection with these awards and will result in a charge to General and Administrative non-cash expense in the amount of $ 133,990 in the third quarter of fiscal 2005. The valuation of this charge was made on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model. Each transaction was pursuant to Section 4(2) of the Act.

In February of 2005, GTARC tendered 5,069,242 of cashless warrants which they held in connection with a previous debt settlement in exchange for 4,949,684 if the company's shares of common stock, the balance of the 119,558 warrants were effectively cancelled as a result of certain warrant exercise exchange provisions adjusting the exchange rate based on specified stock pricing experience as per the original debt settlement agreement.

On February 17 of 2005, the Company granted 2,600,000 warrants and 400,000 options to consultants for services performed valued at $ 1,328,600 and $ 204,400, respectively. The warrants and options provide the right to purchase a share of mPhase common stock at an exercise price $.45 and $.30 per share, respectively, over their 5 year life expiring in February of 2010. These warrant and option awards were valued on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model and the value of the award will be expensed to General and Administrative non-cash expenses in the third quarter of fiscal 2005. Each transaction was pursuant to Section 4(2) of the Act.

In January of 2005, Martin Smiley was awarded additional compensation of 400,000 shares of common stock.. This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

In late February and early March of 2005, the Company converted approximately $173,898 in accounts payable due various vendors into 535,296 shares of common stock aggregating $183,310 in full settlement of those obligations and pursuant to Section 3(a)(9) of the Act.

During May 2005 the Company adjusted the exercise price of $.45 per share of an investor's 5 year warrant to purchase 714,296 shares of common stock. The warrant was originally issued in January 2005, to $.225 in July of 2005. In July of 2005 such investor exercised a portion of such warrant, as adjusted, to purchase 200,000 shares of the Company's common stock generating $45,000 of net proceeds to the Company.

On July 20, 2005, at the Company's annual meeting of Shareholders, the Shareholders ratified an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 shares.

During June and July 2005 the Company completed a private placement of equity units pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Each unit consists of one share of the Company's common stock at $0.20 per share plus a five (5) year warrant to purchase one share of the Company's common stock at $.25 per share. Such placement generated an aggregate of $3,488,000 of proceeds to the Company, to be used primarily to pay for research and development expenses and for general corporate purposes. A total of 14,140,000 shares of the Company's common stock together with five (5) year warrants to purchase 14,140,000 shares of the Company's common stock at $.25 per share were issued in such private placement. In connection with such private placement, consultants and advisors received $253,500 of fees paid in cash and 476,500 shares of the Company's common stock and five (5) year warrants to purchase 476,500 shares of the Company's commons tock at $.25 per share.

In July of 2005 a private placement of 622,000 shares, each with two separate 5 year warrants were sold for $ 155,000, each warrant specifying the right to purchase one additional share at $.25 and $.50, respectively. A September private placement of 1,050,000 shares, each with two separate 5 year warrants were sold for $ 247,400, each warrant specifying the right to purchase one additional share at $.25 and $.35, respectively. A total of 3,344,000 shares have been reserved to provide for conversion in connection with these warrants.

Effective for the six-month period ended December 31, 2005 the Company issued the following unregistered securities:

The Company issued 4,648,625 shares together with 5 year warrants to purchase 4,648,625 shares at $.25 per share including 48,625 shares and warrants to purchase 48, 625,000 as finder's fees in a private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $920,000 of gross proceeds available to the Company to be used for general corporate purposes.

In addition the Company issued 200,000 shares of common stock pursuant to the exercise of warrants issued prior to the 3 month period generating net cash proceeds of $45,000. The Company also issued 450,000 shares for services valued at $99,000.

The Company issued 9,877,000 shares of its common stock together with 5 year warrants to purchase a like amount of shares at $.20 per share in two private placements pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $2,167,400 of gross proceeds also to be used for general corporate purposes.

The conversion of $369,061 and $175,000 of liabilities due to Microphase Corporation, and Janifast Ltd into 2,050,000 shares and 950,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreements were met, in which no gain or loss was recognized on the conversion of $544,061 of debt.

The Company issued 1,702,900 shares together with of 5 year warrants to purchase 1,702,900 shares of the Company's common stock to accredited investors at $.20 per share in a private placement generating pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $340,580 of gross proceeds available to the Company to be used for general corporate purposes.

The Company issued 11,477,785 shares together with of 5 year warrants to purchase 11,477,785 shares of the Company's common stock to accredited investors at $.18 per share in a private placement generating pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $2,238,973 of gross proceeds available to the Company to be used for general corporate purposes.

The Company also issued 35,196,777 shares of its common stock together with a like amount of warrants to affect revised pricing on previous private offerings.

The Company issued 772,128 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $192,000 to the Company.

Effective for the three-month period ended March 31, 2006 the Company issued the following unregistered securities:

The Company issued 29,861,772 shares together with 5 year warrants to purchase 29,861,772 shares of the Company's common stock to accredited investors at $.18 per share in a private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $5,065,265 of gross proceeds available to the Company to be used for general corporate purposes. The Company issued 12,530,834 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $2,525,867 to the Company.

Effective for the three month period ended June 30, 2006, the Company issued no unregistered securities:

The Company did issue during the fourth quarter of its fiscal year 1,250,000 shares of its common stock registered in its Form S-1 effective May 15, 2006 pursuant to the exercise of warrants, generating net proceeds of $250,000 to the Company.

At various points during the fiscal year ended June 30, 2006, the Company issued stock options to employees and officers for the right to purchase 23,595,000 shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $3,837,423, all of which has been included in general and administrative expense. The fair value of options granted in 2006 were estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 108.5%, based on a risk-free interest rate of 4.4% and expected option life of 3 years.

In addition, the Company issued approximately 2,426,698 shares as finders fees and 12,792,117 shares as additional incentive to investors in the private placements during the year.

During the quarter ended September 30, 2006, the Company issued 6,780,716 shares of its common stock together with 5,555,556 of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.18 per share in private placements generating net proceeds of $1,104,000.

Also during the quarter ended September 30, 2006, the Company issued 138,889 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $25,000 to the Company. In August 2006 the Company authorized the issuance of 3,310,000 options to employees and officers for the right to purchase a like amount of common shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $463,400, all of which has been included in general and administrative expense. The fair value of options granted were estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 95.6%, based on a risk-free interest rate of 4.7% and expected option life of 3 years.

During the quarter ended Sept 30, 2006, the Board of Directors authorized the issuance of 1,220,900 shares of common stock to certain consultants. The stock value ranged from $.17 to $.20 per share, the fair value on the date of the awards.

During the quarter ended December 31, 2006, the Company issued 6,622,223 shares of its common stock together with 1,388,889 of 5 year warrants to purchase one share each of the Company’s common stock, with an exercise price of $.18 per share in private placements generating net proceeds of $833,866. Included in these amounts are finders fees paid in cash and 566,667 additional shares of common stock.

During the quarter ended December 31, 2006, the Company issued 12,101,780 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $1,669,668 to the Company. In addition, the Company issued to certain investors 11,111,112 new 5 year warrants to purchase one share of the Company’s common stock, with an exercise price ranging from $.15 - $.18 per share.

During the six months ended December 31, 2006, the Company authorized the issuance of 3,852,500 options to employees and officers for the right to purchase a like amount of common shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $534,468, all of which has been included in general and administrative expense. The fair value of options granted was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 95.6%, based on a risk-free interest rate of 4.8% and expected option life of 5 years.

During the six months ended December 31, 2006, the Board of Directors authorized the issuance of 1,822,983 shares of common stock, with an aggregate value of $339,388 as compensation to consultants and employees. The stock value ranged in price from $.17 to $.20 per share, the fair value on the date of the awards. During the six months ended December 31, 2006, the Company converted accounts payable of $307,425 into 1,873,092 shares of common stock.

In addition, during the quarter ended December 31, 2006, the Company became obligated to issue 7,013,888 of its common stock as reparation to affect revised pricing on previous private placements. This additional consideration was afforded to past investors who agreed to make an additional cash investment as part of a new private placement. The cost of such consideration was estimated to be the fair value of such shares at the time of the investment ($.18 per share) and amounted to a $699,496 charge to earnings and an appropriate charge to Additional Paid in Capital of the Company.

During the quarter ended March 31, 2007, the Company issued 14,973,083 shares of its common stock. In private placements generating net proceeds of $1,787,850, included in these amounts are finders fees paid in cash and $198,650.

During the quarter March 31, 2007, the Company issued 2,500,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $375,000 to the Company.

During the nine months ended March 31, 2007, the Company authorized the issuance of 4,015,000 in options and warrants of 2,044,440 to employees, officers, and consultants granting the right to purchase a like amount of common shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $785,259, all of which has been included in general and administrative expense. The fair value of options granted was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of approximately 80%, based on a risk-free interest rate of 4.8% and expected option life of 5 years.

During the nine months ended March 31, 2007, the Board of Directors authorized the issuance of 1,822,933 shares of common stock, with an aggregate value of $339,388 as compensation to consultants and employees. The stock value ranged in price from $.17 to $.20 per share, the fair value on the date of the awards.

Item 16. Exhibits and Financial Statements

Exhibit
Number	Description
2.1*

Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997 (incorporated by reference to Exhibit 2(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

2.2*

Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998 (incorporated by reference to Exhibit 2(b) to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

3.1*

Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979 (incorporated by reference to Exhibit 3(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.2*

Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc. dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.3*

Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc. filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.4*

Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc. filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.5*

Certificate of Amendment of Certificate of Incorporation of Lightpaths TP Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.6*

Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

3.7*	Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
4.1*

Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.2*

Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.3**	Form of Warrant.
4.4**	Warrant issued to Piper Rudnick LLP.
4.5**	Warrant issued to Piper Rudnick LLP.
4.6**	Form of Subscription Agreement, dated December 15, 2001.
4.7	Form of Agreement with Dutchess Equity Limited Partnership II, L.P. dated as of December 20, 2005, governing the terms of the Put Options.

5.1	Opinion of Martin S. Smiley, General Counsel to the Company.
10.1*

License Agreement, dated March 26, 1998, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

10.2*

First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.3*	Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).
10.4*	Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).
10.5*

Employment Agreement between Martin S. Smiley and the Company, dated as of August 15, 2000 (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.6*

Employment Agreement between David C. Klimek and the Company, dated as of April 1, 2001 (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.7*

Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and Flextronics International USA, Inc (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.8*

Supply Agreement by and between the Company and Hart Telephone Company, Inc., date of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.9*

Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.10*	Company’s 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no.000-30202)).
10.11*

License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and Microphase Corporation. (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.12(a)*

Assignment Agreement, dated February 17, 1997, by and between the Company and Microphase Corporation. (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33- 63262)).

10.12(b)*	Distribution Agreement effective May 15, 2002 by and between Corning Cable System and the Company.
10.13*

Development Agreement between Lucent Technologies, Inc. and mPhase Technologies, Inc., effective as of December 1, 2002, relating to Video Services Switch and Statement of Work, dated December 9, 2002.***

10.14*	Purchase Order between the Company and Lucent Technologies, Inc., dated December 15, 2002, for cost reduction of the mPhase Traverser INI set box.***
10.15*	Co-Branding Agreement, dated as of January 21, 2003, between the Company and Lucent Technologies, Inc.

10.16*	Systems Integrator Agreement, dated as of April 4, 2003, between the Company and Lucent Technologies, Inc.***
10.17*	Development Agreement between Lucent Technologies, Inc. and mPhase Technologies, Inc., relating to Broadcast Television Switch (BTS) effective as of September 15, 2003.***
10.18*	Development Agreement effective February 3, 2004 between Lucent Technologies, Inc. and mPhase Technologies, Inc. for development of micro fuel cell NanoTechnology.***
10.19***	Software License Agreement between Espial Group, Inc, a Canadian Corporation and mPhase Technologies entered into November 28, 2004
10.20***	Software Development Agreement between Magpie Telecom Insiders, Inc, and mPhase Technologies, dated September 2, 2004 and Work Order dated January 3, 2005
10.21***	Development Agreement effective March 11, 2005 between Lucent Technologies Inc and mPhase Technologies relating to development of Magnetometers
10.22*	Amendment No. 2 to Development Agreement dated as of March 9, 2005 relating to Micro Power Source Cells between mPhase Technologies, Inc and Lucent Technologies Inc.
10.23***	Amendment No. 2 to Development Agreement between Lucent Technologies, Inc. and mPhase Technologies, Inc. dated as September 15, 2003
10.24***	Amendment No. 3 to Development Agreement between Lucent Technologies, Inc. and mPhase Technologies, Inc. dated as of September 15, 2003.
10.25***	Amendment No.4 to Development Agreement between Lucent Technologies, Inc. and mPhase Technologies, In. dated as of September 12, 2003.
10.26***	Annexure B Statement of Work dated August 22, 2005, to Development Agreement, dated September 1, 2004 between Magpie Insiders, Inc. and mPhase Technologies, Inc.
10.27***	Annexure C Statement of Work dated January 25, 2006 to Development Development Agreement dated September 1, 2004 between Magpie Insiders, Inc. and mPhase Technologies, Inc.
10.28***	3rd Amendment to Software License dated March 10, 2006 between Espial and mPhase Technologies, Inc.
10.29***	4th Amendment to Software License dated June 27, 2006 between Espial Group, Inc. and mPhase Technologies, Inc.
10.29 (a)**	Amendment to the November 23rd 2004 Mutual NDA dated November 10, 2006
10.30**	Common Amendment to Statement of Work Velankani and mPhase Technologies, Inc dated November 14, 2006
10.31**	Content License and Service Agreement between Accedo Broadband a Swedish Corp and mPhase Technologies, Inc dated December 15, 2006
10.32A**	Agreement between Rubenstein Investor Relations, Inc and mPhase Technologies, Inc dated January 16, 2007
10.32B**	Services Agreement between Rubenstein Associates, Inc and mPhase Technologies, Inc dated January 22, 2007
10.33**	Memorandum of Understanding between Latens and mPhase Technologies, Inc dated January 23, 2007
10.34**	Amendment #4 between Lucent Technologies and mPhase Technologies, Inc dated February 3, 2007
10.35**	First Amendment to the Master Work Agreement between Velankani and mPhase Technologies, Inc dated February 6, 2007
10.36**	Cooperative Research Agreement between Rutgers and mPhase Technologies, Inc dated February 5, 2007
10.37**	Statement of Work Espial and mPhase Technologies, Inc dated February 22, 2007
10.38**	Payment Agreement between Espial and mPhase Technologies, Inc dated February 22, 2007
10.39**	Reseller Agreement between Steeleye Technologies and mPhase Technologies, Inc dated March 28, 2007
10.40**	Consulting Agreement between CT Nanobusiness Alliance and mPhase Technologies, Inc. dated May 10, 2007
10.41**	Escrow Agreement between Wilson Sonsini Goodrich & Rosati and mPhase Technologies, Inc dated May 2007
10.42**	Non-Exclusive Distribution Agreement between Netdialogue and mPhase Technologies, Inc. dated December 13, 2006
10.43**	Cooperative Research and Development Agreement between US Army Picatinny and mPhase Technologies, Inc dated December 20, 2006

10.44**	Amendment # 5 between Lucent Technologies Inc and mPhase Technologies, Inc.
10.45**	Private Equity Credit Agreement by and between mPhase Technologies, Inc. and Double U Master Fund LP. Dated as of June 27, 2007.
21*	List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
23.1*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
23.2*

Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

23.3*

Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

23.4	Consent of Schuhalter, Coughlin & Suozzo, LLC.
23.5	Consent of Rosenberg Rich Baker Berman and Company.
24.1**	Power of Attorney (included as a part of the signature page of the initial filing of this
Registration Statement).

* Incorporated by reference.
** Previously filed.
*** Portions of such documents have been omitted pursuant to Rule 406 of the Securities Act of 1933, or Rule 24(b-2) of the Securities Exchange Act of 1934. Omitted portions of documents have been separately filed with the Securities and Exchange Commission.

Item 17. Undertakings.

1. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

2.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

3.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee” table in this Registration Statement;

4.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

1.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 13th day of August 2007.

mPHASE TECHNOLOGIES, INC.

 /s/ Ronald A. Durando
By: Ronald A. Durando
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Necdet F. Ergul	Chairman of the Board of Directors	August 13, 2007
*
Ronald A. Durando	President, Chief Executive Officer	August 13, 2007
*	and Director (Principal Executive Officer)

/s/ Martin S. Smiley	Executive Vice President, Director	August 13, 2007
Chief Financial Officer, and General Counsel
(Principal Financial and Accounting
Officer)

Anthony H. Guerino	Director	August 13, 2007
*

Gustave T. Dotoli	Director and Chief Operating Officer	August 13, 2007
*
Victor Lawrence	Director	August 13, 2007

Abraham Biderman	Director	August 13, 2007
*

By: /s/ Martin S. Smiley
Martin S. Smiley
Attorney-in-fact